   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 27, 1997.
                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-1
                            ------------------------
                         CULTURALACCESSWORLDWIDE, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                             7389                     52-1309227
   (State or other jurisdiction       (Primary Standard Industrial      (I.R.S. Employer
of incorporation or organization)     Classification Code Number)     Identification No.)

                        2200 CLARENDON BLVD., 11TH FLOOR
                           ARLINGTON, VIRGINIA 22201
                                 (800) 522-3447
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                                JOHN FITZGERALD
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         CULTURALACCESSWORLDWIDE, INC.
                        2200 CLARENDON BLVD., 11TH FLOOR
                           ARLINGTON, VIRGINIA 22201
                                 (800) 522-3447
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:

  ANDREW J. BECK, ESQ.             FREDERICK W. DREHER, ESQ.
     HAYTHE & CURLEY             DUANE, MORRIS & HECKSCHER LLP
     237 PARK AVENUE                 4200 ONE LIBERTY PLACE
NEW YORK, NEW YORK 10017     PHILADELPHIA, PENNSYLVANIA 19103-7396
     (212) 880-6000                      (215) 979-1000

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. h
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. h _________
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. h _________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. h
                            ------------------------
                       CALCULATION OF REGISTRATION FEE
[CAPTION]

     TITLE OF EACH CLASS                                      PROPOSED MAXIMUM          PROPOSED MAXIMUM
       OF SECURITIES TO               AMOUNT TO BE             OFFERING PRICE           AGGREGATE OFFER-
        BE REGISTERED                REGISTERED (1)            PER SHARE (2)             ING PRICE (2)
Common Stock
  ($.01 par value)..........           4,600,000                   $18.00                $82,800,000.00
     TITLE OF EACH CLASS
       OF SECURITIES TO                AMOUNT OF
        BE REGISTERED               REGISTRATION FEE
Common Stock
  ($.01 par value)..........           $25,091.00

(1) Includes 600,000 shares that the Underwriters have the option to purchase from the Registrant to cover any over-allotments.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
                 SUBJECT TO COMPLETION, DATED OCTOBER 27, 1997
PROSPECTUS
                           CulturalAccessWorldwide(SM)
                                 4,000,000 Shares
                                  Common Stock
                            ------------------------
     All of the 4,000,000 shares of Common Stock being offered hereby (the "Offering") are being offered by CulturalAccessWorldwide, Inc. ("CulturalAccess" or the "Company").
     Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $16.00 and $18.00 per share. See "Underwriting" for information related to the factors to be considered in determining the initial public offering price. Application will be made for inclusion of the Common Stock for quotation on the Nasdaq Stock Market's National Market under the symbol "CAWW."
                            ------------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS. ANY   REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------
[CAPTION]

                                                                                        UNDERWRITING
                                                                PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                                                 PUBLIC                COMMISSIONS(1)              COMPANY(2)
Per Share...........................................               $                         $                         $
Total(3)............................................               $                         $                         $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting offering expenses estimated at $       .
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 600,000 additional shares of Common Stock on the same terms as set forth above solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $       , $
    and $       , respectively.
                            ------------------------
     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
                  , 1997 at the offices of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.
                            ------------------------
Smith Barney Inc.                                       Bear, Stearns & Co. Inc.
                  , 1997
                         [Graphic gatefold to be added]
     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVERALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------
     The Company intends to furnish to its stockholders annual reports containing audited financial statements and quarterly reports containing unaudited financial statements.
                            ------------------------
                               PROSPECTUS SUMMARY
     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND COMBINED FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES (I) NO EXERCISE OF THE UNDERWRITERS' OPTION TO PURCHASE FROM THE COMPANY UP TO 600,000 SHARES OF COMMON STOCK TO COVER OVER-ALLOTMENTS, IF ANY, AND (II) NO CONVERSION OF THE OUTSTANDING 6% CONVERTIBLE PROMISSORY NOTES OF THE COMPANY DUE DECEMBER 1, 2000. SEE "USE OF PROCEEDS" AND "CERTAIN TRANSACTIONS." THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE BASED ON MANAGEMENT'S ESTIMATES, ASSUMPTIONS AND PROJECTIONS. IMPORTANT FACTORS THAT COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPECTED BY MANAGEMENT INCLUDE THE INABILITY OF THE COMPANY TO CARRY OUT ITS GROWTH STRATEGY AND THE OTHER FACTORS DISCUSSED UNDER "RISK FACTORS." PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER "RISK FACTORS."
                                  THE COMPANY
     CULTURALACCESSWORLDWIDE, INC. is a rapidly growing outsourced marketing services company that assists Fortune 500 companies in penetrating complex and hard-to-reach market segments. The Company plans and executes integrated and cost-effective marketing, sales and customer service programs using various combinations of the Company's core competencies including market research, database analysis, strategic planning, telesales/services, direct mail, sales force support systems, sales territory management, product sampling and fulfillment. The Company has expertise in serving corporations in industries that are undergoing dramatic changes due to consolidation, deregulation and technological innovation. These industries include pharmaceutical, telecommunications and financial services.
     The Company has marketing, sales and customer service expertise, supported by proprietary systems and technologies, that enables its clients to access increasingly important "Culture Markets." The Company targets Culture Markets which it believes are underpenetrated by many goods and services and represent substantial business-building opportunities for Fortune 500 companies. The Company also believes that these Culture Markets are disproportionately responsive to culturally sensitive marketing and sales activities. The Company's targeted Culture Markets are as follows:

ETHNIC CULTURE MARKETS     GENERATIONAL CULTURE MARKETS     HEALTHCARE CULTURE MARKETS
-----------------------    -----------------------------    ---------------------------
       Hispanic                  Mature (age 50+)                   Physicians
         Asian                   College Students                   Pharmacists
   African-American                                                  Patients


     The Company has demonstrated its ability to meet the diverse and growing outsourced marketing needs of its clients. Through technology, management systems and well-established working relationships, the Company is integrated into the daily activities of its clients. In the first six months of 1997, the Company's top ten clients in alphabetical order were Astra Merck, Inc. ("Astra Merck"), ESI Lederle (a division of Wyeth Ayerst Inc.), Global One, Johnson & Johnson, Knoll Pharmaceutical, Inc. ("Knoll"), Novartis Pharmaceutical Corporation ("Novartis"), The Purdue Frederick Company ("Purdue Frederick"), Schering Plough Corp. ("Schering Plough"), G.D. Searle & Co. ("G.D. Searle") and Sprint Corp. ("Sprint"). The Company's top ten clients have been clients of the Company for at least three years, and seven of the top ten have been clients for longer than five years. The Company believes that these relationships develop because its services, which produce clearly measurable results, increase its clients' sales and market share and/or reduce its clients' overall cost of sales/services.


     The Company was founded in 1983 and is headquartered in Arlington, Virginia with offices in California, Florida, New Jersey, Pennsylvania and Texas. On a pro forma basis to reflect acquisitions, the Company's revenues increased by 35.9% during the first six months of 1997 compared to the first six months of 1996, and the Company improved its operating margin from 9.9% to 13.0% during the same periods. As of June 30, 1997, the Company had approximately 1,100 employees.

                           FAVORABLE BUSINESS TRENDS
     The Company believes that it is operating in a high growth, high opportunity business environment driven by the following favorable business trends:

     GROWTH IN OUTSOURCING. The broad acceptance of outsourcing within Corporate America is resulting in increased outsourcing of marketing, sales and customer service functions.

     GROWTH IN DIRECT MARKETING. In 1995, $1.1 trillion in business and consumer sales were achieved through direct marketing, up 41% from the $780 billion spent in 1990.

     GROWTH IN PHARMACEUTICAL MARKETING SPENDING. Pharmaceutical industry expenditures on programs promoting, marketing and selling its products through direct channels are expected to grow at 8% per year from a base of $5.4 billion in 1996.
     GROWTH IN ETHNIC AND MATURE POPULATIONS. According to the U.S. Census Bureau, the Hispanic and Asian populations in the United States are projected to grow by approximately 53% and 63%, respectively, between 1995 and 2010, which is more than four times greater than the general population's projected growth. During the same period, the 50 year and older age group is projected to grow faster than any other age group in the population.
     GROWTH IN ACCOUNTABILITY OF MARKETING AND SALES ACTIVITIES. There is increasing pressure within Corporate America to demonstrate a measurable return on marketing and sales investments.
     GROWTH IN CUSTOMER-FOCUSED MANAGEMENT PRACTICES. There is increasing recognition of the fundamental need to "speak the language" of the customer as a means of improving customer retention rates.
                            COMPANY GROWTH STRATEGY
     The Company intends to continue its rapid growth by implementing the following strategies:
     EXPLOIT NICHE MARKET OPPORTUNITIES. In each niche that it pursues, the Company's goal is to build and maintain a leading position as a specialized outsourced marketing services provider. The Company focuses its outsourced marketing efforts on ethnic, generational and healthcare Culture Markets. Through its experience, technology and management systems, the Company has demonstrated its effectiveness in communicating its clients' products and services to complex and hard-to-reach Culture Markets.
     DRIVE INTERNAL GROWTH. The Company plans to continue to grow internally by further penetrating existing client relationships, acquiring new client relationships, cross-selling established services and introducing new service offerings. The Company is committed to a formal and systematic approach to business development. The Company has a long history of achieving high levels of client satisfaction and has significantly expanded client relationships as a result of demonstrated performance.
     PURSUE COMPLEMENTARY ACQUISITIONS. The Company will continue to make "platform" acquisitions in order to establish a strong initial presence in a niche market or to strengthen its presence within a niche. The Company also pursues tactical acquisitions to broaden its geographic presence, strengthen its existing skills and gain complementary services. The Company seeks acquisitions with a history of proven performance, experienced management and potential for growth. The Company's management team is experienced in identifying, acquiring and integrating businesses.
     LEVERAGE MANAGEMENT EXPERTISE AND CORPORATE INFRASTRUCTURE. The Company believes it can achieve additional economies of scale which will contribute to improved financial performance. Each operating unit has a core executive group in place with the experience to drive additional growth and manage an expanding business. The continued identification of synergies between operating units is a top management priority.
     MAINTAIN TECHNOLOGICAL LEADERSHIP. The Company will continue to invest in proprietary systems and technologies that will provide it with competitive advantages. The Company's technology strategy is driven by its objective to maximize reliability, integration and flexibility.
                                  THE OFFERING

Common Stock being offered....................................  4,000,000 shares
Common Stock to be outstanding after the Offering (1).........  8,930,667 shares
Use of proceeds...............................................  To repay certain indebtedness, to redeem preferred stock, to finance future acquisitions and internal growth and for other general corporate purposes
Proposed Nasdaq National Market symbol........................  CAWW

---------------

(1) Does not include 800,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Option Plan (the "Stock Option Plan"). See "Management -- Executive Compensation -- Stock Option Plan," "Shares Eligible for Future Sale" and Note 11 of Notes to the Company's Combined Financial Statements. Includes (i) 166,667 shares of Common Stock to be issued upon conversion of the 6% convertible subordinated promissory note of the Company due December 1, 1998 (the "Convertible Note") upon the consummation of the Offering and (ii) 500,000 shares of Non-Voting Common Stock which are convertible into Common Stock on a share-for-share basis at the option of the holder commencing upon the consummation of the Offering. Unless otherwise indicated, information in this Prospectus regarding the Common Stock includes such shares of Non-Voting Common Stock.

                         SUMMARY FINANCIAL INFORMATION
                      (IN THOUSANDS EXCEPT FOR SHARE DATA)

                                                                                                            SIX MONTHS ENDED JUNE
                                                               FIVE MONTHS     YEAR ENDED DECEMBER 31,               30,
                                                                  ENDED     ------------------------------  ----------------------
                                        YEAR ENDED JULY 31,     DECEMBER                        PRO FORMA
                                       ----------------------      31,                         AS ADJUSTED
                                        1992    1993    1994      1994       1995     1996      1996 (1)       1996        1997
                                       ------  ------  ------  -----------  ------  ---------  -----------  -----------  ---------
                                                                                                            (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues.............................. $1,660  $2,796  $4,397    $ 2,728    $9,047  $  16,286  $   38,102    $   8,076   $  15,025
Cost of revenues......................    514   1,182   1,720      1,437     4,396      8,639      19,026        4,176       8,830
                                       ------  ------  ------  -----------  ------  ---------  -----------  -----------  ---------
Gross profit..........................  1,146   1,614   2,677      1,291     4,651      7,647      19,076        3,900       6,195
Selling, general and administrative...  1,073   1,518   2,715        807     4,540      7,728      18,600        2,862       3,497
                                       ------  ------  ------  -----------  ------  ---------  -----------  -----------  ---------
Income (loss) from operations.........     73      96     (38)       484       111        (81)        476        1,038       2,698
Interest income (expense).............     --      --      (3)        (2)       24       (101)         87          (23)     (1,085)
Other income (expense)................     --      --      --         --         5       (200)       (153 )          5        (456)
                                       ------  ------  ------  -----------  ------  ---------  -----------  -----------  ---------
Income (loss) before income taxes.....     73      96     (41)       482       140       (382)        410        1,020       1,157
Tax (expense) benefit (2).............     --     (33)     --         --        --         88        (164 )         --        (494)
                                       ------  ------  ------  -----------  ------  ---------  -----------  -----------  ---------
Net income (loss)..................... $   73  $   63  $  (41)   $   482    $  140  $    (294) $      246    $   1,020   $     663
                                       ------  ------  ------  -----------  ------  ---------  -----------  -----------  ---------
                                       ------  ------  ------  -----------  ------  ---------  -----------  -----------  ---------
                                                                                                                         JUNE 30,
                                                                                                                           1997
                                                                                                                         ---------
                                              JULY 31,                  DECEMBER 31,
                                       ----------------------  ------------------------------
                                        1992    1993    1994      1994       1995     1996                                ACTUAL
                                       ------  ------  ------  -----------  ------  ---------                            ---------
BALANCE SHEET DATA:
Current assets........................ $  343  $  650  $1,110    $   994    $2,463  $   1,963                            $   6,727
Total assets (3)......................    354     705   1,240      1,152     2,749      3,309                               16,296
Current liabilities...................    137     414     996        429     2,159      1,751                               11,013
Long-term debt, less current
  maturities..........................     --      16      10          6        --     16,201                               17,105
Mandatorily redeemable preferred
  stock...............................     --      --      --         --        --      1,800                                3,744
Stockholders' equity (deficit)........    193     276     234        717       590    (16,443)                             (15,566)

                                         PRO FORMA
                                        AS ADJUSTED
                                         1997 (1)
                                        -----------

STATEMENT OF OPERATIONS DATA:
Revenues..............................   $  25,915
Cost of revenues......................      14,772
                                        -----------
Gross profit..........................      11,143
Selling, general and administrative...       7,780
                                        -----------
Income (loss) from operations.........       3,363
Interest income (expense).............          65
Other income (expense)................        (491)
                                        -----------
Income (loss) before income taxes.....       2,937
Tax (expense) benefit (2).............      (1,206)
                                        -----------
Net income (loss).....................   $   1,731
                                        -----------
                                        -----------

                                         PRO FORMA
                                        AS ADJUSTED
                                            (4)
                                        -----------
BALANCE SHEET DATA:
Current assets........................   $  30,681
Total assets (3)......................      56,430
Current liabilities...................       6,855
Long-term debt, less current
  maturities..........................       1,446
Mandatorily redeemable preferred
  stock...............................          --
Stockholders' equity (deficit)........      48,129


---------------
(1) Adjustments on a Pro Forma as Adjusted basis include pro forma adjustments to reflect acquisitions as of the periods presented and further give effect to the sale of shares of Common Stock offered hereby and to the reduction in interest expense and dividends on the preferred stock of the Company (the "Preferred Stock") resulting from the assumed use, as of January 1, 1996, of the estimated net proceeds of the Offering to retire outstanding debt and redeem Preferred Stock as described under "Use of Proceeds." See "Unaudited Pro Forma Financial Information."

(2) In December 1996, the Company became a C Corporation for income tax purposes. Prior to that, the Company was an S Corporation; accordingly, no taxes were recorded by the Company. The data for the six months ended June 30, 1997, and the Pro Forma as Adjusted data for 1996 and 1997 include a provision for income taxes. Had the Company been a C Corporation for all of 1996, its provision (benefit) for income taxes and net income would have been ($149) and $233, respectively, for the year ended December 31, 1996 and $408 and $612, respectively, for the six months ended June 30, 1996.

(3) Includes $7.9 million and $23.9 million excess of cost over fair value of net assets acquired and other intangible assets, on an Actual and on a Pro Forma as Adjusted basis, respectively, at June 30, 1997.
(4) Adjusted on a Pro Forma as Adjusted basis to reflect the acquisition of Hispanic Market Connections, Inc. and Phoenix Marketing Group, Inc. which occurred after June 30, 1997 as if they had occurred on June 30, 1997, the sale of shares of Common Stock offered hereby and the assumed use of the estimated net proceeds as if the Offering had occurred on June 30, 1997, as described under "Use of Proceeds." See "Unaudited Pro Forma Financial Information."

                                  RISK FACTORS
     IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.
RELIANCE ON SPRINT
     Sprint is the Company's largest client, accounting for approximately $9.8 million, or approximately 38%, of the Company's pro forma revenues for the six-month period ended June 30, 1997. The Company currently has a four-year master services agreement with Sprint, supported by four contract orders. The Company's work for Sprint is spread throughout several different divisions of Sprint ranging from outbound telemarketing to inbound customer service. Each of the Sprint contract orders expires on June 30, 1999 and is automatically renewable for additional 12-month periods unless terminated by either party. The non-competition provision of the master services agreement restricts the Company from servicing Sprint's competitors at any facility that services Sprint, with limited exceptions. The Company anticipates that as the expiration of the Sprint contract orders nears, it will enter into negotiations with Sprint regarding the extension of their relationship. There can be no assurance that the Company will be able to renew its contract orders with Sprint, and the loss of any significant portion of the services provided to Sprint could have a material adverse effect on the Company.
RELIANCE ON OTHER MAJOR CLIENTS
     The Company's ten largest clients, including Sprint, accounted for approximately 74% of the Company's revenues for the six-month period ended June 30, 1997. These clients, listed alphabetically, are Astra Merck, ESI Lederle (a division of Wyeth Ayerst Inc.), Global One, Johnson & Johnson, Knoll, Novartis, Purdue Frederick, Schering Plough, G.D. Searle and Sprint. Although each of these clients has done business with the Company for at least three years, there can be no assurance that these clients will continue to do business with the Company over the long term, and the loss of any of these clients could have a material adverse effect on the Company.
NEED FOR GROWTH MANAGEMENT

     The Company has grown rapidly over the past several years, and its continued growth depends significantly on the Company's ability to utilize its existing infrastructure and databases to perform services for new clients, as well as on the Company's ability to develop and successfully implement new marketing methods or channels for new services for existing clients. Continued growth will also depend on a number of other factors, including, but not limited to, the Company's ability to: maintain the high quality of services it provides to customers; recruit, motivate and retain qualified personnel; train existing sales representatives or recruit new sales representatives to sell various categories of services; and open new service facilities in a timely and cost-effective manner. The Company's continued growth also will require the implementation of enhanced operational and financial systems and resources, as well as additional management. Such growth, if not managed effectively, could have a material adverse effect on the Company.

RISKS RELATED TO RAPID EXPANSION
     The Company intends to pursue a strategy of continued growth through acquisitions and internal growth and will seek to expand the range of its services and penetrate additional industry segments. The Company has a limited history in managing operations which are geographically dispersed, coordinating national sales efforts and introducing new services. The Company's proposed expansion will be dependent on, among other things, the Company's ability to: identify suitable acquisition candidates and additional industry segments with sufficient demand for the Company's services; hire and retain skilled management, marketing, technical, customer service and other personnel; obtain adequate capital; and improve administrative and operating systems. There can be no assurance that the Company will be able to expand its operations or its sales and marketing team which, if the Company were unable to do so, could have a material adverse effect on the Company. See "Business -- Growth Strategy." ACQUISITION RISK
     The Company has made three acquisitions during 1997 and plans to make additional acquisitions in 1998 and subsequent years. However, there can be no assurance that suitable acquisition candidates will be identified by the Company in the future, that suitable financing for all such acquisition candidates can be obtained by the Company or that any such acquisitions will occur. In addition, the Company competes for acquisition and expansion opportunities with entities that have substantially greater resources than those of the Company. The Company's future success is partially dependent upon its ability to integrate effectively acquired businesses into the Company. There can be no assurance that the Company will be able to successfully integrate its recently completed and future acquisitions or that such acquisitions will yield profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
LOSS OF CONTRACTS
     The majority of the Company's contracts are short-term, cancelable on 60 or 90 days notice or less. Although the contracts typically require payment of certain fees and, in some cases, a termination fee in the event the contract is terminated, the loss of any of the Company's large contracts or the loss of multiple contracts could have a material adverse effect on the Company. DEPENDENCE ON TREND TOWARD OUTSOURCING
     The Company's business and growth depend largely on the trend toward outsourcing marketing services, particularly by pharmaceutical, telecommunications and financial services companies. There can be no assurance that this trend toward outsourcing will continue, as companies may elect to perform such services internally. A significant change in the direction of this trend, or a trend in such industries to cease or to reduce the use of outsourced marketing services, such as those provided by the Company, could have a material adverse effect on the Company.
DEPENDENCE ON LABOR FORCE
     Many aspects of the Company's business are labor intensive with the potential for high personnel turnover. The Company's operations typically require specially trained persons, such as those employees who market services and products in languages other than English and those employees with expertise in the pharmaceutical detailing business. A higher turnover rate among the Company's employees would increase the Company's recruiting and training costs and decrease operating efficiencies and productivity. In addition, growth in the Company's business will require it to recruit and train qualified personnel at an accelerated rate from time to time. There can be no assurance that the Company will be able to continue to hire, train and retain a sufficient labor force of qualified persons.
COMPETITION; INDUSTRY CONSOLIDATION; POTENTIAL CONSUMER SATURATION
     The industry in which the Company competes is highly competitive and fragmented. The Company competes with other outsourced marketing services firms, ranging in size from very small firms offering specialized applications or short-term projects to large independent firms. In addition, the Company's largest clients and many prospective clients have significant internal marketing capabilities and also contract for these services with competitors of the Company. The Company's direct marketing services business is also subject to competition from technologically sophisticated companies, and management anticipates that such competition will intensify in the future. There can be no assurance that competitors will not introduce products or services that would achieve greater market acceptance than, or would be technologically superior to, the Company's products or services. Competitors and future competitors may have more extensive market research and capabilities, more extensive experience and greater financial, marketing or other resources than the Company. There can be no assurance that the Company will be able to compete successfully or that competitive pressures will not materially and adversely affect the Company.
     The industry is beginning to consolidate and, as a result of competitive pressures, factors such as quality of service, responsiveness to client issues, reliability, flexibility, reputation and record of timeliness are becoming increasingly important. A number of competitors have capabilities and resources equal to or greater than the Company's, and there can be no assurance that, as the Company's industry continues to evolve, additional competitors with greater resources than those of the Company will not enter the industry (or particular segments of the industry) or that the Company's clients will not conduct more of their targeted marketing services internally or through alternative marketing techniques. See "Business -- Competition."
     Moreover, the effectiveness of marketing by telephone and other direct methods could decrease as a result of consumer saturation and increased consumer resistance to such marketing methods. There can be no assurance that the Company will be able to anticipate and successfully respond in a timely manner to any such potential decrease.
RELIANCE ON TECHNOLOGY
     The Company has invested significant funds in sophisticated and specialized telecommunications and computer technologies and equipment to provide customized solutions to meet its clients' needs. In addition, the Company has invested significantly in sophisticated proprietary databases and software that enable it to market its clients' products to targeted markets. The Company anticipates that it will be necessary to continue to select, invest in and develop new and enhanced technology and proprietary databases on a timely basis in the future in order to maintain its competitiveness.
     The Company has made commitments to finance its leased equipment and has expended substantial time and resources to train its personnel in the operation of its existing equipment and to integrate the operations of its systems and facilities. In the event of substantial improvements in computer technologies and telecommunications equipment, the Company may be required to acquire such new technologies and equipment at significant cost and/or phase out a portion of its existing equipment. There can be no assurance that the Company's technologies and equipment will not be rendered obsolete or its services rendered less marketable or that the Company will be able to acquire any improved technology or equipment.
RISK OF BUSINESS INTERRUPTION
     The Company's business is highly dependent on its computer, software and distribution systems and telephone equipment. The temporary or permanent loss of such systems or equipment, through casualty or operating malfunction, or a significant increase in the cost of telephone services that is not recoverable through an increase in the price of the Company's services, could have a material adverse effect on the Company. The Company's property and business interruption insurance may not adequately compensate the Company for all losses that it may incur in any such event.
DEPENDENCE ON KEY PERSONNEL
     The success of the Company depends in large part upon the abilities and continued service of its key management personnel, most of whom, including all of the Company's executive officers, have non-competition agreements. There can be no assurance that the Company will be able to retain the services of such key personnel, and the failure of the Company to retain the services of these key personnel could have a material adverse effect on the Company. See
"Management -- Executive Compensation -- Agreements with Employees." In order to support its growth, the Company will be required to effectively recruit, hire, train and retain additional qualified management personnel. The inability of the Company to attract and retain the necessary personnel could have a material adverse effect on the Company.
CONTINGENT ACQUISITION CONSIDERATION
     The Company is obligated to pay additional consideration to certain sellers of previously acquired businesses primarily contingent upon the achievement of certain net revenues and pre-tax earnings goals over the respective three full calendar-year periods from the dates of acquisition. The ultimate amount of cash to be paid and the ultimate number of shares of Common Stock to be issued cannot be determined until earn-out periods terminate and achievement of criteria is established. In the case of certain of these earn-out arrangements, the number of shares of Common Stock a seller will receive is dependent upon the market value of the Common Stock at the time such contingent payment is due. In the other earn-out arrangements, the number of shares of Common Stock a seller will receive if the earn-out objectives are met is fixed as of the date of the acquisition. If the criteria for the earn-out payments with respect to each of the Company's acquisitions to date are achieved but not exceeded, the Company will be obligated to make cash payments of $6,520,000 and issue approximately 564,340 shares of Common Stock over the next three years. A lesser amount of cash would be paid and a fewer number of shares of Common Stock would be issuable under certain acquisition agreements if the financial criteria are not met, and a greater amount of cash would be paid and a greater number of shares of Common Stock would be issuable under certain acquisition agreements if the financial criteria are exceeded. For example, if the criteria for the earn-out payments with respect to each of the Company's acquisitions to date are exceeded by 20%, the Company would be obligated to make cash payments of approximately $8,760,000 and issue 873,000 shares of Common Stock over the next three years. The Company expects to continue to enter into acquisition agreements providing for future contingent earn-out arrangements primarily based on the achievement of financial criteria. The Company believes that it will be able to make such cash payments from internally generated funds and, if necessary, from proceeds of future borrowings. However, there can be no assurance that the Company will generate sufficient cash to fund such obligations or that future acquisitions will not adversely affect cash generated from operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

GOVERNMENT REGULATION
     Several of the industries in which the Company's clients operate are subject to varying degrees of government regulation and deregulation, particularly the pharmaceutical and telecommunications industries. Generally, compliance with these regulations is the responsibility of the Company's clients. However, the Company could be subject to a variety of enforcement or private actions for its failure or the failure of its clients to comply with such regulations.

     Pharmaceutical companies and the healthcare industry in general are subject to significant federal and state regulation. The Company's handling and distribution of samples of pharmaceutical products is subject to regulation by its clients, the Prescription Drug Marketing Act of 1987, the Federal Food, Drug and Cosmetic Act, and other applicable federal, state and local laws and regulations. In addition, the Company must comply with regulations promulgated by professional associations such as the American Medical Association and the Pharmaceutical Manufacturers Association. Regulations affecting the pricing or marketing of pharmaceuticals could make it uneconomic or infeasible for pharmaceutical companies to market their products through outsourced marketing organizations.

     The Company must also comply with rules and regulations set forth by the Federal Communications Commission ("FCC") and the Federal Trade Commission ("FTC") and other applicable federal, state and local regulations with respect to the Company's telephone sales and customer sales activities. The Company believes its operating procedures comply with the applicable regulatory requirements of the FCC and FTC, including the Federal Telephone Consumer Protection Act of 1991 (the "FTCPA") and the Federal Telemarketing and Consumer Fraud and Abuse Protection Act of 1994 (the "TCFAPA").
     There can be no assurance that additional federal or state legislation, or changes in regulatory implementation, would not limit the activities of the Company or its clients in the future or significantly increase the cost of regulatory compliance. See "Business -- Government Regulation."
EFFECT OF POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS
     The Company has experienced and may experience future quarter to quarter fluctuations in its results of operations. In addition, while the Company has experienced substantial revenue growth in recent periods, there can be no assurance that such revenue growth rate can be maintained in the future. Quarterly results of operations may fluctuate as a result of a variety of factors, including, but not limited to, the size and timing of client orders, changes in client budgets, material variations in the cost of telephone services, the size and timing of acquisitions, the integration of acquired businesses into the Company's operations, the demand for the Company's services, the timing of introduction of new services and service enhancements by the Company, the market acceptance of new services, competitive conditions in the industry and general economic conditions. These factors either individually or in the aggregate could result in decreasing revenues and earnings which could in turn materially and adversely affect the price of the Company's Common Stock. ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE
     Prior to the Offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or be sustained following the completion of the Offering, or that the market price of the Company's Common Stock will not decline below the initial offering price. The initial public offering price of the Company's Common Stock has been determined by negotiations between the Company and the representatives of the Underwriters (the "Representatives"). See "Underwriting." The market price of the Company's Common Stock could be subject to significant fluctuations in response to a number of factors, including, but not limited to, the announcement of quarterly operating results of the Company or general developments in the outsourced marketing industry. In addition, in recent years the stock market has experienced extreme price and volume fluctuations that have often been unrelated to the operating performance of particular companies. These fluctuations, as well as general economic, political and market conditions, may materially and adversely affect the market price of the Company's Common Stock. SHARES ELIGIBLE FOR FUTURE SALE
     Upon consummation of the Offering, there will be 8,930,667 shares of the Company's Common Stock outstanding. The 4,000,000 shares sold in the Offering will be freely tradeable without restriction under the Securities Act, except to the extent acquired by affiliates of the Company. The Company, its officers and directors and the other stockholders of the Company, beneficially holding in the aggregate 4,930,667 shares of the Company's Common Stock (55.2% following consummation of the Offering), have agreed that, for a period of 180 days from the date of this Prospectus, they will not, subject to certain limited exceptions, offer, sell, contract to sell or otherwise dispose of any of the Company's Common Stock (or any securities convertible into or exercisable or exchangeable for the Company's Common Stock) or grant any options or warrants to purchase the Company's Common Stock without the prior written consent of Smith Barney Inc., except by the Company in connection with acquisitions and pursuant to employee benefit plans existing on the date of this Prospectus, including the Stock Option Plan. Upon expiration of the 180-day period, at least 4,764,000 shares of Common Stock will be eligible for sale pursuant to Rule 144 under the Securities Act ("Rule 144"), including 553,040 shares which would be freely tradeable under paragraph (k) of Rule 144 and 4,210,960 shares subject to compliance with Rule 144 volume limitations, of which 4,109,460 are held by officers, directors and affiliates of the Company. The Company intends to file a registration statement on Form S-8 under the Securities Act to register the 800,000 shares of Common Stock authorized and reserved for issuance pursuant to the Stock Option Plan. Upon the filing of such Form S-8, outstanding shares of Common Stock so registered may be freely sold without restriction, except for shares held by officers, directors and other affiliates of the Company. Sales of a substantial amount of the shares could have a material adverse effect on the market price of the Company's Common Stock. See "Shares Eligible for Future Sale."
CONTROL BY EXISTING STOCKHOLDERS
     Upon consummation of the Offering, Stephen F. Nagy, Chairman of the Board and a director of the Company, and John H. Foster, a director of the Company, and their affiliates, will beneficially own approximately 40% of the voting stock of the Company and will, in effect, have the power to influence strongly the outcome of all matters requiring stockholder approval, including the election or removal of directors and the approval of significant corporate transactions. Such voting could also delay or prevent a change in the control of the Company in which the holders of the Company's Common Stock could receive a substantial premium.
SUBSTANTIAL PORTION OF PROCEEDS TO BE USED FOR PAYMENTS TO PRINCIPAL
STOCKHOLDERS

     The Company intends to apply approximately $43.5 million of the estimated net proceeds from the Offering to retire certain indebtedness of the Company and to redeem Preferred Stock of the Company. Accordingly, a substantial portion of the net proceeds will not be available for the Company's working capital needs, for future acquisitions or to finance internal growth. Of such amount, $32.6 million will be applied to the retirement of debt and to the redemption of Preferred Stock held by certain principal stockholders of the Company (investment partnerships of which Stephen F. Nagy, Chairman of the Board and a director of the Company, and John H. Foster, a director of the Company, are general partners of the general partner), and approximately $5.4 million will be applied to the retirement of debt guaranteed by such investment partnerships. Additionally, the Company has agreed to pay Foster Management Company a fee of $750,000 for its assistance in the Company's preparation for the Offering. John
H. Foster is the Chairman and sole stockholder, and Stephen F. Nagy is the Managing Partner, of Foster Management Company. See Notes 7 and 9 of Notes to the Company's Combined Financial Statements, "Use of Proceeds," "Capitalization," "Management -- Compensation Committee Interlocks and Insider Participation" and "Certain Transactions."

POSSIBLE EFFECT OF ANTI-TAKEOVER PROVISIONS
     Certain provisions of the Company's Certificate of Incorporation could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. The Company's Certificate of Incorporation allows the Company to issue preferred stock with rights senior to those of the Company's Common Stock without any further vote or action by the stockholders. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of the Company's Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Company's Common Stock. See "Description of Capital Stock."
NO DIVIDENDS
     Since the Recapitalization (as defined below) in December 1996, the Company has never paid cash dividends on its Common Stock and does not anticipate that any cash dividends will be declared or paid in the foreseeable future. See "Dividend Policy."
IMMEDIATE AND SUBSTANTIAL DILUTION
     Investors in the Offering will experience immediate and substantial dilution in net tangible book value per share of the Common Stock. Based upon an assumed offering price of $17.00 per share, dilution to investors in the Offering will be $12.50 per share, and the net tangible book value of the shares held by existing stockholders will increase by $9.44 per share. See "Dilution."

                                  THE COMPANY

     The Company was organized under the name Telephone Access, Inc. under the laws of the State of Delaware on August 11, 1983. In December 1996, the Company merged with TelAc, Inc. Also, in December 1996, the Company was recapitalized (the "Recapitalization") by affiliates of Foster Management Company and changed its name to CULTURALACCESSWORLDWIDE, INC. In January 1997, TLM Holdings Inc. ("TLM"), a company separately capitalized by affiliates of Foster Management Company, acquired through a subsidiary substantially all of the assets of TeleManagement Services, Inc. ("TMS"), a pharmaceutical/healthcare direct marketing and teleservices company. In September 1997, the Company acquired Hispanic Market Connections, Inc. ("HMC"), an ethnic marketing research and strategic planning company. In October 1997, the Company acquired substantially all of the assets of Phoenix Marketing Group, Inc. ("Phoenix"), a database-driven pharmaceutical industry marketing services company. Also, in October 1997, CAW Acquisition Corp., a wholly owned subsidiary of the Company, was merged with TLM, pursuant to which TLM and its wholly owned subsidiary TMS became wholly owned by the Company. For additional information concerning such acquisitions, see "Certain Transactions" and the Notes to the Company's Combined Financial Statements. The Company transacts business directly and through its subsidiaries. Unless the context otherwise requires, all references in this Prospectus to the Company include its subsidiaries.

     The Company's principal executive offices are located at 2200 Clarendon Boulevard, 11th Floor, Arlington, Virginia 22201, and its telephone number is
(800) 522-3447.
                                USE OF PROCEEDS
     The net proceeds to be received by the Company from the sale of the 4,000,000 shares of Common Stock offered hereby, assuming an offering price of $17.00 per share, are estimated to be $61.2 million ($70.4 million if the Underwriters' over-allotment option is exercised in full) after deducting estimated underwriting discounts and commissions and offering expenses.

     The Company intends to apply approximately $43.5 million of the net proceeds of the Offering to retire certain indebtedness of the Company and to redeem preferred stock of the Company as follows: (i) $14.2 million to repay the outstanding balance of the Company's 8% subordinated term notes due December 1, 2006, together with accrued interest; (ii) $2.8 million to repay the outstanding balance of the Company's 8% subordinated term notes due January 15, 2007, together with accrued interest; (iii) $11.7 million to repay the outstanding balance of the Company's 8% subordinated term notes due October 15, 2007, together with accrued interest; (iv) $2.5 million to repay the outstanding balance of the 6% redeemable promissory note due December 31, 1998, together with accrued interest; (v) $3.0 million to repay the outstanding balance of the Company's 6% subordinated promissory notes due December 1, 2000, together with accrued interest; (vi) $5.4 million to repay all of the amount borrowed by the Company from an institutional lender pursuant to a demand line of credit (the "Credit Facility") (which bears interest at the Company's option at (a) the greater of (x) such lender's prime rate (which at October 22, 1997 was 8.5%), or
(y) the federal funds rate (which at October 22, 1997 was 6.25%) plus 0.5% or
(b) the eurodollar rate (which at October 22, 1997 was 5.66%) plus 2%, together with accrued interest; and (vii) $3.9 million to redeem 36,000 outstanding shares of the Preferred Stock of the Company, together with accrued dividends. Substantially all of the foregoing indebtedness relates to the Company's acquisitions and has been used primarily to fund the cash portions of the purchase prices for acquisitions made by the Company during 1996 and 1997 and to pay expenses related thereto. See Notes 7 and 9 of Notes to the Company's Combined Financial Statements, "Capitalization" and "Certain Transactions" for further information concerning such indebtedness. The remaining net proceeds will be added to the Company's working capital and will be used to finance future acquisitions and internal growth. Pending such use, the Company intends to invest the net proceeds in short-term investment grade, interest-bearing, certificates of deposit or guaranteed obligations of the United States.

     The Company plans to augment its internal growth by acquiring companies with businesses that offer complementary services. However, no portion of the proceeds of the Offering has been allocated for any specific future acquisitions, nor has the Company entered into any agreements or letters of intent with respect to any future acquisitions.
                                DIVIDEND POLICY
     Since the Recapitalization in December 1996, the Company has not paid a cash dividend on its Common Stock. It is the current policy of the Company's Board of Directors to retain any earnings to finance the operations and expansion of the Company's business. The payment of cash dividends in the future will depend on the Company's results of operations, financial condition and capital needs and on other factors deemed pertinent by the Company's Board of Directors.

                                 CAPITALIZATION
     The following table sets forth the capitalization of the Company as of June 30, 1997 (i) on an actual basis and (ii) as adjusted to give effect to acquisitions which occurred subsequent to June 30, 1997 and the sale by the Company of the 4,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $17.00 per share and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with the Combined Financial Statements of the Company and the Notes thereto appearing elsewhere in this Prospectus.

                                                                                                            JUNE 30, 1997
                                                                                                     ---------------------------
                                                                                                                    PRO FORMA
                                                                                                      ACTUAL     AS ADJUSTED (4)
                                                                                                     --------    ---------------
                                                                                                           (IN THOUSANDS)
Line of credit facility, current portion of indebtedness and obligations under capital leases
  (1).............................................................................................   $  7,246       $     799
                                                                                                     --------    ---------------
                                                                                                     --------    ---------------
Long-term debt, net of current portion (1)........................................................   $ 17,105       $   1,446
Mandatorily redeemable preferred stock, $.01 par value, 8% cumulative; 1,000,000 shares authorized, 36,000 shares issued and outstanding actual; no shares issued or outstanding as
  adjusted (2)....................................................................................      3,744              --
Stockholders' equity (deficit):
  Common Stock, $.01 par value, voting; 19,500,000 shares authorized, 4,264,000 shares issued and
     outstanding actual; 8,430,667 shares issued and outstanding as adjusted (3)..................         43              85
  Common Stock, $.01 par value, non-voting; 500,000 shares authorized, issued and outstanding
     actual and as adjusted.......................................................................          5               5
  Additional paid-in capital......................................................................      1,636          65,289
  Retained deficit................................................................................    (17,449)        (17,449)
                                                                                                     --------    ---------------
       Total stockholders' equity (deficit) (5)...................................................    (15,765)         47,930
                                                                                                     --------    ---------------
       Total capitalization.......................................................................   $  5,084       $  49,376
                                                                                                     --------    ---------------
                                                                                                     --------    ---------------


---------------
(1) See Note 7 of Notes to the Company's Combined Financial Statements for information concerning indebtedness.
(2) Upon completion of the Offering, the Preferred Stock will be redeemed for $3.6 million in cash, plus accumulated and unpaid dividends. See "Certain Transactions."

(3) Includes 166,667 shares of Common Stock to be issued upon the conversion of the Convertible Note upon the consummation of the Offering. Does not include 800,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan. See "Management -- Executive Compensation -- Stock Option Plan" and Note 11 of Notes to the Company's Combined Financial Statements.

(4) Adjusted for the sale of shares of Common Stock offered hereby, the application of the estimated net proceeds therefrom as described under "Use of Proceeds" based upon an assumed offering price of $17.00 per share and the conversion of acquisition debt into common shares. See "Unaudited Pro Forma Financial Information."

(5) See Note 1 of Notes to the Company's Combined Financial Statements for information concerning basis of accounting.

                                    DILUTION

     The net tangible book value (deficit) of the Company as of June 30, 1997, was approximately $(23.5) million or $(4.94) per share of Common Stock. "Net tangible book value (deficit)" represents the amount of the Company's total tangible assets reduced by the amount of its total liabilities and divided by the total number of shares of Common Stock outstanding. Without taking into account any other changes in such net tangible book value (deficit) after June 30, 1997, other than to give effect to (i) the receipt by the Company of the estimated net proceeds from the sale of the 4,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $17.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses and (ii) 166,667 shares of Common Stock to be issued upon the conversion of the Convertible Note upon the consummation of the Offering, the pro forma net tangible book value of the Company as of June 30, 1997 would have been approximately $40.2 million or $4.50 per share. This represents an immediate increase in pro forma net tangible book value of $9.44 per share to existing stockholders and an immediate dilution of $12.50 per share to new investors purchasing Common Stock in the Offering. The following table illustrates this per share dilution:

Assumed public offering price (1).............................................                $17.00
  Net tangible book value (deficit) at June 30, 1997 (2)......................   $(4.94)
  Increase in net tangible book value attributable to new investors...........     9.44
                                                                                 ------
Pro forma net tangible book value after the Offering (3)......................                  4.50
                                                                                           ------------
Dilution to new investors (4).................................................                $12.50
                                                                                           ------------
                                                                                           ------------

---------------
(1) Assumed public offering price before deduction of estimated underwriting discounts and commissions and offering expenses.

(2) Net tangible book value (deficit) per share of Common Stock excludes intangible assets of approximately $(7.9 million), or $(0.89) per share.

(3) The Convertible Note was not outstanding at June 30, 1997 and, accordingly, is not included in the computation of net tangible book value (deficit) at June 30, 1997.
(4) Dilution is determined by subtracting net tangible book value (deficit) per share of Common Stock after the Offering from the assumed public offering price paid by new investors for a share of Common Stock.
     Based on the assumptions utilized in the table set forth above, the following table summarizes, on a pro forma basis as of June 30, 1997, the difference between existing stockholders and new investors (at an assumed initial public offering price of $17.00 per share before deducting underwriting discounts, commissions and expenses) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                                                                     SHARES PURCHASED       TOTAL CONSIDERATION
                                                                   --------------------    ----------------------    AVERAGE PRICE
                                                                    NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                                                   ---------    -------    -----------    -------    -------------
Existing stockholders (1).......................................   4,764,000      54.4%    $   376,328       0.6%       $  0.08
New investors...................................................   4,000,000      45.6      68,000,000      99.4          17.00
                                                                   ---------    -------    -----------    -------
  Total.........................................................   8,764,000     100.0%    $68,376,328     100.0%
                                                                   ---------    -------    -----------    -------
                                                                   ---------    -------    -----------    -------

---------------
(1) Excludes 166,667 shares of Common Stock to be issued upon the conversion of the Convertible Note upon the consummation of the Offering. If such shares were included, the number of shares of Common Stock purchased by existing stockholders would be 4,930,667 shares (55.2%) for a total consideration of $2,876,328 (4.1%), or an average price per share of $0.58.

     Other than as noted above, the foregoing computations assume no exercise of any stock options outstanding after June 30, 1997 or the Underwriters' over-allotment option and that no shares of Common Stock have been issued in connection with the earn-out arrangements for any of the acquisitions. See "Risk Factors -- Contingent Acquisition Consideration." As of June 30, 1997, options to purchase 60,000 shares of Common Stock were outstanding. Subsequent to June 30, 1997, options to purchase 342,500 shares of Common Stock were granted by the Company to employees and directors. To the extent these options are exercised or shares of Common Stock issued in connection with such earn-out arrangements are issued at below the market value of the Common Stock on the issuance date, there will be further dilution to new investors. See "Underwriting" for information concerning the Underwriters' over-allotment option.

                         SELECTED FINANCIAL INFORMATION
                      (IN THOUSANDS EXCEPT FOR SHARE DATA)

     The following data, insofar as they relate to the years 1993 through 1996 (including the five months ended December 31, 1994) and the six months ended June 30, 1997, have been derived from the audited financial statements of the Company. The audited financial statements as of July 31, 1994, as of December 31, 1994, 1995 and 1996 and as of June 30, 1997 and for the applicable periods then ended appear elsewhere in this Prospectus. Effective December 31, 1994, the Company changed its fiscal year end from July 31 to December 31.


     The data, insofar as they relate to the year 1992 and the six months ended June 30, 1996, have been derived from the unaudited internal financial statements of the Company. The unaudited financial statements for the six months ended June 30, 1996 appear elsewhere in this Prospectus. Such financial statements include all adjustments, consisting only of normal and recurring adjustments, that management considers necessary for a fair and accurate presentation of the data.

     The interim results are not necessarily indicative of results of operations for the entire year.
     The selected financial data should be read in conjunction with the financial statements and notes thereto of the Company, "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                                                                          SIX MONTHS ENDED JUNE
                                                                             YEAR ENDED DECEMBER 31,               30,
                                                            FIVE MONTHS   ------------------------------  ----------------------
                                     YEAR ENDED JULY 31,       ENDED                          PRO FORMA
                                    ----------------------  DECEMBER 31,                     AS ADJUSTED
                                     1992    1993    1994       1994       1995     1996      1996 (1)       1996        1997
                                    ------  ------  ------  ------------  ------  ---------  -----------  -----------  ---------
                                                                                                          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues........................... $1,660  $2,796  $4,397     $2,728     $9,047  $  16,286  $   38,102    $   8,076   $ 15,025
Cost of revenues...................    514   1,182   1,720      1,437      4,396      8,639      19,026        4,176      8,830
                                    ------  ------  ------  ------------  ------  ---------  -----------  -----------  ---------
Gross profit.......................  1,146   1,614   2,677      1,291      4,651      7,647      19,076        3,900      6,195
Selling, general and
  administrative...................  1,073   1,518   2,715        807      4,540      7,728      18,600        2,862      3,497
                                    ------  ------  ------  ------------  ------  ---------  -----------  -----------  ---------
Income (loss) from operations......     73      96     (38)       484        111        (81)        476        1,038      2,698
Interest income (expense)..........     --      --      (3)        (2)        24       (101)         87          (23)    (1,085 )
Other income (expense).............     --      --      --         --          5       (200)       (153 )          5       (456 )
                                    ------  ------  ------  ------------  ------  ---------  -----------  -----------  ---------
Income (loss) before income
  taxes............................     73      96     (41)       482        140       (382)        410        1,020      1,157
Tax (expense) benefit (2)..........     --     (33)     --         --         --         88        (164 )         --       (494 )
                                    ------  ------  ------  ------------  ------  ---------  -----------  -----------  ---------
Net income (loss).................. $   73  $   63  $  (41)    $  482     $  140  $    (294) $      246    $   1,020   $    663
                                    ------  ------  ------  ------------  ------  ---------  -----------  -----------  ---------
                                    ------  ------  ------  ------------  ------  ---------  -----------  -----------  ---------
Net income per common share........                                                          $      .03                $    .14
                                                                                             -----------               ---------
                                                                                             -----------               ---------
Shares used in net income per
  common share computation.........                                                           8,512,734                4,763,717
                                                                                             -----------               ---------
                                                                                             -----------               ---------

                                        PRO FORMA
                                       AS ADJUSTED
                                        1997 (1)
                                     ---------------

STATEMENT OF OPERATIONS DATA:
Revenues...........................     $  25,915
Cost of revenues...................        14,772
                                     ---------------
Gross profit.......................        11,143
Selling, general and
  administrative...................         7,780
                                     ---------------
Income (loss) from operations......         3,363
Interest income (expense)..........            65
Other income (expense).............          (491)
                                     ---------------
Income (loss) before income
  taxes............................         2,937
Tax (expense) benefit (2)..........        (1,206)
                                     ---------------
Net income (loss)..................     $   1,731
                                     ---------------
                                     ---------------
Net income per common share........     $     .20
                                     ---------------
                                     ---------------
Shares used in net income per
  common share computation.........     8,763,717
                                     ---------------
                                     ---------------

                                                                                                                       JUNE 30,
                                                                                                                         1997
                                           JULY 31,                  DECEMBER 31,                                      ---------
                                    ----------------------  -------------------------------
                                     1992    1993    1994       1994       1995     1996                                ACTUAL
                                    ------  ------  ------  ------------  ------  ---------                            ---------
BALANCE SHEET DATA:
Current assets..................... $  343  $  650  $1,110     $  994     $2,463  $   1,963                            $  6,727
Total assets(3)....................    354     705   1,240      1,152      2,749      3,309                              16,296
Current liabilities................    137     414     996        429      2,159      1,751                              11,013
Long-term debt, less current
  maturities.......................     --      16      10          6         --     16,201                              17,105
Mandatorily redeemable preferred
  stock............................     --      --      --         --         --      1,800                               3,744
Stockholders' equity (deficit).....    193     276     234        717        590    (16,443)                            (15,566 )


                                        PRO FORMA
                                     AS ADJUSTED (4)
                                     ---------------
BALANCE SHEET DATA:
Current assets.....................     $  30,681
Total assets(3)....................        56,430
Current liabilities................         6,855
Long-term debt, less current
  maturities.......................         1,446
Mandatorily redeemable preferred
  stock............................            --
Stockholders' equity (deficit).....        48,129


---------------
(1) Adjustments on a Pro Forma as Adjusted basis include pro forma adjustments to reflect acquisitions as of the periods presented and further give effect to the sale of shares of Common Stock offered hereby and to the reduction in interest expense and dividends on the Preferred Stock resulting from the assumed use, as of January 1, 1996, of the estimated net proceeds of the Offering to retire outstanding debt and redeem the Preferred Stock as described under "Use of Proceeds." See "Unaudited Pro Forma Financial Information."

(2) In December 1996, the Company became a C Corporation for income tax purposes. Prior to that, the Company was an S Corporation; accordingly, no taxes were recorded by the Company. The data for the six months ended June 30, 1997, and the Pro Forma as Adjusted data for 1996 and 1997 include a provision for income taxes. Had the Company been a C Corporation for all of 1996, its provision (benefit) for income taxes and net income would have been ($149) and $233, respectively, for the year ended December 31, 1996 and $408 and $612, respectively, for the six months ended June 30, 1996.

(3) Includes $7.9 million and $23.9 million of excess of cost over fair value of net assets acquired and other intangible assets, on an Actual and on a Pro Forma as Adjusted basis, respectively, at June 30, 1997.

(4) Adjusted on a Pro Forma as Adjusted basis to reflect the acquisition of HMC and Phoenix which occurred after June 30, 1997 as if they had occurred on June 30, 1997, the sale of shares of Common Stock offered hereby and the assumed use of the estimated net proceeds as if the Offering had occurred on June 30, 1997, as described under "Use of Proceeds." See "Unaudited Pro Forma Financial Information."

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                      (IN THOUSANDS EXCEPT FOR SHARE DATA)


     The following Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1996 and the six months ended June 30, 1997 are based on the historical combined financial statements of the Company, adjusted to give effect, using the purchase method of accounting, to the acquisitions of TMS, HMC and Phoenix as of January 1, 1996. TMS was acquired effective January 1, 1997 and is included in the historical results of operations of the Company from that date. HMC and Phoenix were both acquired subsequent to June 30, 1997. The Unaudited Pro Forma Balance Sheet has been prepared assuming that the acquisitions which took place after June 30, 1997 and the Offering had occurred on June 30, 1997.

     The Unaudited Pro Forma Combined Statements of Operations also give effect to the reduction in interest costs and dividends on indebtedness and Preferred Stock resulting from the assumed use, as of January 1, 1996, of the estimated net proceeds of the Offering to retire outstanding debt, together with accrued interest, and to redeem the Preferred Stock of the Company as described under the "Use of Proceeds."
     The Unaudited Pro Forma Financial Information does not purport to represent what the Company's results of operations or financial position would have been had the acquisitions occurred as of January 1, 1996 or to project the Company's results of operations or financial position for a future period or date, nor does it give effect to any matters other than those described in the notes thereto.
     The Unaudited Pro Forma Financial Information should be read in conjunction with the Company's Combined Financial Statements and the financial statements of certain of the above acquired companies appearing elsewhere in this Prospectus.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1997

                                                     HISTORICAL
                                          ---------------------------------   ACQUISITION                       OFFERING
                                                                ACQUIRED       PRO FORMA                        PRO FORMA
                                           THE COMPANY(1)     COMPANIES(2)    ADJUSTMENTS      PRO FORMA       ADJUSTMENTS
                                          ----------------   --------------   -----------   ----------------   -----------
Revenues................................    $     15,025        $ 10,890                      $     25,915
Cost of revenues........................           8,830           5,942                            14,772
                                          ----------------   --------------                 ----------------
  Gross profit..........................           6,195           4,948                            11,143
Selling, general and administrative.....           3,497           3,912        $   371(3)           7,780
                                          ----------------   --------------   -----------   ----------------
  Income from operations................           2,698           1,036           (371)             3,363
Interest income.........................              37              28             --                 65
Interest expense........................          (1,122)           (162)          (656)(4)         (1,940)     $   1,940(5)
Other income (expense)..................            (456)            (35)            --               (491)            --
                                          ----------------   --------------   -----------   ----------------   -----------
  Income before taxes...................           1,157             867         (1,027)               997          1,940
Income tax (expense) benefit............            (494)           (347)           411(6)            (430)          (776)(6)
                                          ----------------   --------------   -----------   ----------------   -----------
  Net income............................    $        663        $    520        $  (616)      $        567      $   1,164
                                          ----------------   --------------   -----------   ----------------   -----------
                                          ----------------   --------------   -----------   ----------------   -----------
Net income per common share(7)..........    $        .14                                      $        .12
                                          ----------------                                  ----------------
                                          ----------------                                  ----------------
Shares used in net income per common
  share computation(7)..................       4,763,717                                         4,763,717      4,000,000
                                          ----------------                                  ----------------   -----------
                                          ----------------                                  ----------------   -----------

                                           PRO FORMA
                                          AS ADJUSTED
                                          -----------
Revenues................................  $    25,915
Cost of revenues........................       14,772
                                          -----------
  Gross profit..........................       11,143
Selling, general and administrative.....        7,780
                                          -----------
  Income from operations................        3,363
Interest income.........................           65
Interest expense........................           --
Other income (expense)..................         (491)
                                          -----------
  Income before taxes...................        2,937
Income tax (expense) benefit............       (1,206)
                                          -----------
  Net income............................  $     1,731
                                          -----------
                                          -----------
Net income per common share(7)..........  $       .20
                                          -----------
                                          -----------
Shares used in net income per common
  share computation(7)..................    8,763,717
                                          -----------
                                          -----------

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                                            HISTORICAL
                                           ---------------------------------------------   ACQUISITION                OFFERING
                                                    THE                  ACQUIRED           PRO FORMA                 PRO FORMA
                                                COMPANY(1)             COMPANIES(2)        ADJUSTMENTS   PRO FORMA   ADJUSTMENTS
                                           ---------------------   ---------------------   -----------   ---------   -----------
Revenues.................................         $16,286                 $21,816                         $38,102
Cost of revenues.........................           8,639                  10,387                          19,026
                                           ---------------------   ---------------------                 ---------
  Gross profit...........................           7,647                  11,429                          19,076
Selling, general and
  administrative.........................           7,728                  10,250            $   622(3)    18,600
                                           ---------------------   ---------------------   -----------   ---------
  Income from operations.................             (81)                  1,179               (622)         476
Interest income..........................              --                      87                 --           87
Interest expense.........................            (101)                   (407)            (1,420)(4)   (1,928)     $ 1,928(5)
Other income (expense)...................            (200)                     47                 --         (153)          --
                                           ---------------------   ---------------------   -----------   ---------   -----------
  Income (loss) before taxes.............            (382)                    906             (2,042)      (1,518)       1,928
Income tax (expense) benefit.............              88                    (298)               817(6)       607         (771)(6)
                                           ---------------------   ---------------------   -----------   ---------   -----------
  Net income (loss)......................         $  (294)                $   608            $(1,225)     $  (911)     $ 1,157
                                           ---------------------   ---------------------   -----------   ---------   -----------
                                           ---------------------   ---------------------   -----------   ---------   -----------
Net income (loss) per common share(7)....         $  (.07)                                                $  (.20)
                                           ---------------------                                         ---------
                                           ---------------------                                         ---------
Shares used in net income (loss) per
  common share
  computation(7).........................       4,512,734                                                4,512,734   4,000,000
                                           ---------------------                                         ---------   -----------
                                           ---------------------                                         ---------   -----------

                                            PRO FORMA
                                           AS ADJUSTED
                                           -----------
Revenues.................................    $38,102
Cost of revenues.........................     19,026
                                           -----------
  Gross profit...........................     19,076
Selling, general and
  administrative.........................     18,600
                                           -----------
  Income from operations.................        476
Interest income..........................         87
Interest expense.........................         --
Other income (expense)...................       (153)
                                           -----------
  Income (loss) before taxes.............        410
Income tax (expense) benefit.............       (164)
                                           -----------
  Net income (loss)......................    $   246
                                           -----------
                                           -----------
Net income (loss) per common share(7)....    $   .03
                                           -----------
                                           -----------
Shares used in net income (loss) per
  common share
  computation(7).........................  8,512,734
                                           -----------
                                           -----------


---------------
(1) Represents the historical combined statements of operations data for the Company.
(2) The historical results of the acquired companies represent the actual results of operations for the acquired companies prior to the dates of their acquisition by the Company. See "The Company."

(3) The adjustment to selling, general and administrative expenses includes reductions or increases to acquired companies' historical amounts of compensation for services provided by former owners for the difference between such historical amounts and amounts specified in employment contracts for comparable positions in the Company (resulting in net reduction in expense of $47 and $598 for six months ended June 30, 1997 and year ended December 31, 1996, respectively). Such reductions in expenses have been effected by the Company in connection with the acquisition of such companies. The adjustment to selling, general and administrative expenses also includes the additional amortization over three to 35 years of the excess of cost over fair value of net assets acquired and other intangible assets of acquired companies, as if such acquisitions occurred as of January 1, 1996 (resulting in amortization expense of $418 and $1,220 for the six months ended June 30, 1997 and year ended December 31, 1996, respectively).


(4) The adjustment reflects the additional interest expense that would have been incurred had the consideration in the form of cash and notes for the acquisitions been paid on January 1, 1996. The aggregate amount of borrowings and debt issued in connection with the acquisitions was approximately $25.7 million. Such borrowings bear interest at annual rates of 6% and 8%.

(5) The adjustment to interest expense reflects the retirement of certain outstanding debt of the Company by applying a portion of the estimated net proceeds of the Offering, as more fully described under "Use of Proceeds," as if the Offering had occurred on January 1, 1996. Such debt, which is to be retired by applying a portion of the estimated net proceeds, bears interest at annual rates of 6% and 8%.
(6) The adjustment to taxes reflects the taxes associated with the pro forma adjustments at an assumed tax rate of 40%.
(7) Pro forma net income (loss) per common share is computed by dividing the income (loss) applicable to Common Stock by the number of shares of Common Stock outstanding as of October 22, 1997 since all such shares issued on or prior to that date were issued at prices significantly below the offering price. The shares used in the computation of net income (loss) per share on an adjusted basis also include that portion of the number of shares being sold pursuant to the Offering that would be required to generate net proceeds to be applied to the retirement of debt, including accrued interest, and redemption of Preferred Stock, as more fully described under "Use of Proceeds."

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1997

                                                       HISTORICAL
                                              ----------------------------    ACQUISITION                  OFFERING
                                                  THE          ACQUIRED        PRO FORMA                   PRO FORMA      PRO FORMA
                                              COMPANY (1)    COMPANIES (2)    ADJUSTMENTS    PRO FORMA    ADJUSTMENTS    AS ADJUSTED
                                              -----------    -------------    -----------    ---------    -----------    -----------
ASSETS
  Current assets...........................     $ 6,727         $ 5,254                       $11,981       $18,700(4)     $30,681
  Property and equipment, net..............       1,660           1,820                         3,480            --          3,480
  Other assets.............................          --             160                           160            --            160
  Intangible assets, net...................       7,909              --         $14,200(3)     22,109            --         22,109
                                              -----------    -------------    -----------    ---------    -----------    -----------
     Total assets..........................     $16,296         $ 7,234         $14,200       $37,730       $18,700        $56,430
                                              -----------    -------------    -----------    ---------    -----------    -----------
                                              -----------    -------------    -----------    ---------    -----------    -----------
LIABILITIES, MANDATORILY REDEEMABLE
  PREFERRED STOCK AND STOCKHOLDERS'
  (DEFICIT) EQUITY
Current liabilities:
  Amount due on line of credit facility....     $ 5,410         $    66                       $ 5,476       $(5,410)(4)    $    66
  Current portion of indebtedness..........       1,779             622                         2,401        (1,724)           677
  Other current liabilities................       3,824           2,888                         6,712          (600)         6,112
                                              -----------    -------------                   ---------    -----------    -----------
     Total current liabilities.............      11,013           3,576                        14,589        (7,734)         6,855
  Long-term indebtedness...................      17,105           2,855         $14,947(3)     34,907       (33,517)         1,390
  Other....................................          --              56              --            56            --             56
  Mandatorily redeemable preferred stock...       3,744              --              --         3,744        (3,744)(4)         --
Stockholders' (deficit) equity:
  Common stock.............................          83              52             (52)(3)        83            42(4)         125
  Additional paid-in capital...............       1,800             (45)             45(3)      1,800        63,653(4)      65,453
  Retained earnings (accumulated
     deficit)..............................     (17,449)            740            (740)(3)   (17,449)           --        (17,449)
                                              -----------    -------------    -----------    ---------    -----------    -----------
       Total stockholders' (deficit)
          equity...........................     (15,566)            747            (747)      (15,566)       63,695         48,129
                                              -----------    -------------    -----------    ---------    -----------    -----------
  Total liabilities, mandatorily redeemable
     preferred stock and stockholders'
     (deficit) equity......................     $16,296         $ 7,234         $14,200       $37,730       $18,700        $56,430
                                              -----------    -------------    -----------    ---------    -----------    -----------
                                              -----------    -------------    -----------    ---------    -----------    -----------

---------------
(1) Represents the historical balance sheet data for the Company.
(2) The historical balance sheet data for the acquired companies as of June 30, 1997 represent the combined June 30, 1997 balance sheets for HMC and Phoenix. Both companies were acquired subsequent to June 30, 1997. See "The Company."
(3) Adjustment to (i) record the consideration for purchases of HMC and Phoenix;
    (ii) record the excess of purchase price over the net assets acquired; and
    (iii) eliminate the stockholders' equity of the acquired companies.
(4) Adjustment to record (i) the issuance of Common Stock contemplated by the Prospectus; (ii) the use of estimated net proceeds as anticipated by the Company to retire long-term indebtedness, pay down borrowings under its line of credit facility and redeem Preferred Stock; and (iii) the conversion of certain acquisition debt into 166,667 shares of Common Stock. See "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following discussion of the Company's historical results of operations and of its liquidity and capital resources should be read in conjunction with the Selected Financial Information, the Unaudited Pro Forma Financial Information and the Combined Financial Statements of the Company and related notes thereto and other financial information appearing elsewhere in this Prospectus. Historical results are not necessarily indicative of trends in operating results for any future period.
OVERVIEW
     The Company is a rapidly growing outsourced marketing services company that assists Fortune 500 companies in penetrating complex and hard-to-reach market segments. The Company plans and executes integrated and cost-effective marketing, sales and customer service programs using various combinations of the Company's core competencies including market research, database analysis, strategic planning, telesales/services, direct mail, sales force support systems, sales territory management, product sampling and fulfillment. The Company has expertise in serving corporations in industries that are undergoing dramatic changes due to consolidation, deregulation and technological innovation. These industries include pharmaceutical, telecommunications and financial services.
     Significant events during 1997 include the following:

     (Bullet) On a pro forma basis to reflect acquisitions, the Company's revenues increased by 35.9% during the first six months of 1997 compared to the first six months of 1996, and the Company improved its operating margin from 9.9% to 13.0% during the same periods.

     (Bullet) Effective January 1, 1997, TLM acquired TMS, a pharmaceutical and healthcare direct marketing and teleservices company. TLM subsequently merged into a subsidiary of the Company on October 21, 1997.
     (Bullet) In January 1997, the Company upgraded its corporate network to operate an Internet-based system, which provides seamless integration with its clients' systems.
     (Bullet) In May 1997, the Company added 85 Pentium equipped workstations to its Arlington, Virginia facility, which now contains 215 workstations.
     (Bullet) On April 1, 1997, the Company hired John Fitzgerald as President and Chief Executive Officer.
     (Bullet) On August 19, 1997, the Company hired Michael Dinkins as Senior
              Vice President of Finance and Administration and Chief Financial Officer.
     (Bullet) On September 24, 1997, the Company acquired HMC, an ethnic marketing research and strategic planning company.
     (Bullet) On October 17, 1997, the Company acquired substantially all of the assets of Phoenix, a database-driven pharmaceutical industry marketing services company.
     For additional information regarding the transactions see "The Company," "Business -- General," "Certain Transactions," "Use of Proceeds," "Capitalization" and the Notes to the Company's Combined Financial Statements appearing elsewhere in this Prospectus.
  REVENUES
     The Company provides a variety of services for a diverse client base. The major forms of revenue collection and recognition are as follows:
     (Bullet) The Company licenses Electronic Territory Management Systems to clients on a per sales person basis. Data analysis to drive sales force deployment is billed on a fixed fee basis. Revenues are recognized as activities are performed.
     (Bullet) For customized or non-standard database projects, the Company bills either on a fixed fee or on a per item basis, and revenues are recognized upon completion of the project. Monthly or scheduled data services are billed and recognized upon delivery of data.
     (Bullet) For sampling and fulfillment activities, the Company bills on a per item basis.

     (Bullet) For teleservices projects, the Company bills clients on one of the following bases: production hours; completed presentations; phone calls placed or received; and sales made per hour or a fixed monthly fee. Revenues are recognized when the services are completed.

     (Bullet) For market research projects, the Company generally bills and collects fixed project fees in periodic installments over the course of the project including a percentage of the total project costs at execution of a contract. Revenues are recognized on the percentage of completion method.
  COST OF REVENUES
     Cost of revenues consists of expenses specifically associated with client service revenues. The cost of revenues includes salaries and benefits, commissions paid to sales personnel and telephone charges.
  SELLING, GENERAL AND ADMINISTRATIVE

     Selling, general and administrative expenses include staff functions such as accounting, information technology and human resources, as well as expenses not directly linked to client service revenues, such as depreciation, amortization and rental expenses.

RESULTS OF OPERATIONS
     The following table sets forth, for the periods indicated, certain statement of operations data and statement of operations data as a percentage of revenues obtained from the Company's combined statements of operations. There can be no assurance that trends in operating results will continue in the future.

                                                                       FIVE MONTHS                              SIX MONTHS
                                                                          ENDED           YEAR ENDED              ENDED
                                                                       DECEMBER 31,      DECEMBER 31,            JUNE 30,
                                                                       ------------    -----------------    ------------------
                                                                           1994         1995      1996       1996       1997
                                                                       ------------    ------    -------    -------    -------
                                                                                           (IN THOUSANDS)
Revenues............................................................      $2,728       $9,047    $16,286    $ 8,076    $15,025
Cost of revenues....................................................       1,437        4,396      8,639      4,176      8,830
                                                                       ------------    ------    -------    -------    -------
  Gross profit......................................................       1,291        4,651      7,647      3,900      6,195
Selling, general and administrative.................................         807        4,540      7,728      2,862      3,497
                                                                       ------------    ------    -------    -------    -------
  Income from operations............................................         484          111        (81)     1,038      2,698
Interest income (expense)...........................................          --           24       (101)       (23)    (1,085)
Other income (expense)..............................................          (2)           5       (200)         5       (456)
                                                                       ------------    ------    -------    -------    -------
  Income (loss) before taxes........................................         482          140       (382)     1,020      1,157
Income tax (expense) benefit........................................          --           --         88         --       (494)
                                                                       ------------    ------    -------    -------    -------
  Net income (loss).................................................      $  482       $  140    $  (294)   $ 1,020    $   663
                                                                       ------------    ------    -------    -------    -------
                                                                       ------------    ------    -------    -------    -------



                                                                       FIVE MONTHS                              SIX MONTHS
                                                                          ENDED           YEAR ENDED              ENDED
                                                                       DECEMBER 31,      DECEMBER 31,            JUNE 30,
                                                                       ------------    -----------------    ------------------
                                                                           1994         1995      1996       1996       1997
                                                                       ------------    ------    -------    -------    -------
Revenues............................................................       100.0%       100.0%     100.0%     100.0%     100.0%
Cost of revenues....................................................        52.7         48.6       53.0       51.7       58.8
                                                                       ------------    ------    -------    -------    -------
  Gross profit......................................................        47.3         51.4       47.0       48.3       41.2
Selling, general and administrative.................................        29.5         50.2       47.5       35.4       23.3
                                                                       ------------    ------    -------    -------    -------
  Income from operations............................................        17.8          1.2       (0.5)      12.9       17.9
Interest income (expense)...........................................          --          0.2       (0.6)      (0.4)      (7.2)
Other income (expense)..............................................        (0.1)         0.1       (1.2)       0.1       (3.0)
                                                                       ------------    ------    -------    -------    -------
  Income (loss) before taxes........................................        17.7          1.5       (2.3)      12.6        7.7
Income tax (expense) benefit........................................          --           --        0.5         --       (3.3)
                                                                       ------------    ------    -------    -------    -------
  Net income (loss).................................................        17.7%         1.5%      (1.8)%     12.6%       4.4%
                                                                       ------------    ------    -------    -------    -------
                                                                       ------------    ------    -------    -------    -------

  SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

     Revenues increased $6.9 million, or 86.0%, from $8.1 million for the six months ended June 30, 1996 to $15.0 million for the six months ended June 30, 1997 primarily as a result of the acquisition of TMS in January 1997. In addition, the Company experienced continued growth in the demand for its services from existing clients for whom the Company markets long distance services to residential customers in certain ethnic Culture Markets.


     Cost of revenues increased $4.6 million, or 111.4%, from $4.2 million for the six months ended June 30, 1996 to $8.8 million for the six months ended June 30, 1997. Cost of revenues as a percentage of revenues increased from 51.7% for the six months ended June 30, 1996 to 58.8% for the six months ended June 30, 1997. This increase was primarily due to the addition of new and temporary employees to support the Company's expanded programs. In addition, short lead times on new projects required the Company to utilize overtime and higher-priced contract labor to complement existing personnel.

     Selling, general and administrative expenses increased $635,000, or 22.2%, from $2.9 million for the six months ended June 30, 1996 to $3.5 million for the six months ended June 30, 1997. Selling, general and administrative expenses as a percentage of revenues decreased from 35.4% for the six months ended June 30, 1996 to 23.3% for the six months ended June 30, 1997. Prior to the Recapitalization, many of the services used by the Company were provided by related-party companies. The Company has since entered into new contracts that have reduced the costs of such services.
     Interest and other expense increased to $1.5 million for the six months ended June 30, 1997 compared with $18,000 for the six months ended June 30, 1996, primarily due to interest expense related to certain indebtedness incurred to finance the Recapitalization and the acquisition of TMS.
     Income tax expense for the six months ended June 30, 1997 was $494,000. Prior to December 31, 1996, the Company had elected to be subject to taxation under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), and, therefore, no federal income tax expense was recorded for the six months ended June 30, 1996.
  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Revenues increased $7.3 million, or 80.0%, from $9.0 million in 1995 to $16.3 million in 1996. This increase resulted primarily from the continued expansion of contracts to market long distance services to residential customers in certain ethnic Culture Markets. To accommodate this increase and facilitate future growth, the Company opened a second customer development facility in Dallas, Texas in August 1995, representing a significant capacity addition. This facility added 125 work stations and employs 200 teleservices representatives.

     Cost of revenues increased $4.2 million, or 96.5%, from $4.4 million in 1995 to $8.6 million in 1996. Cost of revenues as a percentage of revenues increased from 48.6% in 1995 to 53.0% in 1996, primarily reflecting the use of overtime and contract labor at the Company's new customer development facility in Dallas during its startup phase in late 1995 and early 1996.
     Selling, general and administrative expenses increased $3.2 million, or 70.2%, from $4.5 million in 1995 to $7.7 million in 1996, primarily due to additional personnel and corporate expenses employed to support the Company's continued growth. Selling, general and administrative expenses as a percentage of revenues decreased from 50.2% in 1995 to 47.5% in 1996 reflecting the spreading of these increased expenses over a larger base of revenues.
     Interest and other expense increased $330,000 from income of $29,000 in 1995 to $301,000 of expenses in 1996 primarily due to interest expense related to certain indebtedness incurred to finance the Recapitalization.
     The Company elected to be subject to taxation under Subchapter S of the Code for 1995 and 1996 for federal income tax purposes and, therefore, no federal income tax expense was recorded in 1995 and 1996.
  TWELVE MONTHS ENDED DECEMBER 31, 1995 COMPARED TO FIVE MONTHS ENDED DECEMBER 31, 1994
     Effective December 31, 1994, the Company changed its fiscal year end from July 31 to December 31. Therefore, comparisons for the twelve months ended December 31, 1995 versus the five months ended December 31, 1994 are more meaningful when viewed in terms of percentages of total revenues.
     Revenues were $9.0 million for the twelve months ended December 31, 1995 and $2.7 million for the five months ended December 31, 1994.

     Cost of revenues as a percentage of revenues decreased from 52.7% for the five months ended December 31, 1994 to 48.6% for the twelve months ended December 31, 1995 as the Company realized greater efficiencies in its labor force from supervisory personnel supporting a larger base of customer development representatives.
     Selling, general and administrative expenses increased as a percentage of revenues from 29.5% for the five months ended December 31, 1994 to 50.2% for the twelve months ended December 31, 1995 primarily due to services provided by related-party companies.
  SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996 (PRO FORMA)

     The following Unaudited Pro Forma Combined Statements of Operations for the six months ended June 30, 1996 and June 30, 1997 are based on the historical combined financial statements of the Company. Selling, general and administrative expenses are classified as either field or corporate expenses. Field selling, general and administrative expenses are those selling, general and administrative expenses directly incurred by operating units. Corporate selling, general and administrative expenses include corporate staff functions and brand identity expenditures.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                                                                                                     SIX MONTHS ENDED
                                                                                                  (DOLLARS IN THOUSANDS)
                                                                                       --------------------------------------------
                                                                                                                    PERCENTAGE
                                                                                                                   OF REVENUES
                                                                                                               --------------------
                                                                                       JUNE 30,    JUNE 30,    JUNE 30,    JUNE 30,
                                                                                         1996        1997        1996        1997
                                                                                       --------    --------    --------    --------
Revenues............................................................................   $ 19,069    $ 25,915      100.0%      100.0%
Cost of revenues....................................................................      9,645      14,772       50.6        57.0
                                                                                       --------    --------    --------    --------
     Gross profit...................................................................      9,424      11,143       49.4        43.0
Field selling, general and administrative...........................................      7,539       7,251       39.5        28.0
                                                                                       --------    --------    --------    --------
     Field income from operations...................................................      1,885       3,892        9.9        15.0
Corporate selling, general and administrative.......................................         --         529         --         2.0
                                                                                       --------    --------    --------    --------
     Income from operations.........................................................   $  1,885    $  3,363        9.9%       13.0%
                                                                                       --------    --------    --------    --------
                                                                                       --------    --------    --------    --------


     Revenues increased $6.8 million, or 35.9%, from $19.1 million for the six months ended June 30, 1996 to $25.9 million for the six months ended June 30, 1997. Of this increase, approximately 29% was attributable to an increase in services targeting pharmaceutical Culture Markets, particularly pharmaceutical marketing support services; approximately 28% was attributable to growth in ethnic and generational customer development programs targeting specific Culture Markets, particularly college students, and the expansion of other residentially focused marketing program services; approximately 22% was attributable to an increase in the sale of an Electronic Territory Management System to a large pharmaceutical client; approximately 16% was attributable to an increase in other physician detailing programs; and 5% was related to other services.


     Cost of revenues increased $5.2 million, or 53.2%, from $9.6 million for the six months ended June 30, 1996 to $14.8 million for the six months ended June 30, 1997. Cost of revenues as a percentage of revenues increased from 50.6% for the six months ended June 30, 1996 to 57.0% for the six months ended June 30, 1997. Approximately 50% of the increase was due to short lead times on new projects, which required the Company to utilize overtime and contract labor. The balance represents the cost of Personal Digital Assistance equipment sold to a large pharmaecutical client for electronic territory management. Although the Company periodically makes such sales, there were no such sales in the comparable prior periods. However, management expects that this equipment will generate ongoing revenues from database sampling and fulfillment services.

     Field selling, general and administrative expenses decreased $288,000, or 3.8%, from $7.5 million for the six months ended June 30, 1996 to $7.3 million for the six months ended June 30, 1997. Prior to the Recapitalization, many of the services used by the Company were provided by related-party companies. The Company has since entered into new contracts that have reduced the costs of such services.
     Corporate selling, general and administrative expenses increased to $529,000 for the six months ended June 30, 1997 compared to no such expenses for the six months ended June 30, 1996. The Company established a corporate staff for the purpose of executing the Company's strategy of improving internal growth through cross-selling efforts, pursuing complementary acquisitions and leveraging management expertise and corporate infrastructure to reduce cost. The corporate staff consists of five individuals, and the primary expenses incurred in the first six months of 1997 were recruiting expenses and salaries and benefits of these individuals.

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 1997, the Company had negative working capital of $4.3 million, a decrease of $4.5 million from December 31, 1996 primarily due to the $5.4 million of borrowings under the Credit Facility. The Company's primary sources of liquidity as of June 30, 1997 consisted of cash and cash equivalents, accounts receivable and borrowing availability under the Credit Facility.

     During the six months ended June 30, 1997, the Company used $7.0 million in investing activities to acquire TMS, purchase additional equipment and expand its technological infrastructure. The Company anticipates that it will spend approximately $1.5 million for capital expenditures during 1997 primarily for the expansion of its facilities and upgrading of its systems, of which it has spent $486,000 through June 30, 1997. Also during this period, the Company generated $8.3 million from financing activities as it increased its borrowings to finance the acquisition of TMS.
     The Company experienced significant growth during 1996 and expects to continue to grow through both internal expansion and complementary acquisitions. The Company recorded $6.5 million in acquisition and related costs during January 1997, which were related to the acquisition of TMS. Subsequent to June 30, 1997, the Company has paid approximately $12.5 million in cash for the acquisitions of Phoenix and HMC, both of which were accounted for as purchases for accounting and financial reporting purposes. To the extent that the consideration paid for future acquisitions does not include securities of the Company, acquisitions will initially be financed using available cash and cash equivalents, but depending on the amount necessary to complete an acquisition, additional financing may be required. To finance future acquisitions, the Company may need to issue additional securities and incur additional debt. The Company may not be able to obtain additional required capital on satisfactory terms, if at all. The failure to raise the funds necessary to finance future cash requirements could materially and adversely affect the Company's ability to pursue its growth strategy and its operating results in future periods.
     The Company believes that the proceeds from the Offering, together with cash generated from operations and cash available to the Company through future borrowing arrangements, will be sufficient to finance the Company's current operations and planned capital expenditures for at least the next twelve months.

                                    BUSINESS
GENERAL
     CULTURALACCESSWORLDWIDE, INC. ("CulturalAccess" or the "Company") is a rapidly growing outsourced marketing services company that assists Fortune 500 companies in penetrating complex and hard-to-reach market segments. The Company plans and executes integrated and cost-effective marketing, sales and customer service programs using various combinations of the Company's core competencies including market research, database analysis, strategic planning, telesales/services, direct mail, sales force support systems, sales territory management, product sampling and fulfillment. The Company has expertise in serving corporations in industries that are undergoing dramatic changes due to consolidation, deregulation and technological innovation. These industries include pharmaceutical, telecommunications and financial services.
     The Company has marketing, sales and customer service expertise, supported by proprietary systems and technologies, that enables its clients to access increasingly important Culture Markets. The Company targets Culture Markets which it believes are underpenetrated by many goods and services and represent substantial business building opportunities for Fortune 500 companies. The Company also believes that these Culture Markets are disproportionately responsive to culturally sensitive marketing and sales activities. The Company's targeted Culture Markets are as follows:

ETHNIC CULTURE MARKETS     GENERATIONAL CULTURE MARKETS     HEALTHCARE CULTURE MARKETS
-----------------------    -----------------------------    ---------------------------
       Hispanic                  Mature (age 50+)                   Physicians
         Asian                   College Students                   Pharmacists
   African-American                                                  Patients


     The Company was founded in 1983 and has long-standing relationships with many of its clients. Through technology, management systems and well-established working relationships, the Company is integrated into the daily activities of its clients. As of June 30, 1997, the Company's top ten clients in alphabetical order were Astra Merck, ESI Lederle (a division of Wyeth Ayerst Inc.), Global One, Johnson & Johnson, Knoll, Novartis, Purdue Frederick, Schering Plough, G.D. Searle and Sprint. The Company's top ten clients have been clients of the Company for at least three years, and seven of the top ten have been clients for longer than five years. The Company believes that these relationships develop because its services, which produce clearly measurable results, increase its clients' sales and market share and/or reduce its clients' overall cost of sales/services.

     The Company has a seasoned management team which has extensive experience in targeted marketing and sales programs, strategic planning, internal growth management and acquisitions integration, as well as an intimate knowledge of the industries on which it focuses.

     The Company is headquartered in Arlington, Virginia, and has offices in California, Florida, New Jersey, Pennsylvania and Texas. On a pro forma basis to reflect acquisitions, the Company's revenues increased by 35.9% during the first six months of 1997 compared to the first six months of 1996, and the Company improved its operating margin from 9.9% to 13.0% during the same periods. As of June 30, 1997, the Company had approximately 1,100 employees.

INDUSTRY OVERVIEW
     The Company believes that it is well positioned to take advantage of the following industry and marketplace trends: (i) growth in outsourcing; (ii) shifts in demographics; (iii) growing accountability of marketing and sales activities; (iv) increasing customer-focused management practices; and (v) accelerating industry consolidation.
     GROWTH IN OUTSOURCING. The Company believes that the demand for outsourced marketing services is growing rapidly as large corporations look to outside service organizations to supplement their internal marketing, sales and customer service activities. Outsourcing marketing, sales and customer service activities allows companies to focus on core competencies, gain market share more quickly, avoid incremental infrastructure costs and evaluate programs that might be too costly to test internally. In addition, such activities enable companies to access niche-market expertise needed to penetrate the complex and hard-to-reach market segments that the Company targets. The Company believes that once companies outsource their marketing or sales activities, they tend to develop dependent relationships with outsourced marketing services firms. These relationships and high switching costs deter companies from moving such functions back in-house.
     SHIFTS IN DEMOGRAPHICS. Two significant demographic trends currently under way are ethnic diversification and the aging of the overall population. For example, the U.S. Census Bureau has projected that two of the Company's target ethnic Culture Markets, the Hispanic and Asian populations in the United States, which were comprised of approximately 26.9 million and 9.4 million people, respectively, in 1995, will grow at rates of approximately 53% and 63%, respectively, by 2010, compared to a 13% growth rate for the general population during the same period. Similarly, the U.S. Census Bureau has projected that one of the Company's target populations, persons 50 years of age and older, the fastest growing age group in the country, will grow 41% from 68.3 million people in 1995 to 96.3 million people in 2010. The Company believes that the ethnic and generational markets are generally regarded as underpenetrated by many industries.
     GROWING ACCOUNTABILITY OF MARKETING AND SALES ACTIVITIES. The ability to measure results has been instrumental in the dramatic growth of direct marketing. In 1995, $1.1 trillion in business and consumer sales were achieved through direct marketing, up 41% from $780 billion in 1990. Significant direct marketing opportunities exist in a number of large rapidly changing and intensely competitive industries such as the pharmaceutical, telecommunications and financial services industries. For example, in 1996, the pharmaceutical industry spent approximately $5.4 billion promoting, marketing and selling its products through direct channels. This spending is projected to grow at approximately 8% per year. Growing pressures within companies in these industries to demonstrate a high return on their marketing and sales investments have forced them to seek outsourced services and programs that provide a high level of accountability and measureability. Outsourced marketing services firms that offer highly measurable database-driven direct marketing services and programs, including teleservices and product sampling, are benefiting from this growing need for corporate accountability.
     In addition, recent regulatory changes in the pharmaceutical, telecommunications and financial services industries have created a "window of opportunity" for growth-minded companies, leading them to outsource marketing services to enhance their competitive position. For example, in the healthcare industry, cost containment efforts by the government and private companies, industry consolidations and changes in Food and Drug Administration (the "FDA") regulations regarding advertising directly to consumers, have drastically increased the amount of outsourced marketing services. In the telecommunications industry, where large companies compete fiercely for customers, increased outsourcing has allowed these companies to react nimbly to competitive pressures in order to capture and maintain market share.
     INCREASING CUSTOMER-FOCUSED MANAGEMENT PRACTICES. Companies operating in marketing intensive industries are focusing on protecting their existing customer base and growing the lifetime value of individual customer relationships as a means of improving both revenue growth and profitability. There is an increasing recognition of the fundamental need to "speak the language" of the customer in order to improve customer retention rates.
     ACCELERATING INDUSTRY CONSOLIDATION. The highly fragmented industry in which the Company operates includes many independent and captive direct marketing providers. In the teleservices industry alone, industry analysts have estimated that there are more than 2,000 providers of outsourced direct marketing services. In the direct marketing industry, no single company dominates the market, and many of the participants offer limited services. Currently, there is a trend in the industry towards consolidation, and the Company is increasing its market share through strategic acquisitions. These acquisitions increase the Company's ability to provide Fortune 500 companies with integrated outsourced marketing solutions within selected niches.
GROWTH STRATEGY
     The Company, as well as the companies it has acquired, have experienced significant internal growth over the past several years. To continue its growth the Company intends to: (i) exploit niche market opportunities; (ii) pursue complementary acquisitions; (iii) drive internal growth; (iv) leverage management expertise and corporate infrastructure; and (v) maintain technological leadership.
     EXPLOIT NICHE MARKET OPPORTUNITIES. The Company's goal is to build and maintain a leading position as a specialized outsourced marketing services provider within each niche that the Company pursues. The Company focuses its outsourced marketing efforts on ethnic, generational and healthcare Culture Markets. Outsourced marketing services that target these niche markets provide clients with the skills and experience that would otherwise be difficult or expensive for the clients to assemble themselves. Through its experience, technology and management systems, the Company has also demonstrated its effectiveness in communicating its clients' products and services to complex and hard-to-reach Culture Markets.
     The Company plans to develop additional niches through new programs and by making platform acquisitions that provide it with a substantial presence in these niches. For example, the Company is targeting the rapidly growing "fifty plus" age population segment through innovative programs under the leadership of a marketer experienced in this segment.
     Though hard-to-reach by traditional marketing means, the Culture Markets targeted by the Company represent significant opportunities for growth-minded marketers because these Culture Markets are generally underpenetrated by many goods and services common to mainstream American markets.
     DRIVE INTERNAL GROWTH. The Company plans to continue to grow internally by further penetrating existing client relationships, acquiring new client relationships and broadening service offerings. The Company is committed to a formal and systematic approach to business development which incorporates the following strategies:
          (Bullet) EXPAND EXISTING CLIENT RELATIONSHIPS. The Company has generated substantial revenues from new relationships developed with existing clients. Many of the Company's clients are multi-divisional, and outsourcing decisions are frequently made independently at the divisional level. The Company's strategy is to initiate a relationship with one division and deliver an effective program that establishes a performance track record and leads to assignments with other divisions within the client company. The Company has a long history of achieving high levels of client satisfaction. All of the Company's top ten clients in 1997 have been with the Company for at least three years, and all of these clients have purchased multiple services or programs from the Company over the course of their relationship.
          (Bullet) ACQUIRE NEW CLIENT RELATIONSHIPS. The Company's marketing and sales planning process is structured around targeted industries and prospective companies. Industry and prospect "profiles" are developed by the head of strategic planning in order to facilitate the Company's targeted selling process. The Company focuses on high-potential industries including pharmaceutical, telecommunications and financial services. The Company believes that its proven ability to deliver innovative and highly measurable sales and marketing programs will enable it to continue to expand its client base.
          (Bullet) CROSS-SELL ESTABLISHED SERVICES. The Company believes that the cross-selling of services to existing and potential clients represents significant future business development opportunities. Current client development is a top priority for the senior management at both the operating unit and corporate levels.
          (Bullet) INTRODUCE NEW SERVICE OFFERINGS. The Company has demonstrated an ability to generate additional revenue growth from both current and prospective clients by offering new value-added services that enable its clients to penetrate targeted Culture Markets more effectively. The Company has already benefited from providing new services that have been developed as a result of new product development and acquisition synergies.
     PURSUE COMPLEMENTARY ACQUISITIONS. The Company makes "platform" acquisitions in order to establish a strong initial presence in a niche market or to strengthen its presence within a niche. Additionally, tactical acquisitions are pursued by the Company to broaden its geographic presence, strengthen the Company's existing skills and gain complementary services. The Company seeks acquisitions with a record of proven performance, experienced management and potential for growth. The Company has a prioritized, targeted list of acquisition candidates and a development team that contacts and reviews potential acquisitions. The Company's management team is experienced in identifying, acquiring and integrating complementary businesses.
     LEVERAGE MANAGEMENT EXPERTISE AND CORPORATE INFRASTRUCTURE. To implement its niche-focused strategy, the Company must have managers with Culture Market expertise who can drive internal growth thereby creating operational scale. Each operating unit has a core executive group in place with the experience to drive additional growth and manage an expanding business. Moreover, the Company believes that there are economies of scale that can be achieved that will contribute to improved financial performance. For example, the Company has available capacity at its newly acquired pharmaceutical sampling facility and the ability to expand operating capacity within its existing teleservice facilities.
     MAINTAIN TECHNOLOGICAL LEADERSHIP. The Company has a commitment to technology investments as a means of maintaining a leadership position in the marketplace. The Company's technology strategy is driven by its objective to maximize reliability, integration and flexibility.
     To implement its strategy, the Company's 31-person MIS staff has developed proprietary systems and technologies, including:
     (Bullet) An advanced systemized drug sample dispensing and tracking system that conforms to applicable Drug Enforcement Agency and Prescription Drug Marketing Act compliance standards. This single-loop system maximizes sample distribution efficiency, trackability and security.
     (Bullet) An Electronic Territory Management System (ETMS) that utilizes both Personal Digital Assistance (PDA) and laptop computers for pharmaceutical industry field sales organizations. These paperless systems provide field/headquarters connectivity that accelerates the sales, sampling and fulfillment process and enables instant customer profile updates.
     (Bullet) An intranet teleservices systems environment that provides:
     - Multilingual scripting (character and non-character based)
     - Secured and integrated data management and order transmission
     - Parallel Internet connectivity at individual workstations
MARKETING SERVICES AND SOLUTIONS
     The Company provides integrated marketing services across four distinct competencies: Research Services/Strategic Planning; Database Marketing Services; Healthcare Marketing Services; and Ethnic Market Activation Programs.
     RESEARCH SERVICES/STRATEGIC PLANNING. Research is the marketing bridge to ethnic, generational and pharmaceutical consumers throughout all phases of the Company's marketing activities. The Company's research capabilities offer a detailed definition and analysis of the market segments its clients have targeted. In addition, the Company's experienced research staff adds valuable analysis and strategic direction as to how clients should most effectively approach these markets. The group acquired to spearhead the research at the Company has operated for 11 years and has been recognized by AMERICAN DEMOGRAPHICS MAGAZINE for the last two years as one of the "Best 100 Sources of Marketing Information."
     DATABASE MARKETING SERVICES. The Company has significant expertise in collecting, analyzing, organizing and communicating data for the benefit of its clients' sales and marketing activities. The Company licenses, maintains and sells several specialized databases including the Phoenix File, the American Medical Association franchise list, a database of all independent pharmacies and Hispanic and Asian surname tables. The Company also works with data owned or acquired by its clients for the execution of customer activation campaigns. Derivative products in this area include personalized mail support for field sales forces, electronic territory management programs for geographically dispersed sales efforts and sales tracking and reporting systems.
     HEALTHCARE MARKETING SERVICES. The Company provides direct access to targeted healthcare Culture Markets on behalf of clients in the pharmaceutical, medical equipment and healthcare services industries. Generally, these programs target physicians and pharmacists with focused sales and marketing communications campaigns and pharmaceutical sampling programs. Typically, these projects require the Company to be integrated into the client organization's systems and sales force management structure. Offerings include vacant territory management for pharmaceutical sales forces and product promotion and stocking programs targeting independent pharmacists.
     ETHNIC MARKET ACTIVATION PROGRAMS. The Company helps its clients effectively penetrate ethnic Culture Markets by developing customized marketing programs that reflect unique ethnic market realities. The Company offers a variety of services to address these markets. The Company and its telesales/service representatives speak the "language" of the individual Culture Markets served by the Company, whether they be Hispanic, European or Asian. The Company's multicultural and multilingual staff has executed a multitude of marketing and customer activation programs in over 15 non-English languages including: Arabic, Cantonese, French, German, Hindi, Japanese, Khmer, Korean, Mandarin, Portuguese, Russian, Spanish, Tagalog, Urdu and Vietnamese. Each business day the Company services over 20,000 sales development calls and a broad range of in-bound customer service requests, all in the preferred language of the customer's cultural origin.
QUALITY ASSURANCE
     The Company's objective is to develop long-term relationships with existing and potential clients and to become their preferred provider of outsourced marketing services. This objective requires extensive employee training and development and a continued focus on superior client service and quality control.
     TRAINING AND DEVELOPMENT. The Company recognizes that the retention and development of key marketing, sales and technical staff is important to its continued growth and high client satisfaction levels. The Company's senior managers play an active and "hands-on" role in employee recruitment and development efforts. In addition, the training of new employees is conducted in-house through certified trainers and/or by professionals supplied by outside organizations, including clients. Employees receive on-going training in order to respond to changes in industry matters, products and technology.
     QUALITY CONTROL. The Company uses its proprietary software and systems to monitor carefully the progress of client projects. For example, management maintains an ongoing oversight of the duration of each customer teleservices presentation, time between presentations, response time, number of queries resolved after the first call and other statistics important in measuring and enhancing productivity and service levels. Clients have daily access to a variety of measures of service performance tracked by the Company's technology, and can monitor presentations directly through the Company's remote monitoring systems. The Company's pharmaceutical sample dispensing and tracking systems are designed to verify order accuracy and to audit data integrity.
CONTRACTUAL ARRANGEMENTS
     The Company operates under both multi-year and month-to-month contractual relationships.
     In the pharmaceutical/healthcare business, the compensation system is divided into long-term and short-term programs. The long-term (multi-year) programs generate monthly fees and sometimes bonuses based on specific performance criteria such as market share increases or prescription order growth. The short-term programs are primarily billed on a completed unit of service basis, such as presentations delivered or pharmaceutical samples forwarded.
     For the ethnic and generational teleservices business, hourly rate structures reflect the specialized nature of multi-ethnic/multi-lingual skills that exist throughout the organization as well as the extensive systems integration that the Company has created with its clients.
     The only client that represents over 10% of the Company's total revenues is Sprint. There is one master services agreement for the Sprint account that establishes the Company's role as a strategic partner. As a result of the multiplicity of markets and the multitude of programs within each market that the Company is servicing, the master services agreement is supported by four contract orders. Each of these contract orders is specific to a market area. Each market area's budget is controlled by a separate marketing team. The Company is targeting a wide range of markets for Sprint and provides an array of services within these markets. The targeted markets that the Company is contracted to service are as follows: Asian-American, college, mainstream, international and Latino. The services the Company provides include customer service, acquisition, retention, winback and third-party verification, all in an outbound and inbound mode. The contract orders that delineate these activities are all two and one-half year agreements that expire on June 30, 1999 and are automatically renewed for additional one-year terms unless renegotiation or termination occurs at at least 90 days prior to the expiration. A single contract order could be suspended without any impact to the others. The master services agreement is a four-year agreement that expires on December 31, 2001. COMPETITION
     The industry in which the Company operates is very competitive and highly fragmented. While many companies provide outsourced marketing services, management believes that no single company dominates the industry.
     The Company believes that it competes primarily on its ability to deliver marketing, sales and customer support solutions that enable its clients to penetrate niche markets that are disproportionately responsive when approached in a culturally sensitive manner. Companies targeting these niche Culture Markets require special knowledge and skills in order to penetrate them effectively and efficiently. The Company provides differentiated value-added services that help its clients attract new customers, protect existing customer relationships and increase the lifetime value of all customer relationships. The Company believes that its ability to provide both strategic and tactical solutions, supported by systems and technology, differentiates itself in the highly fragmented marketing services industry.
GOVERNMENT REGULATION
     Several industries in which the Company's clients operate are subject to varying degrees of governmental regulation, particularly the pharmaceutical, healthcare and telecommunications industries. Generally, compliance with these regulations is the responsibility of the Company's clients. However, the Company could be subject to a variety of enforcement or private actions for its failure or the failure of its clients to comply with such regulations.
     Pharmaceutical companies and the healthcare industry in general are subject to significant federal and state regulation. The Company's handling and distribution of samples of pharmaceutical products are subject to regulation by its clients, the Drug Enforcement Agency, the FDA and other applicable federal, state and local laws and regulations, including the Prescription Drug Marketing Act of 1987. Currently, the healthcare industry is monitoring potential passage of new regulations under the Prescription Drug Marketing Act which would impose even stricter requirements in the areas of storage, inventory control and lot number tracking.
     In addition, the Company must comply with regulations promulgated by professional associations such as the American Medical Association and the Pharmaceutical Manufacturers Association. The American Medical Association has established ethical guidelines which govern receipts of gifts to physicians from health related entities, including any items received during peer-to-peer meetings and symposia sponsored by pharmaceutical companies. The Pharmaceutical Manufacturers Association has implemented similar regulations, as have many accreditation organizations.
     The pharmaceutical industry is also subject to federal regulation by the FDA. The Federal Food, Drug and Cosmetics Act regulates the approval, labeling, advertising, promotion, sales and distribution of drugs, which includes the distribution of product samples to physicians. The FDA also regulates all promotional activities involving prescription drugs. There can be no assurance that additional federal or state legislation regulating the pharmaceutical or healthcare industries would not limit the scope of the Company's product sampling services or significantly increase the cost of regulatory compliance.
     The Company's business has been subject to an increasing amount of federal and state regulation in recent years. The FCC rules under the FTCPA limit the hours during which telemarketers may call consumers and prohibit the use of automated telephone dialing equipment to call certain telephone numbers. The TCFAPA broadly authorizes the FTC to issue regulations prohibiting misrepresentation in telephone sales. In August 1995, the FTC issued regulations under the TCFAPA, which, among other things, require telemarketers to make certain disclosures when soliciting sales. The Company believes its operating procedures comply with the telephone solicitation rules of the FCC and FTC. However, there can be no assurance that additional federal or state legislation, or changes in regulatory implementation, would not limit the activities of the Company or its clients in the future or significantly increase the cost of regulatory compliance.
     Two bills recently introduced in Congress included provisions requiring parental consent to any sale of lists of minors. Though neither of these bills was reported out of committee, there can be no assurance that similar legislation will not be passed in the future at the federal or state level. Any substantial legal restriction on the use or sale of marketing lists could have a material adverse effect on the Company.
     One of the significant regulations of the FCC applicable to long distance carriers, such as Sprint, prohibits the unauthorized switching of subscribers' long distance carriers, known in the industry as "slamming." A fine of up to $100,000 may be imposed by the FCC for each instance of slamming. In order to prevent unauthorized switches, federal law requires that switches authorized over the telephone, such as through the Company's teleservices, be verified contemporaneously by a third party. The Company believes its procedures comply with this third-party verification requirement.
     Third-party verification generally is not required for switches obtained in person, such as those obtained by members of a direct field sales force. The Company's training and other procedures are designed to prevent unauthorized switching. However, as with any sales force, the Company cannot completely ensure that each employee will always follow the Company's mandated procedures. Accordingly, it is possible that employees may in some instances engage in unauthorized activities, including slamming. The Company investigates customer complaints reported to it by its telecommunications clients and reports the results to such clients. To the Company's knowledge, no FCC complaint has been brought against any of its clients as a result of the Company's services, although the Company believes that the FCC is examining the sales activities of long distance telecommunications providers, including the Company's clients, and the activities of outside vendors, such as the Company, used by such providers. If any complaints were brought, the Company's client might assert that such complaints constituted a breach of its agreement with the Company and, if material, seek to terminate the contract. Any termination by Sprint would be likely to have a material adverse effect on the Company. If such complaints resulted in fines being assessed against a client of the Company, the client could seek to recover such fines from the Company.
INTELLECTUAL PROPERTY
     The Company has developed certain computer software and technically-derived procedures intended to maximize the quality and efficiency of its services. Although the Company does not believe that its intellectual property rights are as important to its results of operations as factors such as the technical expertise, knowledge, ability and experience of its employees, the Company believes that its technological capabilities provide significant benefits to its clients.
     The Company also owns a number of registered trademarks and service marks and has filed applications to register additional trademarks and service marks with the United States Patent and Trademark Office, including CULTURALACCESSWORLDWIDE, INC. and related logos. The Company believes the CULTURALACCESSWORLDWIDE, INC. service mark and logo will be an important component in its merchandising and marketing strategy and that it will have all service mark and trademark rights necessary to conduct business under the CULTURALACCESSWORLDWIDE, INC. name.
EMPLOYEES
     At June 30, 1997, the Company had approximately 1,100 employees. None of the Company's employees is represented by a labor union, and the Company is not aware of any current activity to organize any of its employees. Management considers relations between the Company and its employees to be good.
PROPERTIES
     The Company's principal executive offices are located at 2200 Clarendon Boulevard, 11th Floor, Arlington, Virginia 22201. In addition, the Company has six other locations in California (2), Florida, New Jersey, Pennsylvania and Texas. See Note 8 of Notes to the Company's Combined Financial Statements for information concerning the Company's leases for its facilities. The Company does not anticipate that it will experience any difficulty in renewing any such leases upon their expiration or obtaining different space on comparable terms if such leases are not renewed. The Company believes that these facilities are well maintained and are of adequate size for present needs and planned expansion in the near future.

INSURANCE
     The Company believes that it maintains the types and amounts of insurance customary in the industry, including coverage for general liability, product liability, product damage and workers' compensation. The Company considers its insurance coverage to be adequate both as to risks and amounts.
LEGAL PROCEEDINGS
     From time to time, the Company is party to certain claims, suits and complaints which arise in the ordinary course of business. Currently, there are no such claims, suits or complaints which, in the opinion of management, would have a material adverse effect on the Company.

                                   MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS
     The following sets forth certain information with respect to the directors and executive officers of the Company:

                            NAME           AGE                                   POSITION
                      ----------------     ---   ------------------------------------------------------------------------

Executive Officers

                      John Fitzgerald      50    President, Chief Executive Officer and Director
                      Michael Dinkins      43    Senior Vice President of Finance and Administration
                                                   and Chief Financial Officer
                      John Jordan          38    President, TelAc Teleservices Group
                      Lee Edelstein        49    President, Professional Markets Group and Director
                      Isabel Valdes        48    President, Market Connections Group
                      Douglas Rebak        53    President, Phoenix Marketing Group
                      Beth Broderson       41    Senior Vice President, Strategic Planning
                      Mary Sanchez         37    Corporate Controller

Directors

                      Stephen F. Nagy      53    Chairman of the Board and Director
                      Peter D. Bewley      51    Director
                      Liam Donohue         29    Director
                      John H. Foster       55    Director
                      Shawkat Raslan       46    Director

     JOHN FITZGERALD has been President, Chief Executive Officer and a director of the Company since April 1997. He has 25 years of experience in the global marketing services industry, with broad-based marketing and operational management experience in multi-site marketing/communications organizations. Mr. Fitzgerald has held senior management and board level positions while running global, regional and local operations. He was President and Chief Operating Officer of Saatchi & Saatchi (1996), and he served in various capacities at McCann-Erickson Worldwide from 1990 to 1995, serving as President and Chief Executive Officer for McCann-Erickson Japan and as Vice Chairman of North America and Chief Operating Officer of New York for McCann-Erickson. Mr. Fitzgerald served in several senior positions for Ketchum Communications Inc. from 1985-1990, including Chairman of Ketchum Advertising USA. From 1981 to 1984, he was Senior Vice President for Hill Holliday, Inc. From 1971 to 1980, he served in a variety of account management positions rising to Senior Vice President for Ted Bates Worldwide. Mr. Fitzgerald's professional development includes the Harvard Business School's Advanced Management Program, the University of Michigan's East-Asia Studies Program, and extensive strategic planning, marketing and communications experience working with leading corporate clients, including: Johnson & Johnson, Procter & Gamble Co., Bayer AG, The Coca-Cola Company, AT&T, Nestle S.A., PNC Bank Corp., Motorola, Inc. and Bell Atlantic Corp.
     MICHAEL DINKINS has served as Senior Vice President of Finance and Administration and Chief Financial Officer of the Company since August 1997. From September 1993 until he joined the Company, Mr. Dinkins served in various capacities with Cadmus Communications Corp., where he most recently was President of the Graphic Communications Group and before that was Vice President and Chief Financial Officer. From 1976 to 1993, Mr. Dinkins was employed at the General Electric Co. in numerous divisions, including Corporate Financial Planning & Analysis, GE Lighting, GE Capital and GE Appliances. During this period, Mr. Dinkins earned CPA and CMA designations. Mr. Dinkins also serves on the Board of Directors of the Lawyers Title Corp. Mr. Dinkins has a Bachelor of Science degree in Financial Administration from Michigan State University.

     JOHN JORDAN has been President of the TelAc Teleservices Group of the Company since December 1996. In 1983, Mr. Jordan founded the Company and served as President and Chief Executive Officer of the Company until the Recapitalization in December 1996. Mr. Jordan has a national reputation for leadership and innovation in targeted general market telemarketing as well as the application of direct marketing methodology within the Hispanic and Asian-American communities. As the Company's Chief Executive Officer from 1983 to 1996, Mr. Jordan designed and executed many innovative direct marketing campaigns for a diverse selection of clients including: MCI, Sprint, NYNEX, Ameritech, SouthwesternBell, Global One, Allstate, MetLife, JCB, Beneficial National Bank, Mellon Bank and Marine Midland/Hong Kong Bank. Prior to starting the Company, Mr. Jordan worked at Campaign Marketing Group Inc. from 1979 to 1983 in various positions, including Vice President of Client Services which he held until the time he departed to start the Company. Mr. Jordan has a Bachelor of Arts degree in Economics and Political Science from the University of Maryland.
     LEE EDELSTEIN has been the President of the Professional Markets Group of the Company since January 1997 and a director of the Company since October 1997. In 1992, he founded TMS, a pharmaceutical/healthcare direct marketing and teleservices company acquired by the Company in January 1997. Mr. Edelstein brings over 18 years of pharmaceutical industry experience to the Company. Prior to founding TMS, Mr. Edelstein worked for Goldline Laboratories, a division of IVAX Corp., for 11 years in various management positions including Operations Manager, Director of Marketing and Vice President of Marketing and Business Development. Prior to his employment with Goldline Laboratories, Mr. Edelstein held management positions at the New York College of Podiatric Medicine and Premo Pharmaceutical. Mr. Edelstein graduated from Brooklyn College in 1970 with a Bachelor of Science degree in Accounting and received a Masters of Business Administration degree from the New York University in 1973.
     ISABEL VALDES has been the President of the Market Connections Group of the Company since September 1997. In 1985, Ms. Valdes founded HMC, a marketing research and strategic planning organization acquired by the Company in September 1997. Prior to founding HMC in 1985, Ms. Valdes served as a member of the clinical faculty at Stanford's School of Medicine in the Division of Family Medicine from 1980 to 1989. From 1982 to 1985, Ms. Valdes was Director of IC-NET, an on-line information network. Ms. Valdes is a summer lecturer at the Professional Communications Program at Stanford University. She also holds a faculty position at the National Hispanic Corporate Council Institute, an organization created by Fortune 500 executives to further understand the National and Global Hispanic marketplace. In 1995, Ms. Valdes was named the Latino Business Woman of the Year by the New York Federation of Hispanic Chambers of Commerce. Ms. Valdes is the principal author of Hispanic Market Handbook, "a bible for marketers and advertisers communicating with Hispanics." Ms. Valdes is a founding member of the Ethnic Advertising Committee for the Advertising Research Foundation and a founding member of the San Mateo, Latino Leadership Council. Ms. Valdes' Master of Arts degree in Communications and Master of Arts degree in Education are both from Stanford University. She also has professional degrees in Communication Arts and Advertising from two major Chilean universities.
     DOUGLAS REBAK has been the President of the Phoenix Marketing Group of the Company since October 1997. In 1983, Mr. Rebak founded Phoenix and served as its President and Chief Executive Officer until it was acquired by the Company in October 1997. Mr. Rebak served as President of the Data Services Division of Fisher-Stevens, a subsidiary of Dun & Bradstreet from 1981 to 1983. Before that he had 14 years of sales, marketing and product management experience with Pfizer, Inc. and Roche Biomedical Laboratories, Inc. Mr. Rebak has a Bachelor of Science degree from Villanova University and a Masters of Business Administration degree from the University of Chicago. He is currently a member of the Board of Directors of the Passaic Rubber Company in Wayne, New Jersey.
     BETH BRODERSON has served as Senior Vice President, Strategic Planning for the Company since July 1997. Prior to joining the Company, Ms. Broderson was Vice President, Marketing at the National Council on the Aging from January 1996 to July 1997, with a dedicated focus on tapping the rapidly expanding elderly market segment. For 15 years prior thereto, she served in senior management roles at integrated marketing services companies in the United States and Europe. She was Executive Vice President, Strategic Planning at Goldberg, Marchesano, Kohlman from 1991 to 1995, and from 1989 to 1991, she was Senior Vice President at Ketchum Communications Inc., a marketing communications company. She held a range of client management positions at Hill Holliday, Inc. from 1981 to 1989. Throughout her career, Ms. Broderson's clients included Ortho-McNeil Pharmaceutical Corporation, Pfizer, Inc., NYNEX Corporation, Digital Equipment Corporation, Polaroid Corp., Wang Laboratories, Inc., GE Information Systems, John Hancock Mutual Life Insurance Company and the Sara Lee Corporation. Ms. Broderson received a Bachelor of Arts degree in history, magna cum laude, from Boston University.

     MARY SANCHEZ has served as Corporate Controller of the Company since August 1997. From February 1996 until TMS was acquired by TLM in January 1997, Ms. Sanchez served as Chief Financial Officer of TMS. Prior to joining TMS, Ms. Sanchez had seven years of pharmaceutical experience as Controller for Goldline Laboratories, a division of IVAX Corp. In addition to working in the finance department, Ms. Sanchez was responsible for various functions such as customer service, bids and contracts, and warehousing. Prior to joining Goldline Laboratories, Ms. Sanchez was an audit manager with Ernst and Young, LLP. Ms. Sanchez graduated in 1981 from Florida International University with a degree in Business Administration and a major in Accounting. Ms. Sanchez is a certified public accountant.
     STEPHEN F. NAGY has been Chairman of the Board and a director of the Company since December 1996. Since January 1996, Mr. Nagy has also served as Chairman of the Board and a director of Valley Forge Dental Associates, Inc., a leading provider of dental services, as well as its Chief Executive Officer until October 1997. Mr. Nagy was Chairman of the Board of The Pet Practice, Inc. ("Pet Practice"), a leading national provider of veterinary services, from March 1995 to July 1996 and a director from October 1993 to July 1996 (when Pet Practice was acquired by Veterinary Centers of America, Inc.) Mr. Nagy has been a Managing Partner of Foster Management Company, a venture capital firm, since 1989. He was President of Foster Medical Corporation from 1982 to 1984 and Executive Vice President of Avon Products, Inc. from 1984 to 1986, after Avon's acquisition of Foster Medical Corporation. Mr. Nagy was a Vice President of Foster Management Company from 1980 to 1982. From 1971 to 1980, Mr. Nagy was with Booz, Allen and Hamilton, Inc., serving as a Vice President from 1976 to 1980. Mr. Nagy received a Bachelor of Science degree from Union College (Schenectady), a Masters of Science degree from Columbia University and a Masters of Science degree from New York University.

     PETER D. BEWLEY has been a director of the Company since May 1997. Since May 1994, he has also been Senior Vice President, General Counsel and Secretary of NovaCare, Inc., the nation's clinical and technological leader in rehabilitation. Prior to joining NovaCare, Inc., Mr. Bewley was employed as Associate General Counsel with Johnson & Johnson for 17 years. He served as an associate with the law firm of Wilmer, Cutler & Pickering, in Washington, D.C. from 1972 to 1977. He received a Bachelor of Arts degree, cum laude from Princeton University in 1968 and graduated from Stanford University with a Doctor of Jurisprudence degree in 1971. Mr. Bewley is a member of the bar in California and Washington, D.C., as well as the Court of Appeals for the D.C. Circuit and the United States Supreme Court.

     LIAM DONOHUE has been a director of the Company since December 1996. Since 1995, Mr. Donohue has also been a Principal of Foster Management Company and since June 1997 has served on the Board of Directors of XYAN, Inc., a digital print-on-demand company. In 1994, he was an Associate with Salomon Brothers Corporate Finance Group in London. From 1989 to 1993, he was an Associate with Booz, Allen and Hamilton, Inc.'s International Environmental Management Practice where he started Booz, Allen's office in Budapest, Hungary. Mr. Donohue received a Bachelor of Science degree from Georgetown University and a Masters of Business Administration degree from the Amos Tuck School of Business Administration at Dartmouth College.
     JOHN H. FOSTER has been a director of the Company since December 1996. He is the founder and Chairman of Foster Management Company and a general partner of various venture capital investment funds. He is founder and Chairman of the Board of NovaCare, Inc. Mr. Foster is a director of Corning Incorporated, an international corporation with business interests in specialty materials, communications, laboratory services and consumer products. He serves as a trustee of the Children's Hospital of Philadelphia, the Hospital for Special Surgery, and the Independence Seaport Museum. He is a member of the Dean's Council of the Harvard School of Public Health and the Amos Tuck School Board of Overseers. He also serves as Chairman of the Board and Chief Executive Officer of Apogee, Inc., a national provider of mental health services. Mr. Foster received a Bachelor of Arts degree from Williams College and a Masters of Business Administration degree from the Amos Tuck School of Business Administration at Dartmouth College.
     SHAWKAT RASLAN has been a director of the Company since May 1997. Since June 1983, he has served as President and Chief Executive Officer of International Resource Holdings, Inc., an asset management and investment advisory service for international clients. Prior thereto, he served as Vice President of Trans Arabian Investment Bank in Bahrain from 1980 to 1983. From 1976 to 1980, Mr. Raslan was a liaison officer and engineer for Turner International in New York. Mr. Raslan serves on the Board of Advisors of investment funds managed by Foster Management Company. He currently serves as a director of Apogee Inc., Arbitrage Associates, Parisco Limited, Tiedemann International Research, and U.S. HomeCare Corp. He was previously a director of Fairfield First Bank and Trust Company, Orthopedic Services, Inc. and RehabClinics, Inc. Mr. Raslan has a Bachelor of Science degree in Civil Engineering and a Masters in Science degree in Civil Engineering.
     No family relationships exists between any of the directors or executive officers of the Company.

COMMITTEES OF THE BOARD
     The Board has a Compensation Committee, an Audit Committee and an Acquisition Committee. The members of the Compensation Committee are John H. Foster, Liam S. Donohue, Shawkat Raslan and Peter D. Bewley. The Compensation Committee has a Stock Option Subcommittee. The members of the Stock Option Subcommittee are Peter D. Bewley and Shawkat Raslan. The Compensation Committee makes recommendations to the full Board as to the compensation of senior management. The Stock Option Subcommittee administers the Company's Stock Option Plan and determines the persons who are to receive options, the number of shares subject to each option and the terms, including the exercise price, of such options.
     The members of the Audit Committee are Peter D. Bewley, John H. Foster and Shawkat Raslan. The Audit Committee acts as a liaison between the Board and the independent accountants and annually recommends to the Board the appointment of the independent accountants. The Audit Committee reviews with the independent accountants the planning and scope of the audits of the financial statements, the results of those audits and the adequacy of internal accounting controls and monitors other corporate and financial policies.
     The members of the Acquisition Committee are Stephen F. Nagy, John Fitzgerald, Liam S. Donohue and Lee Edelstein. The Acquisition Committee is authorized to approve acquisitions of businesses having an aggregate purchase price of less than $5,000,000.
     The Board of Directors does not have a Nominating Committee.
DIRECTOR COMPENSATION
     Directors of the Company do not receive fees for service as directors but are reimbursed for out-of-pocket expenses.
EXECUTIVE COMPENSATION
     The following table sets forth information concerning the compensation paid or awarded to the Chief Executive Officer of the Company. No other executive officer's total annual salary and bonus exceeded $100,000 for fiscal 1996.
                         SUMMARY COMPENSATION TABLE (1)

                                                                                             1996
                                                                                      ANNUAL COMPENSATION
                                   NAME AND                                        -------------------------
                              PRINCIPAL POSITION                                   SALARY ($)      BONUS ($)
------------------------------------------------------------------------------     ----------      ---------
John E. Jordan
  President and Chief Executive Officer (2)...................................      $ 150,000      $ 100,000

---------------

(1) As a result of the Recapitalization in December 1996, there was a significant change in management. Accordingly, set forth below is certain compensation information with respect to the five highest compensated executive officers of the Company based on their projected 1998 annual salaries (see "Agreements with Employees" below):


                               NAME AND                                      PROJECTED 1998
                          PRINCIPAL POSITION                                 ANNUAL SALARY*
-----------------------------------------------------------------------      --------------
John Fitzgerald
  President and Chief Executive Officer................................         $300,000
Michael Dinkins
  Senior Vice President of Finance and Administration and Chief
  Financial Officer....................................................          200,000
John Jordan
  President, TelAc Teleservices Group..................................          220,000
Lee Edelstein
  President, Professional Markets Group................................          150,000
Douglas Rebak
  President, Phoenix Marketing Group...................................          225,000



        * In addition, each of the executive officers is eligible to receive a bonus in the discretion of the Board of Directors of the Company. Such bonuses range from up to 20% of such executive officer's salary to up to 50% of such executive officer's salary.

(2) Mr. Jordan served as President and Chief Executive Officer until the Recapitalization of the Company in December 1996 when he was appointed President of the TelAc Teleservices Group of the Company. Prior to the Recapitalization, the directors of the Company authorized a one-time payment to the stockholders. As a stockholder, Mr. Jordan received $471,000 in connection with such payment. The aggregate value of perquisites and other personal benefits received by Mr. Jordan was less than the lesser of $50,000 or 10% of his total annual salary and bonus and, accordingly, has been omitted.

     AGREEMENTS WITH EMPLOYEES
     The Company has entered into employment agreements with each of its executive officers. These agreements provide that the Company will employ each such executive officer on an "at will" basis and generally include certain non-competition agreements, confidentiality commitments, non-solicitation of employee provisions and assignment of work product agreements. Set forth below is a description of the terms of the employment arrangements for the five highest compensated executive officers of the Company based on their projected 1998 annual salary.
     John Fitzgerald entered into a four-year employment agreement with the Company effective in April 1997 which provides for Mr. Fitzgerald to serve as the President and Chief Executive Officer of the Company and to receive an annual base salary of $250,000, which base salary will increase to $300,000 after the Offering. In addition, Mr. Fitzgerald will be eligible for merit increases as determined at the discretion of the Board of Directors of the Company and will be eligible to receive an annual bonus of up to 50% of his annual base salary based on the achievement on a weighted average basis of certain quantitative and qualitative goals to be mutually agreed upon by Mr. Fitzgerald and the Board of Directors of the Company. Mr. Fitzgerald will receive an option to purchase 50,000 shares of the Company's Common Stock at the price to the public in the Offering.
     Michael Dinkins entered into an employment agreement with the Company effective in August 1997 which provides for Mr. Dinkins to serve as the Senior Vice President of Finance and Administration and Chief Financial Officer of the Company and to receive an annual base salary of $175,000, which base salary will increase to $200,000 after the Offering. In addition, Mr. Dinkins will be eligible for merit increases as determined in the discretion of the Board of Directors of the Company and will be eligible to receive an annual bonus of up to $25,000 for calendar year 1997 and 40% of his base salary for each year thereafter, based on the achievement of certain objectives as determined at the discretion of the Board of Directors of the Company. Mr. Dinkins received an option to purchase 50,000 shares of Common Stock at an exercise price of $5.00 per share, which options vest evenly over five years, except that 10,000 of the options vest upon consummation of the Offering. Mr. Dinkins will receive an option to purchase an additional 10,000 shares of the Company's Common Stock at the price to the public in the Offering.
     John Jordan entered into a five-year employment agreement with the Company effective in December 1996 which provides for Mr. Jordan to receive an annual base salary of $220,000, subject to merit increases as determined at the discretion of the President of the Company. In addition, Mr. Jordan is eligible to receive an annual bonus of up to 35% of his base salary based on the achievement of certain operational, financial and performance objectives and certain corporate growth objectives established by the President of the Company.
     Lee Edelstein entered into a five-year employment agreement with the Company effective in January 1997 which provides for Mr. Edelstein to receive an annual base salary of $150,000, subject to merit increases at the discretion of the President and the Board of Directors of the Company. In addition, Mr. Edelstein is eligible to receive an annual bonus of up to 25% of his base salary based on the achievement of certain performance objectives.
     Douglas Rebak entered into a five-year employment agreement with the Company in October 1997 which provides for Mr. Rebak to receive an annual base salary of $225,000, subject to merit increases as determined at the discretion of the Chief Executive Officer of the Company. In addition, Mr. Rebak is eligible to receive an annual bonus of up to 20% of his base salary based on the achievement by the Company of certain financial goals. Mr. Rebak also received stock options to purchase 24,000 shares of the Company's Common Stock at $8.00 per share, one-half of which vest on December 31, 2000 and one-half on December 31, 2001.
     STOCK OPTION PLAN

     Effective May 1, 1997, the Board of Directors and the stockholders of the Company adopted the Stock Option Plan to attract and retain key personnel. The following discussion of the material features of the Stock Option Plan is qualified by reference to the text of the Stock Option Plan filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Under the Stock Option Plan, options to purchase up to an aggregate of 800,000 shares of Common Stock may be granted to key employees of the Company or its subsidiaries, and to officers and directors of the Company.

     The Compensation Committee of the Board of Directors, through the Stock Option Subcommittee, administers the Stock Option Plan and determines the persons who are to receive options and the number of shares of Common Stock to be subject to each option. In selecting individuals for options and determining the terms thereof, the Compensation Committee may consider any factors it deems relevant including present and potential contributions to the success of the Company. Options granted under the Stock Option Plan must be exercised within a period fixed by the Compensation Committee, which may
                                       34
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
not exceed ten years from the date of the option or, in the case of incentive stock options granted to any holder on the date of grant of more than ten percent of the total combined voting power of all classes of stock of the Company, five years from the date of grant of the option. Options may be made exercisable in whole or in installments, as determined by the Compensation Committee.
     Options may not be transferred other than by will or the laws of descent and distribution and during the lifetime of an optionee may be exercised only by the optionee. The per share exercise price may not be less than the per share market value of the Common Stock on the date of grant of the option. In the case of incentive stock options granted to any holders on the date of grant of more than ten percent of the total combined voting power of all classes of stock of the Company and its subsidiaries, the exercise price may not be less than 110% of the market value per share of the Common Stock on the date of grant. Unless designated as "incentive stock options" intended to qualify under Section 422 of the Code, options which are granted under the Stock Option Plan are intended to be "nonstatutory stock options." The exercise price may be paid in cash, shares of Common Stock owned by the optionee, or in a combination of cash and shares.
     The Stock Option Plan provides that in the event that any member of the Compensation Committee is not a "disinterested person" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect at April 30, 1991, the maximum number of shares of Common Stock which may be subject to options granted to all directors is 250,000 shares, the maximum number of shares of Common Stock which may be subject to options granted to each director who is an officer or employee of the Company is 150,000 shares, and the maximum number of shares of Common Stock which may be subject to options granted to each director who is not an officer or employee of the Company is 50,000 shares.
     The Stock Option Plan provides that, in the event of changes in the corporate structure of the Company or certain events affecting the Common Stock, the Compensation Committee, or the Board of Directors in the case of options granted to directors, may, in its discretion, make adjustments with respect to the number of shares which may be issued under the Stock Option Plan or which are covered by outstanding options, in the exercise price per share, or both. The Compensation Committee may in its discretion provide that, in connection with any merger or consolidation in which the Company is not the surviving corporation or any sale or transfer by the Company of all or substantially all its assets or any tender offer or exchange offer for or the acquisition, directly or indirectly, by any person or group of all or a majority of the then outstanding voting securities of the Company, outstanding options under the Stock Option Plan will become exercisable in full or in part, notwithstanding any other provision of the Stock Option Plan or of any outstanding options granted thereunder, on and after (i) 15 days prior to the effective date of such merger, consolidation, sale, transfer or acquisition or (ii) the date of commencement of such tender offer or exchange offer, as the case may be.

     Between July 1, 1997 and October 17, 1997, the Company granted options to purchase 185,000 shares of Common Stock to certain members of the Company's management at a weighted average exercise price of $6.27 per share. In addition to any options granted under their respective employment agreements, in October 1997 the Company granted options to purchase 50,000 shares to John Fitzgerald, 25,000 shares to Michael Dinkins and an aggregate of 82,500 shares to other members of the Company's management under the Stock Option Plan effective upon the consummation of the Offering at an exercise price per share equal to the price per share to the public in the Offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The members of the Compensation Committee of the Board of Directors of the Company for fiscal 1997 are John H. Foster, Peter D. Bewley, Liam S. Donohue and Shawkat Raslan. See "Management -- Directors and Executive Officers."
     As discussed in "Certain Transactions," the Company has engaged in a variety of transactions with limited partnerships of which John H. Foster and Stephen F. Nagy are general partners of the general partner and Foster Management Company, an investment adviser, of which Mr. Foster is the Chairman of the Board and sole stockholder and Mr. Nagy is Managing Partner. For a more detailed description of such relationships and transactions, see "Certain Transactions."
                                       35
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
                              CERTAIN TRANSACTIONS
     In connection with the Recapitalization in December 1996,
     (i) Abbingdon Venture Partners Limited Partnership ("Abbingdon-I"), Abbingdon Venture Partners Limited Partnership-II ("Abbingdon-II"), and Abbingdon Venture Partners Limited Partnership-III ("Abbingdon-III") purchased from the Company an aggregate of 3,000,000 shares of Common Stock and 500,000 shares of Non-Voting Common Stock for an aggregate purchase price of $200,000, and 18,000 shares of 8% Cumulative Preferred Stock for an aggregate purchase price of $1,800,000. Abbingdon-I, Abbingdon-II and Abbingdon-III are investment partnerships operated by Foster Management Company (an investment advisor of which Stephen F. Nagy is Managing Partner, Liam S. Donohue is a Principal and John H. Foster is the Chairman and sole stockholder);
     (ii) Abbingdon-I, Abbingdon-II and Abbingdon-III agreed to extend credit in the amount of $1,333,000, $7,198,200 and $4,798,800, respectively, to the
Company pursuant to 8% Subordinated Promissory Notes due December 1, 2006 (the "Notes"). Effective January 2, 1997, (x) Abbingdon-I (i) transferred to Abbingdon-III at cost 300,000 shares of Common Stock, 50,000 shares of Non-Voting Common Stock and 1,800 shares of Preferred Stock, (ii) assigned its rights under its Note to Abbingdon-III and (y) Abbingdon-II transferred to Abbingdon-III at cost (i) 270,000 shares of Common Stock, 45,000 shares of Non-Voting Common Stock and 1,620 shares of Preferred Stock and (ii) $1,199,700 of the principal amount of its Note; and
     (iii) the Company redeemed from (x) John Jordan 1,102,500 shares of Common Stock of the Company held by him in exchange for (i) a 6% convertible promissory note in the principal amount of $926,100 due December 1, 2000 and (ii) a non-interest bearing promissory note in the principal amount of $4,630,500 due January 2, 1997 and (y) Joseph Morrow 1,610,000 shares of Common Stock of the Company held by him in exchange for (i) a 6% convertible promissory note in the principal amount of $1,352,400 due December 1, 2000 and (ii) a non-interest bearing promissory note in the principal amount of $6,672,000 due January 2, 1997. Mr. Morrow and Mr. Jordan retained 360,640 and 246,960 shares of the Common Stock, respectively. To secure the non-interest bearing promissory notes in December 1996, Abbingdon-I and Abbingdon-II on behalf of the Company funded a letter of credit in the amount of $11,302,500 from the Company. On January 2, 1997, the $4,630,500 note to Mr. Jordan and the $6,672,000 note to Mr. Morrow were repaid. At any time after ten days after the consummation of the Offering, each of Mr. Morrow and Mr. Jordan have the option of requiring the Company to prepay the convertible promissory notes issued to them. The Company intends to prepay these notes from the net proceeds of the Offering. See "Use of Proceeds."
     In January 1997, the Partnerships made a capital contribution of $111,610 to the Company. In January 1997, in connection with the initial capitalization of TLM, presently a subsidiary of the Company, Abbingdon-II and Abbingdon-III (collectively, the "Partnerships") purchased an aggregate of (x) 3,500,000 shares of common stock, $.01 par value, of TLM (the "TLM Common Stock") for an aggregate purchase price of $199,500 and (y) 18,000 shares of 8% Cumulative Preferred Stock of TLM for an aggregate purchase price of $1,800,000. In October 1997, CAW Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("CAW"), was merged with and into TLM, pursuant to which TLM was the surviving corporation and, after the effective time of the merger, a wholly owned subsidiary of the Company. As part of such merger, (x) the Partnerships made a capital contribution to the Company of the 3,500,000 shares of the TLM Common Stock held by them and (y) the 18,000 shares of preferred stock, $.01 per value, held by the Partnerships were converted into 18,000 shares of 8% Cumulative Preferred Stock, Series 1997 of the Company.
     In January 1997, the Company and Ash Creek, Inc., a subsidiary of the Company ("Ash Creek"), jointly and severally, entered into an agreement with the Partnerships whereby the Partnerships agreed to lend the Company and Ash Creek up to $5,000,000 pursuant to 8% Subordinated Promissory Notes due January 15, 2007. To date, the Company and Ash Creek have borrowed an aggregate of approximately $1,215,000 from Abbingdon-II and $1,485,000 from Abbingdon-III under these notes.
     In January 1997, TLM and Sturges Pond, Inc., a subsidiary of the Company ("Sturges Pond"), entered into an agreement whereby the Partnerships agreed to lend to the Company and Sturges Pond up to $3,000,000 pursuant to 8% Subordinated Promissory Notes due January 15, 2007. To date, neither the Company nor Sturges Pond has borrowed any amounts under these notes.
     In October 1997, the Company and Ash Creek entered into an agreement with the Partnerships whereby the Partnerships agreed to lend to the Company and Ash Creek up to $15,500,000 pursuant to 8% Subordinated Promissory Notes due October 15, 2007. To date, the Company and Ash Creek have borrowed an aggregate of approximately $6,347,000 from Abbingdon-II and $5,193,000 from Abbingdon-III under these notes.
     The Company intends to apply a portion of the net proceeds from the Offering to repay these notes and the other promissory notes issued to the Partnerships and to redeem all of the shares of Preferred Stock held by the Partnerships. After the Offering, the Company's loan agreements with the Partnerships will be terminated. See "Use of Proceeds."
     Through October 15, 1997, the Company has been billed by Foster Management Company an aggregate of $68,333 for management fees (at the rate of $6,667 per month) plus reimbursement of out-of-pocket expenses of approximately $536,462. The agreement to pay a monthly management fee will terminate upon the consummation of the Offering. The Company has agreed to pay Foster Management Company a fee of $750,000 for its assistance in the Company's preparation for the Offering.
     Lee Edelstein was a stockholder of TMS, substantially all of the assets of which a subsidiary of the Company acquired in January 1997. In consideration for such assets, such subsidiary paid to TMS $6,500,000 in cash, issued three-year 6% subordinated promissory note of such subsidiary in the principal amount of $1,300,000 and agreed to pay to Mr. Edelstein certain additional contingent payments of cash and Common Stock of such subsidiary payable over a three-year period dependent upon the achievement of certain financial and operational goals.
     Douglas Rebak was a stockholder of Phoenix, substantially all the assets of which were acquired by a subsidiary of the Company in October 1997. In consideration for such assets, such subsidiary paid to Phoenix $10,000,000 in cash, a 6% subordinated redeemable promissory note of the Company and such subsidiary (the "Redeemable Note") in the principal amount of $2,500,000 due the earlier of (i) ten days after the Offering or (ii) December 31, 1998, the Convertible Note, and agreed to pay to Phoenix certain additional contingent payments of the Company's Common Stock payable over a three-year period dependent upon the achievement of certain financial and operational goals. The principal amount of the Convertible Note is convertible into 166,667 shares of Common Stock at the rate of $15.00 per share of Common Stock, provided that the Convertible Note will be converted into a greater number of shares of Common Stock if the initial price to the public in the Offering is less than $15.00 per share. The Redeemable Note will be repaid from the net proceeds of the Offering. See "Use of Proceeds."
     In connection with the acquisition of the assets of Phoenix, the Company entered into a lease agreement with Phoenix Realty Partners, a New Jersey partnership ("Phoenix Realty"), of which Mr. Rebak is a partner, for two locations in Lincoln Park, New Jersey. The lease is for a term of ten years. In years one through five, the Company will pay Phoenix Realty fixed rent in the aggregate amount of $618,560 per year, payable in equal monthly installments. In years six through ten, the Company will pay Phoenix Realty fixed rent in the aggregate amount of $733,600 per year, payable in equal monthly installments.
     In December 1996, the Company sold to John Jordan, the President of the TelAc Teleservices Group of the Company, 75,000 shares of Common Stock at $.057 per share and in April 1997, the Company sold to John Fitzgerald, the President and Chief Executive Officer and a director of the Company, 230,000 shares of Common Stock at $.057 per share. The shares of Common Stock issued to Mr. Fitzgerald vest over a four-year period and the shares of Common Stock issued to Mr. Jordan vest over a five-year period, each contingent upon continued service with the Company. Messrs. Jordan and Fitzgerald purchased such shares pursuant to stock purchase agreements with the Company (the "Stock Purchase Agreements"). The Stock Purchase Agreements provide for restrictions on the sale of such shares and further provide that the Company has the option to repurchase such shares at $.057 per share upon the occurrence of certain conditions contained therein. The Company and each of Messrs. Jordan and Fitzgerald agreed that, in the event of a proposed sale of control of the Company, each of such individuals will be permitted, or may be required, to sell a number of those shares of Common Stock covered by his respective Stock Purchase Agreement as shall be proportionate to the number of shares of Common Stock that the controlling stockholders shall sell of the shares owned by them, for the same consideration per share and on the same terms and conditions received by such controlling stockholders in such sale of control.
     On January 14, 1997, the Company executed a demand promissory note payable to PNC Bank in the principal amount of the lesser of the amount borrowed or $6,000,000, with an interest rate, at the Company's option, equal to (a) the greater of (i) PNC Bank's prime rate, which at October 22, 1997 was 8.5%, or
(ii) the federal funds rate plus 0.5% or (b) the Eurodollar rate plus 2%. The Partnership unconditionally guaranteed the payment of the Company's obligations to PNC Bank under such note. The Company intends to apply a portion of the net proceeds from the Offering to retire such debt to PNC Bank. See "Use of Proceeds." Upon such repayment, the guarantees by the Partnerships will terminate.
     In December 1996, the Company purchased Jordan Computer Specialists Incorporated ("JCSI") from Jared Jordan, the brother of John Jordan. In consideration for his shares of JCSI stock, the Company paid to Jared Jordan $60,000 in cash and a three-year 6% subordinated convertible promissory note of the Company in the principal amount of $180,000. Mr. Jordan has the right to convert the principal amount of the note into shares of the Company's Common Stock at the rate of $15.00 per
                                       37
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
share if certain financial and operational goals are achieved by JCSI. Prior to the purchase of JCSI, the Company had paid JCSI consulting fees of $155,799 and $216,432 in 1995 and 1996, respectively, pursuant to a written consulting agreement.

     Prior to the Recapitalization in December 1996, certain affiliates of Joseph Morrow, a beneficial holder of more than 5% of the Company's Common Stock, received management fees from the Company in consideration of certain services provided by such affiliates. In 1995 and 1996, the Company paid to such affiliates management fees of $1,500,000 and $1,517,000, respectively.

     In August 1995, the Company and Triple J Enterprises L.L.C. ("Triple J"), a limited liability company of which John Jordan and Joseph Morrow are members, entered into an equipment lease agreement whereby the Company leased certain equipment from Triple J, which agreement was amended in December 1996 and terminated in 1997. The Company made lease payments to Triple J of $368,003, $462,662 and $214,344 in 1995, 1996 and 1997, respectively.

     The purchase price with respect to each of the acquisitions described above was determined by arms-length negotiations based upon the sale price of comparable companies. The Company believes that the terms of the other transactions with affiliated persons described above are no less favorable to the Company than the Company could have obtained from non-affiliated parties.

                             PRINCIPAL STOCKHOLDERS
     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock (i) as of October 15, 1997 and (ii) as adjusted to reflect the sale of the 4,000,000 shares of Common Stock offered by the Company in Offering by (a) each person known by the Company to own beneficially more than 5% of the Company's Common Stock, (b) each director of the Company, (c) each of the persons named in the Summary Compensation Table and
(d) all officers and directors of the Company as a group. Except as indicated in the footnotes to the table, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

                                                                                           COMMON        PERCENT OF COMMON STOCK(6)
                                                                                           STOCK        ----------------------------
                                                                                        BENEFICIALLY      BEFORE             AFTER
NAME AND ADDRESS                                                                           OWNED        OFFERING(1)         OFFERING
-------------------------------------------------------------------------------------   ------------    -----------         --------
Abbingdon Venture Partners...........................................................      1,575,000(2)     35.1%             18.6%
  Limited Partnership-II
  1018 West Ninth Avenue
  King of Prussia, PA 19406
Abbingdon Venture Partners...........................................................      1,925,000(3)     42.4%             22.5%
  Limited Partnership-III
  1018 West Ninth Avenue
  King of Prussia, PA 19406
John H. Foster.......................................................................      3,500,000(4)     73.5%             39.9%
  Foster Management Company
  1018 West Ninth Avenue
  King of Prussia, PA 19406
Stephen F. Nagy......................................................................      3,500,000(4)     73.5%             39.9%
  Foster Management Company
  1018 West Ninth Avenue
  King of Prussia, PA 19406
Joseph J. Morrow.....................................................................        360,640         8.5%              4.4%
  8 Hedgerow
  Greenwich, CT 06830
John Jordan..........................................................................        321,960         7.6%              3.9%
  1791 Crestwood Drive, N.W.
  Washington, D.C. 20011
Peter D. Bewley......................................................................             --          --                --
Lee Edelstein........................................................................         50,000         1.2%                *
John Fitzgerald......................................................................        230,000         5.4%              2.8%
Shawkat Raslan.......................................................................             --          --                --
Directors and executive..............................................................      4,101,960(5)     86.1%             46.8%
  officers as a group (13 persons)

---------------
 * Less than 1%
(1) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission (the "Commission"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after October 15, 1997 through the exercise of any stock option, warrant or other right. Also, under such rules, more than one person may be deemed the beneficial owner of the same shares. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.
(2) Includes 225,000 shares of Non-Voting Common Stock convertible at any time after the consummation of the Offering into shares of Common Stock on a share-for-share basis. In addition, Abbingdon-II owns 8,100 shares of 8% Cumulative Preferred Voting Stock and 8,100 shares of 8% Cumulative Preferred Non-Voting Stock, all of which will be redeemed with a portion of the net proceeds of the Offering. See "Use of Proceeds" and "Certain Transactions."
                                       39
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(3) Includes 275,000 shares of Non-voting Common Stock convertible at any time after the consummation of the Offering into shares of Voting Common Stock on a share-for share basis. In addition, Abbingdon-III owns 9,900 shares of 8% Cumulative Preferred Voting Stock and 9,900 shares of 8% Cumulative Preferred Non-Voting Stock, all of which will be redeemed with a portion of the net proceeds of the Offering.
(4) Represents shares of Common Stock owned by Abbingdon-II and Abbingdon-III, limited partnerships of which John H. Foster and Stephen F. Nagy are general partners of the general partner. In addition, Abbingdon-II and Abbingdon-III own an aggregate of 18,000 shares of 8% Cumulative Preferred Voting Stock and 18,000 shares of 8% Cumulative Preferred Non-Voting Stock, all of which will be redeemed with a portion of the net proceeds of the Offering. See "Certain Transactions."
(5) Includes the shares of Common Stock owned by Abbingdon-II and Abbingdon-III. See Footnotes (2), (3) and (4).

(6) Excludes 166,667 shares of Common Stock to be issued upon conversion of the Convertible Note upon the consummation of the Offering.

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
                          DESCRIPTION OF CAPITAL STOCK
AUTHORIZED CAPITAL STOCK
     The Company's authorized capital stock consists of (a) 20,000,000 shares of Common Stock, of which 19,500,000 shares are Common Stock and 500,000 shares are Non-Voting Common Stock, and (b) 1,000,000 shares of Preferred Stock, issuable in series.
     The following description of all material matters relating to the capital stock of the Company is a summary and is qualified in its entirety by the provisions of the Company's Certificate of Incorporation and By-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.
COMMON STOCK
     The issued and outstanding shares of Common Stock are, and all shares of Common Stock to be issued and to be sold in the Offering will be, validly issued, fully paid and nonassessable. Except as set forth below, all shares of Common Stock have equal rights and, subject to the rights of the holders of the Preferred Stock, are entitled to receive ratably such dividends, if any, as the Board of Directors may declare from time to time out of funds legally available therefor. Upon liquidation of the Company, after payment or provision for payment of all of the Company's debts and obligations and liquidation payments to holders of outstanding shares of Preferred Stock, the holders of the Common Stock will share ratably in the net assets, if any, available for distribution to holders of Common Stock upon liquidation.
     COMMON STOCK. At October 15, 1997, approximately 25 persons were holders of the 4,264,000 shares of Common Stock outstanding. Each holder of record of Common Stock is entitled to one vote for each outstanding share of Common Stock owned by such holder, is not entitled to cumulate his votes for the election of directors and does not have preemptive rights.
     NON-VOTING COMMON STOCK. At October 15, 1997, the Partnerships held all 500,000 shares of Non-Voting Common Stock outstanding. Each share of Non-Voting Common Stock is convertible at any time on or after the earlier to occur of (i) December 31, 2000 or (ii) the closing of the initial sale by the Company to the public, through an underwritten public offering, of shares of Common Stock pursuant to a registration statement under the Securities Act, at the option of the holder, into shares of Common Stock at the rate of one share of Common Stock for each share of Non-Voting Common Stock converted.
PREFERRED STOCK
     The Company has issued two series of its Preferred Stock, one designated the 8% Cumulative Preferred Stock (the "Original Preferred Stock") and the other designated the 8% Preferred Stock Series 1997 (the "1997 Preferred Stock"). At October 15, 1997, the Company had issued and outstanding 18,000 shares of the Original Preferred Stock and (ii) 18,000 shares of the 1997 Preferred Stock, all of which are owned by the Partnerships. See "Certain Transactions." A portion of the proceeds of the Offering will be used to redeem such shares. See "Use of Proceeds." Holders of the Preferred Stock are entitled to receive dividends out of any net profits or net assets of the Company legally available for dividends at the rate of $8.00 per share per annum, payable quarterly on March 31, June 30, September 30 and December 31. Dividends upon the Preferred Stock are cumulative, so that if dividends upon the outstanding Preferred Stock from the date on which such dividends commence to accrue to the end of the then current quarterly dividend period for such stock shall not have been declared and paid, the amount of the deficiency shall be paid, but without interest, before the Company shall declare, pay or set aside funds for any dividends or other distributions (other than dividends payable in shares of Common Stock to all holders of Common Stock) in respect of Common Stock or any Common Stock shall be purchased by the Company. In the event of the liquidation of the Company, the holders of the Preferred Stock are entitled to receive payment of a preferential amount of $100 per share plus all accrued and accumulated but unpaid dividends before any distribution is made to holders of Common Stock. The Original Preferred Stock does not have any voting rights. The holders of 1997 Preferred Stock have the right to vote with the holders of Common Stock on a share-for-share basis on all matters submitted to a vote of the stockholders of the Corporation. The Preferred Stock is not convertible. The Preferred Stock may be redeemed at any time by the Company, at its option, for $100 per share plus an amount equal to all accrued and accumulated but unpaid dividends and is required to be redeemed upon the consummation of the Offering.
     The Company's Board of Directors may without further action by the Company's stockholders, from time to time, direct the issuance of additional shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. The rights of any such series may include voting and conversion rights which would adversely affect the voting power of the holders of Common Stock. Satisfaction of any dividend preferences of outstanding
Preferred Stock would reduce the amount of funds available, if any, for the payment of dividends on Common Stock. See "Dividend Policy." Also, the holders of Preferred Stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of the Common Stock. The Company does not have any present plans to issue any additional series of Preferred Stock.
     The overall effect of the ability of the Company's Board of Directors to issue Preferred Stock may be to render more difficult the accomplishment of mergers or other takeover or change in control attempts. To the extent that this ability has this effect, removal of the Company's incumbent Board of Directors and management may be rendered more difficult. Further, this may have an adverse impact on the ability of stockholders of the Company to participate in a tender or exchange offer for the Common Stock and in so doing diminish the market value of the Common Stock. The Company is not aware of any proposed takeover attempt or any proposed attempt to acquire a large block of Common Stock.
LIMITATIONS ON DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION; ANTI-TAKEOVER PROVISIONS
     Article Sixth of the Certificate of Incorporation of the Company provides that the Company shall indemnify and hold harmless any director, officer, employee or agent of the Company from and against any and all expenses and liabilities that may be imposed upon or incurred by him in connection with, or as a result of, any proceeding in which he may become involved, as a party or otherwise, by reason of the fact that he is or was such a director, officer, employee or agent of the Company, whether or not he continues to be such at the time such expenses and liabilities shall have been imposed or incurred, to the extent permitted by the laws of the State of Delaware, as they may be amended from time to time.
     Article Eleventh of the Certificate of Incorporation of the Company contains a provision which eliminates the personal liability of a director of the Company to the Company or to any of its stockholders for monetary damages for a breach of his fiduciary duty as a director, except in the case in which the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law, or obtained an improper personal benefit.
     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale and other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.
TRANSFER AGENT
     The transfer agent for the Common Stock is American Stock Transfer and Trust Company, New York, New York.
                        SHARES ELIGIBLE FOR FUTURE SALE
     Upon completion of the Offering, the Company will have 8,930,667 shares of Common Stock outstanding, of which 4,930,667 shares (approximately 55.2% of the shares to be outstanding) will be held by persons who acquired such shares in transactions in which such shares were not registered under the Securities Act. These shares may not be sold unless registered under the Securities Act or sold pursuant to an applicable exemption from registration, such as Rule 144. Rule 144, as currently in effect and subject to its provisions and other applicable federal and state securities laws, permits a person (or persons whose shares are aggregated) who has beneficially owned his or her shares for at least one year to sell within any three-month period a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information concerning the Company. Rule 144 also permits, under certain circumstances, such sale of shares without any quantity limitation or current public information described above by a person who is not an affiliate of the Company and who has satisfied a two-year holding period.
     The Company, its officers and directors and the other stockholders of the Company, have agreed that, for a period of 180 days from the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock of the Company or any securities convertible into or exercisable or exchangeable for Common Stock or grant any options or warrants to purchase Common Stock except, in the case of the Company, in certain limited circumstances, without the prior written consent of Smith Barney Inc. See "Underwriting."
     The Company cannot predict the number of shares of Common Stock which may be sold in the future pursuant to Rule 144 since such sales will depend upon the market price of the Common Stock, the individual circumstances of holders thereof and other factors. Any sales of a substantial number of shares of Common Stock in the public market could have a significant adverse effect on the market price of the Common Stock.
     The Company intends to file a registration statement on Form S-8 under the Securities Act to register the 800,000 shares of Common Stock authorized and reserved for issuance pursuant to the Stock Option Plan. Upon the filing of such Form S-8, outstanding shares of Common Stock so registered may be freely sold without restriction, except for shares held by officers, directors and other affiliates of the Company. See "Management -- Stock Option Plan."

                                  UNDERWRITING
     Under the terms and subject to the conditions in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, the respective number of shares of Common Stock set forth opposite the name of such Underwriter.

                                                                      NUMBER OF
UNDERWRITER                                                            SHARES
-----------------------------------------------------------------   -------------
Smith Barney Inc.................................................
Bear, Stearns & Co. Inc..........................................
                                                                    -------------
Total............................................................       4,000,000
                                                                    -------------
                                                                    -------------

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.
     The Underwriters, for whom Smith Barney Inc. and Bear, Stearns & Co. Inc. are acting as Representatives propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a price
that represents a concession not in excess of $      per share under the public
offering price. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $      per share to the Underwriters or to certain
other dealers. After the initial public offering, the public offering price, such concessions and other selling terms may be changed by the Underwriters. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.
     The Company has granted an option to the Underwriters, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 600,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus less underwriting discounts and commissions. The Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite such Underwriter's name in the preceding table bears to the total number of shares in such table.
     In connection with the Offering and in accordance with applicable law, the Underwriters may over-allot (i.e., sell more Common Stock than the total amount shown on the list of Underwriters which appears above) and effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for Common Stock or effecting purchases of Common Stock for the purpose of pegging, fixing or maintaining the price of Common Stock or for purpose of reducing a syndicate short position created in connection with the Offering. In addition, the contractual arrangements among the Underwriters include a provision whereby, if the Representatives purchase Common Stock in the open market for the account of the underwriting syndicate and Common Stock purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Common Stock in question at the cost price to syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the Common Stock in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time. In addition, a syndicate short position may be covered by exercise of the option described above in lieu of or in addition to open market purchases.
     The Company, its officers and directors and the other stockholders of the Company have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or grant any options or warrants to purchase Common Stock except, in the case of the Company, in certain limited circumstances.
     Prior to the Offering, there has not been any public market for the Common Stock. Consequently, the initial public offering price for the shares of Common Stock included in the Offering has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining such price were the history of and the prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for the growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.
     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriter may be required to make in respect thereof.
                                 LEGAL MATTERS
     The validity of the Common Stock being offered hereby will be passed upon for the Company by Haythe & Curley, 237 Park Avenue, New York, New York 10017. Certain legal matters will be passed upon for the Underwriters by Duane, Morris & Heckscher LLP, 4200 One Liberty Place, Philadelphia, Pennsylvania 19103-7396.
                                    EXPERTS
     The combined financial statements of the Company and TLM as of and for the year ended December 31, 1996 and as of and for the six months ended June 30, 1997; Phoenix and TMS as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996; and HMC as of and for the year ended December 31, 1996 included in this Prospectus have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.
     The financial statements of Telephone Access, Inc. and TelAc, Inc. as of and for the year ended July 31, 1994, as of and for the five months ended December 31, 1994 and as of and for the year ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Green, Holman, Frenia and Company, L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.
                             AVAILABLE INFORMATION
     The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement and to the financial statements, schedules and exhibits filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to herein represent materially complete summaries of such contents. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.
     The Registration Statement, the exhibits and schedules forming a part thereof, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such documents can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy information statements and other information regarding registrants that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). The Registration Statement has been filed electronically through EDGAR and may be retrieved through the Commission's Web site on the Internet.
     As a result of the Offering, the Company will be subject to the informational requirements of the Exchange Act. As long as the Company is subject to periodic reporting requirements of the Exchange Act, it will continue to file reports and other information required thereby by the Commission. The Company intends to furnish its stockholders with annual reports containing financial statements audited by the Company's independent accountants and to make available quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.
                         CULTURALACCESSWORLDWIDE, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                          PAGE
                                                                                                                          ----
COMBINED CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS, INC.
Report of Independent Accountants......................................................................................    F-2
Combined Balance Sheets as of December 31, 1996, June 30, 1996 (unaudited) and June 30, 1997...........................    F-3
Combined Statements of Operations for the Year Ended December 31, 1996, and for the Six Months Ended June 30, 1996
  (unaudited) and 1997.................................................................................................    F-4
Combined Statements of Changes in Common Stockholders' Equity and Accumulated Deficit for the Year Ended December 31,
  1996 and for the Six Months Ended June 30, 1997......................................................................    F-5
Combined Statements of Cash Flows for the Year Ended December 31, 1996 and for the Six Months Ended
  June 30, 1996 (unaudited) and 1997...................................................................................    F-6
Notes to Combined Financial Statements.................................................................................    F-7
TELEPHONE ACCESS, INC. AND TELAC, INC.
Independent Auditors' Report...........................................................................................   F-17
Balance Sheets as of July 31, 1994, December 31, 1994 and December 31, 1995............................................   F-18
Statements of Operations and Changes in Retained Earnings for the Year Ended July 31, 1994; for the Five Months Ended
  December 31, 1994; and for the Year Ended December 31, 1995..........................................................   F-19
Statements of Cash Flows for the Year Ended July 31, 1994; for the Five Months Ended December 31, 1994; and for the
  Year Ended December 31, 1995.........................................................................................   F-20
Notes to Financial Statements..........................................................................................   F-21
TELEMANAGEMENT SERVICES, INC.
Report of Independent Accountants......................................................................................   F-24
Balance Sheets as of December 31, 1995 and 1996........................................................................   F-25
Statements of Operations and Retained Earnings for the Years Ended December 31, 1994, 1995 and 1996....................   F-26
Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and 1996..........................................   F-27
Notes to Financial Statements..........................................................................................   F-28
HISPANIC MARKET CONNECTIONS, INC.
Report of Independent Accountants......................................................................................   F-32
Balance Sheet as of December 31, 1996..................................................................................   F-33
Statement of Operations and Retained Earnings for the Year Ended December 31, 1996.....................................   F-34
Statement of Cash Flows for the Year Ended December 31, 1996...........................................................   F-35
Notes to Financial Statements..........................................................................................   F-36
PHOENIX MARKETING GROUP, INC.
Report of Independent Accountants......................................................................................   F-39
Balance Sheets as of December 31, 1995 and 1996........................................................................   F-40
Statements of Operations and Accumulated Deficit for the Years Ended December 31, 1994, 1995 and 1996..................   F-41
Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and 1996..........................................   F-42
Notes to Financial Statements..........................................................................................   F-43

                       REPORT OF INDEPENDENT ACCOUNTANTS
TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS, INC.
     In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of changes in common stockholders' equity and accumulated deficit and of cash flows present fairly, in all material respects, the financial position of CulturalAccessWorldwide, Inc. and TLM Holdings, Inc. (collectively, "the Company") at December 31, 1996 and June 30, 1997 and the results of their operations and their cash flows for the year ended December 31, 1996 and the six months ended June 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.
PRICE WATERHOUSE LLP
Philadelphia, PA
October 22, 1997

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS, INC.
                            COMBINED BALANCE SHEETS

                                                                                 DECEMBER 31,      JUNE 30,        JUNE 30,
                                                                                     1996            1996            1997
                                                                                 ------------    ------------    ------------
                                                                                                   (unaudited)
ASSETS
Current assets:
  Cash........................................................................   $    300,387    $    396,895    $  1,642,651
  Accounts receivable, net of allowance for doubtful accounts of $11,532 at
     December 31, 1996 and $116,977 at June 30, 1997..........................      1,488,173       3,024,340       4,634,370
  Advances on behalf of customers.............................................             --              --         165,289
  Due from employees..........................................................             --              --          13,338
  Deferred tax asset..........................................................         87,533              --          36,063
  Other receivables...........................................................             --              --         143,934
  Other assets................................................................         86,500          93,096          91,397
                                                                                 ------------    ------------    ------------
     Total current assets.....................................................      1,962,593       3,514,331       6,727,042
  Property and equipment, net.................................................      1,127,239         271,890       1,659,579
  Intangible assets, net......................................................        219,542              --       7,908,663
                                                                                 ------------    ------------    ------------
     Total assets.............................................................   $  3,309,374    $  3,786,221    $ 16,295,284
                                                                                 ------------    ------------    ------------
                                                                                 ------------    ------------    ------------
LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS'
  (DEFICIT) EQUITY
Current liabilities:
  Amount due on line of credit facility.......................................   $         --    $         --    $  5,410,000
  Accounts payable............................................................        179,523       1,123,828         714,649
  Accrued recruiting expenses.................................................        100,000              --              --
  Accrued interest expense....................................................         95,617              --         780,970
  Accrued salaries, wages and related benefits................................        807,820              --         253,129
  Other accrued expenses......................................................         20,120              --       1,232,428
  Due to related parties......................................................        328,747       1,041,047         478,038
  Deferred revenue............................................................             --              --         307,716
  Capital lease obligation....................................................        219,165           5,410          56,438
  Current portion of indebtedness -- related parties..........................             --              --       1,643,333
  Current portion of indebtedness.............................................             --              --         136,256
                                                                                 ------------    ------------    ------------
     Total current liabilities................................................      1,750,992       2,170,285      11,012,957
Long-term portion of indebtedness -- related parties..........................     16,201,000              --      17,007,667
Long-term portion of indebtedness.............................................             --              --          97,066
Mandatorily redeemable preferred stock, $.01 par value: 8% cumulative,
  2,000,000 shares authorized, 36,000 shares issued and outstanding at
  December 31, 1996 and June 30, 1997.........................................      1,800,000              --       3,744,000
                                                                                 ------------    ------------    ------------
     Total liabilities........................................................     19,751,992       2,170,285      31,861,690
Commitments and contingencies (Notes 8 and 14)
Stockholders' (deficit) equity:
  Common stock of CulturalAccess, $.01 par value: voting 19,500,000 shares authorized, 3,930,000 and 4,264,000 issued and outstanding at December
     31, 1996 and June 30, 1997, respectively.................................         39,300              --          42,640
  Common stock of CulturalAccess, $.01 par value;: non-voting: 500,000 shares authorized, issued and outstanding at December 31, 1996 and June 30,
     1997, respectively.......................................................          5,000              --           5,000
  Common stock of TLM, $.01 par value: voting 20,000,000 shares authorized,
     3,500,000 issued and outstanding at June 30, 1997........................             --              --          35,000
  Common stock of CulturalAccess, $1 par value: 2,000 shares authorized,
     issued and outstanding at June 30, 1996..................................             --           2,000              --
  Additional paid-in capital..................................................      1,625,012         223,000       1,800,010
  Accumulated (deficit) equity................................................    (18,111,930)      1,390,936     (17,449,056)
                                                                                 ------------    ------------    ------------
     Total stockholders' (deficit) equity.....................................    (16,442,618)      1,615,936     (15,566,406)
                                                                                 ------------    ------------    ------------
     Total liabilities, mandatorily redeemable preferred stock and
       stockholders' (deficit) equity.........................................   $  3,309,374    $  3,786,221    $ 16,295,284
                                                                                 ------------    ------------    ------------
                                                                                 ------------    ------------    ------------


   The accompanying notes are an integral part of these financial statements.

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS, INC.
                       COMBINED STATEMENTS OF OPERATIONS

                                                                                    FOR THE
                                                                                  YEAR ENDED     FOR THE SIX     FOR THE SIX
                                                                                   DECEMBER      MONTHS ENDED    MONTHS ENDED
                                                                                      31,          JUNE 30,        JUNE 30,
                                                                                     1996            1996            1997
                                                                                  -----------    ------------    ------------
                                                                                                  (unaudited )
Revenues.......................................................................   $16,286,280    $ 8,076,041     $15,025,350
Cost of revenues...............................................................     8,639,578      4,176,354       8,830,651
                                                                                  -----------    ------------    ------------
  Gross profit.................................................................     7,646,702      3,899,687       6,194,699
Selling, general and administrative expenses (selling, general and adminis-
  trative expenses paid to related parties are $2,196,094; $1,041,047; and
  $401,221, respectively)......................................................     7,727,530      2,861,871       3,497,588
  (Loss) income from operations................................................       (80,828)     1,037,816       2,697,111
Interest income................................................................            --             --          37,274
Interest expense-related parties...............................................      (100,733)       (22,901 )    (1,121,853 )
Other expense-related party....................................................            --             --        (301,842 )
Other (expense) income.........................................................      (200,322)         4,699        (153,807 )
                                                                                  -----------    ------------    ------------
  Income (loss) before income taxes............................................      (381,883)     1,019,614       1,156,883
Income tax benefit (expense)...................................................        87,533             --        (494,009 )
                                                                                  -----------    ------------    ------------
  Net (loss) income............................................................   $  (294,350)   $ 1,019,614     $   662,874
                                                                                  -----------    ------------    ------------
                                                                                  -----------    ------------    ------------
Historical information Note 1:
  Net income per common share..................................................                                  $       .14
                                                                                                                 ------------
                                                                                                                 ------------
  Weighted average shares outstanding..........................................                                    4,763,717
                                                                                                                 ------------
                                                                                                                 ------------
Pro forma data (unaudited) Notes 1 and 6:
  Historical income (loss) before taxes........................................   $  (381,883)   $ 1,019,614
  Pro forma (provision) benefit for income taxes...............................       148,934       (407,846 )
                                                                                  -----------    ------------
  Net (loss) income adjusted for pro forma income tax provision................   $  (232,949)   $   611,768
                                                                                  -----------    ------------
                                                                                  -----------    ------------
Supplemental earnings per share (unaudited) Note 1:
  Net (loss) income per common share...........................................   $      (.05)   $       .23     $       .21
                                                                                  -----------    ------------    ------------
                                                                                  -----------    ------------    ------------
  Weighted average number of shares outstanding................................     4,798,938      4,529,281       6,480,938
                                                                                  -----------    ------------    ------------
                                                                                  -----------    ------------    ------------


   The accompanying notes are an integral part of these financial statements.

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS, INC.
         COMBINED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY
                            AND ACCUMULATED DEFICIT
                    FOR THE YEAR ENDED DECEMBER 31, 1996 AND
                       THE SIX MONTHS ENDED JUNE 30, 1997

                              CULTURALACCESS               TLM             CULTURALACCESS
                           COMMON STOCK (VOTING)  COMMON STOCK (VOTING)     COMMON STOCK
                                                                            (NON-VOTING)     ADDITIONAL
                           ---------------------  ---------------------   ----------------    PAID-IN       TREASURY
                             SHARES      AMOUNT     SHARES      AMOUNT     SHARES   AMOUNT    CAPITAL        STOCK
                           ----------   --------  ----------   --------   --------  ------   ----------   ------------
Balance, January 1, 1996,
  before stock split......      2,000   $  2,000                                               $223,000
Stock split effective
  December 6, 1996........  4,298,000     41,000                                                (41,000)
                           ----------   --------  ----------   --------   --------  ------   ----------   ------------
Balance, January 1, 1996,
  as adjusted.............  4,300,000     43,000                                                182,000
Assumption of net
  liabilities by Former
  Principal
  Stockholders............         --         --                                                936,500
Sale of common stock to
  management..............    130,000      1,300                                                  6,110
Sale of common stock to
  investors...............  3,000,000     30,000                           500,000  $5,000      277,000
Purchase of common
  shares..................         --         --                                --     --            --   $(18,000,000)
Retirement of treasury
  stock................... (3,500,000)   (35,000)                               --     --      (147,420)    18,000,000
Revocation of S
  Corporation status......         --         --                                --     --       370,822             --
Net loss for the year
  ended December 31,
  1996....................         --         --                                --     --            --             --
                           ----------   --------  ----------   --------   --------  ------   ----------   ------------
Balance, December 31,
  1996....................  3,930,000     39,300                           500,000  5,000     1,625,012             --
Sale of common stock to
  management..............    334,000      3,340                                --     --        10,998             --
Purchase of TMS by TLM
  (Note 1)................         --         --   3,500,000   $ 35,000         --     --       164,000             --
Net income for the six
  months ended June 30,
  1997....................         --         --          --         --         --     --            --             --
                           ----------   --------  ----------   --------   --------  ------   ----------   ------------
Balance, June 30, 1997....  4,264,000   $ 42,640   3,500,000   $ 35,000    500,000  $5,000   $1,800,010   $         --
                           ----------   --------  ----------   --------   --------  ------   ----------   ------------
                           ----------   --------  ----------   --------   --------  ------   ----------   ------------

                            ACCUMULATED
                              EARNINGS
                             (DEFICIT)        TOTAL
                            ------------   ------------
Balance, January 1, 1996,
  before stock split......  $    370,822   $    595,822
Stock split effective
  December 6, 1996........            --             --
                            ------------   ------------
Balance, January 1, 1996,
  as adjusted.............       370,822        595,822
Assumption of net
  liabilities by Former
  Principal
  Stockholders............            --        936,500
Sale of common stock to
  management..............            --          7,410
Sale of common stock to
  investors...............            --        312,000
Purchase of common
  shares..................            --    (18,000,000)
Retirement of treasury
  stock...................   (17,817,580)            --
Revocation of S
  Corporation status......      (370,822)            --
Net loss for the year
  ended December 31,
  1996....................      (294,350)      (294,350)
                            ------------   ------------
Balance, December 31,
  1996....................   (18,111,930)   (16,442,618)
Sale of common stock to
  management..............            --         14,338
Purchase of TMS by TLM
  (Note 1)................            --        199,000
Net income for the six
  months ended June 30,
  1997....................       662,874        662,874
                            ------------   ------------
Balance, June 30, 1997....  $(17,449,056)  $(15,566,406)
                            ------------   ------------
                            ------------   ------------

   The accompanying notes are an integral part of these financial statements.

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS, INC.
                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                    FOR THE       FOR THE SIX     FOR THE SIX
                                                                                   YEAR ENDED     MONTHS ENDED    MONTHS ENDED
                                                                                  DECEMBER 31,      JUNE 30,        JUNE 30,
                                                                                      1996            1996            1997
                                                                                  ------------    ------------    ------------
                                                                                                   (unaudited )
Cash flows from operating activities:
  Net (loss) income............................................................   $   (294,350)   $ 1,019,614     $   662,874
  Adjustments to reconcile net (loss) income to net cash provided by (used in)
     operating activities:
     Depreciation and amortization.............................................        157,459             --         377,890
     Deferred tax provision....................................................        (87,533)            --          51,470
     Interest expense on mandatorily redeemable preferred stock................             --             --         144,000
     Loss on disposition of property...........................................        200,238        200,238              --
  Changes in operating assets and liabilities, excluding effects from acquisitions:
     Accounts receivable.......................................................     (2,351,438)    (1,522,394 )    (3,146,197 )
     Other receivable..........................................................             --             --        (143,934 )
     Due from employees........................................................             --             --         (13,338 )
     Advances on behalf of customers...........................................             --             --        (165,289 )
     Due to related parties....................................................        288,438        826,347         149,291
     Other assets..............................................................        186,596        186,000          (4,897 )
     Accounts payable and accrued expenses.....................................      2,573,539       (813,533 )     1,778,136
     Deferred revenue..........................................................             --             --         307,716
                                                                                  ------------    ------------    ------------
       Net cash provided by (used in) operating activities.....................        672,949       (103,728 )        (2,278 )
                                                                                  ------------    ------------    ------------
Cash flows from investing activities:
  Additions to property and equipment, net.....................................     (1,045,073)      (271,288 )      (486,098 )
  Business acquisitions, net of cash acquired..................................        (60,000)            --      (6,491,133 )
                                                                                  ------------    ------------    ------------
       Net cash used in investing activities...................................     (1,105,073)      (271,888 )    (6,977,231 )
                                                                                  ------------    ------------    ------------
Cash flows from financing activities:
  Payments on capital lease....................................................         (6,186)          (776 )      (162,727 )
  Distribution to Former Principal Stockholders................................       (175,000)            --              --
  Proceeds from sale of common and preferred stock.............................      2,119,410             --       1,999,500
  Repayment of amount due to former stockholders...............................             --             --         (75,000 )
  Borrowings under line of credit facility.....................................             --             --       5,660,000
  Repayments under line of credit facility.....................................             --             --        (250,000 )
  Purchase of treasury stock...................................................    (15,000,000)            --              --
  Proceeds from subordinated notes payable.....................................     13,021,000             --       1,150,000
                                                                                  ------------    ------------    ------------
       Net cash (used in) provided by financing activities.....................        (40,776)          (776 )     8,321,773
                                                                                  ------------    ------------    ------------
       Net (decrease) increase in cash.........................................       (472,900)      (376,392 )     1,342,264
Cash, beginning of period......................................................        773,287        773,287         300,387
                                                                                  ------------    ------------    ------------
Cash, end of period............................................................   $    300,387    $   396,895     $ 1,642,651
                                                                                  ------------    ------------    ------------
                                                                                  ------------    ------------    ------------
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
  Interest.....................................................................   $      8,335                    $   265,000
                                                                                  ------------                    ------------
                                                                                  ------------                    ------------
  Income taxes.................................................................   $         --                    $   512,500
                                                                                  ------------                    ------------
                                                                                  ------------                    ------------


   The accompanying notes are an integral part of these financial statements.

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS
1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES
  BUSINESS DESCRIPTION
     CulturalAccessWorldwide, Inc. ("CulturalAccess") is an outsourced marketing services company that assists clients in penetrating complex and hard-to-reach market segments. The Company plans and executes integrated marketing and customer support programs featuring market research, database analysis, strategic planning, telesales/services, direct mail, sales force support systems, sales territory management, sampling and fulfillment. The Company's customers are located throughout the United States.
  BASIS OF ACCOUNTING
     The combined financial statements present the financial position and results of operations of CulturalAccessWorldwide, Inc. (formerly "Telephone Access, Inc." or "TelAc") and its subsidiaries. TelAc (which operates in Arlington, Virginia) was formed and was wholly-owned by three individuals (the "Former Principal Stockholders"). The Former Principal Stockholders also formed and wholly owned another corporation, TelAc, Inc., which operates in Dallas, Texas. On December 6, 1996, the Former Principal Stockholders merged TelAc, Inc. into TelAc. The merger was accounted for as a merger of entities under common control and accordingly, the financial statements reflect the combined results of TelAc and TelAc, Inc. for all periods presented.
     On December 6, 1996, the Company was recapitalized. The recapitalization was effected by (i) the Company's issuance of common and preferred shares to a group of investors, previously unaffiliated with the Company (the "Investors"), for $2.1 million; (ii) the Company's issuance of common shares to the then current management of the Company for $7,410; (iii) the Company's borrowing of $13 million from the Investors; and (iv) the purchase and cancellation of common shares from the individuals owning common shares before the recapitalization (the Former Principal Stockholders) for $18 million. After the recapitalization, the Former Principal Stockholders of the Company owned 18% of the outstanding common shares. See Note 2 for a more complete description of these transactions. As a result of the continuing voting common stock interest of the Former Principal Stockholders, the historical accounting bases of TelAc and TelAc, Inc. have been retained.

     Effective January 1, 1997, TLM Holdings ("TLM") purchased through a subsidiary certain assets and assumed certain liabilities of TeleManagement Services, Inc. ("TMS") for $7.8 million. Since CulturalAccess and TLM are commonly controlled companies effective January 1, 1997, financial statements as of and for the six months ended June 30, 1997 are presented on a combined basis. All intercompany transactions and balances have been eliminated. On October 21, 1997, the Investors merged its interests in TelAc and TLM. This merger was also treated as a merger of entities under common control. These combined financial statements reflect the results of TMS from the date of its acquisition by TLM. The acquisition of TMS by TLM was accounted for as a purchase business acquisition; these financial statements reflect TLM's basis in the assets acquired.

  JUNE 30, 1996 FINANCIAL INFORMATION (UNAUDITED)
     The interim financial statements as of June 30, 1996, and for the six months ended June 30, 1996, are unaudited and certain information and disclosures normally included in annual financial statements have been omitted. In the opinion of management, the accompanying interim unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position, results of operations and cash flows with respect to the interim financial statements and have been prepared on the same basis as the audited financial statements. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.
  ADVANCES ON BEHALF OF CUSTOMERS
     The Company provides rebate processing services on behalf of its customers. This service requires the Company to issue rebate checks to third parties for which the Company receives advances or reimbursements (depending on the customer) related to the rebates.

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES -- Continued PROPERTY AND EQUIPMENT
     Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Leasehold improvements are amortized over the remaining term of the facilities' lease. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. Expenditures for maintenance and repairs are expensed as incurred, while expenditures for major renewals that extend useful lives are capitalized.
  REVENUE RECOGNITION
     Revenue is recognized when services have been rendered.
  DEFERRED INCOME
     Deferred income represents customer deposits for services that have been contracted for but have not been fully performed.
  ACQUISITIONS
     Assets and liabilities acquired in connection with business combinations accounted for under the purchase method are recorded at their respective fair values. The excess of the purchase price over the fair value of net assets acquired consists of noncompete agreements, customer lists, assembled workforce and goodwill and is amortized on a straight-line basis over the estimated useful lives of the assets which range from three to thirty-five years. The Company performs periodic assessments of the recoverability of long-lived assets, including goodwill, based on estimated future cash flows in accordance with Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF.
  INCOME TAXES
     Prior to December 7, 1996, the Company elected to be taxed as an S Corporation for Federal tax purposes. As a result, no taxes were recorded by the Company. Instead, the stockholders paid tax on their respective shares of taxable income, even if such income was not distributed. Effective December 7, 1996, the election to be treated as an S Corporation was discontinued and the Company began to account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. Accordingly, deferred tax assets and liabilities are recognized at applicable income tax rates based upon future tax consequences of temporary differences between the tax basis and financial reporting basis.
  PRO FORMA STATEMENT OF OPERATIONS INFORMATION (UNAUDITED)
     The pro forma tax provision has been calculated as if the Company was taxable as a C Corporation (the Company's tax status effective December 7, 1996) under the Internal Revenue Code of 1986, as amended, for the year ended December 31, 1996 and for the unaudited six month period ended June 30, 1996.
  EARNINGS PER SHARE
     Net income (loss) per share has been computed in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83 ("SAB 83"). SAB 83 requires that common shares issued by the Company in the twelve months immediately preceding a proposed public offering plus the number of common equivalent shares which became issuable during the same period pursuant to the grant of stock options at prices substantially less than the initial public offering price be included in the calculation of common stock and common stock equivalent shares, as if they were outstanding for all periods presented, using the treasury stock method.

     Historical Net Income Per Common Share is computed by dividing net income applicable to common shares by the number of shares of common stock and common stock equivalents outstanding at October 22, 1997. Common equivalent

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES -- Continued shares consist of convertible notes (using the if-converted method) and stock options (using the treasury stock method). Common equivalent shares are included in the computation even if their effect is anti-dilutive.

     Unaudited Pro Forma Net Income (Loss) Per Common Share is computed by dividing net income (loss) applicable to common shares (as adjusted for a pro forma provision for income taxes) by the number of shares of common stock and common stock equivalents outstanding as of October 22, 1997.


     Unaudited Supplemental Pro Forma Net Loss Per Common Share is presented since the Company intends to use a portion of the net proceeds from the initial public offering of shares of its common stock to retire certain indebtedness and redeemable preferred stock. Unaudited Supplemental Net Income (Loss) Per Common Share is computed by dividing net income (loss), adjusted for the elimination of applicable interest expense (including dividends on preferred stock) related to the indebtedness assumed to be retired with the offering proceeds, net of related income tax effect, by total outstanding shares as of October 22, 1997 plus estimated additional shares required to be sold to retire outstanding debt.

  USE OF ESTIMATES
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
  STOCK-BASED COMPENSATION
     Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, ("FASB Statement No. 123") encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, ("APB 25") and related Interpretations.
  NEW ACCOUNTING PRONOUNCEMENTS
     Recently, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("FASB Statement No. 128") which will be effective for fiscal periods beginning after December 15, 1997. FASB Statement No. 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("basic EPS") and diluted earnings per share ("diluted EPS"). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to fully diluted earnings per share under current accounting principles. The Company will implement FASB Statement No. 128 in its quarter ending December 31, 1997 and management does not expect the implementation to have a material impact.
2. LEVERAGED RECAPITALIZATION
     On December 6, 1996, the Company consummated a leveraged recapitalization (the "Recapitalization") pursuant to the Recapitalization and Investment Agreement (the "Agreement"), among the Company, the Former Principal Stockholders and the Investors. The principal elements of the Recapitalization included the following:
(Bullet) Amendments to the certificate of incorporation to provide that the authorized capital consists of 1,000,000 shares of $.01 par value preferred stock of which 18,000 shares shall be designated as cumulative mandatorily redeemable preferred stock; 19,500,000 shares of $.01 par value voting common stock; and 500,000 shares of $.01 par value non-voting common stock.
(Bullet) The 2,000 shares of voting common stock held by the Former Principal Stockholders were split at a rate of 2,150 shares for each share then held which resulted in 4,300,000 voting common shares issued and outstanding.
              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
2. LEVERAGED RECAPITALIZATION -- Continued
(Bullet) The sale of newly issued shares of common stock (3,000,000 shares of voting stock and 500,000 shares of non-voting stock) and preferred stock (18,000 shares of 8% cumulative redeemable stock) for cash of $2,000,000 to the Investors. In addition, the Investors contributed $112,000 to the Company. (Bullet) The sale of 130,000 shares of newly issued shares of voting common stock to current management of the Company for $7,410.
(Bullet) The borrowing of $13 million in 8% subordinated promissory notes from the Investors.
(Bullet) The repurchase and cancellation of 3,500,000 shares of voting common stock (out of 4,300,000 voting common shares) from the Former Principal Stockholders for $15,000,000 in cash paid by the Company on December 6, 1996 and $3,000,000 in 6% convertible subordinated notes.
3. PURCHASE BUSINESS COMBINATIONS
     On December 6, 1996, the Company purchased a computer services firm ("computer firm") from one of its stockholders. Effective January 1, 1997, the Company acquired TeleManagement Services, Inc. (See Note 1). These acquisitions were accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to assets and liabilities acquired based on their estimated fair values. The financial statements reflect the results of the acquisitions from their respective dates of acquisition.
     Information with respect to businesses acquired in purchase transactions is as follows:

                                                                                                                      FOR THE
                                                                                                      FOR THE       SIX MONTHS
                                                                                                     YEAR ENDED        ENDED
                                                                                                    DECEMBER 31,     JUNE 30,
                                                                                                        1996           1997
                                                                                                    ------------    -----------
Cash paid (net of cash acquired).................................................................     $240,000      $ 6,491,133
Notes issued.....................................................................................           --        1,300,000
Other consideration..............................................................................           --        1,593,118
Liabilities assumed..............................................................................           --          307,468
                                                                                                    ------------    -----------
                                                                                                       240,000        9,691,719
Fair value of assets acquired....................................................................       20,000        1,806,242
                                                                                                    ------------    -----------
Cost in excess of fair value of assets acquired..................................................     $220,000      $ 7,885,477
                                                                                                    ------------    -----------
                                                                                                    ------------    -----------


                                                                                                         AS OF          AS OF
                                                                                      USEFUL LIFE     DECEMBER 31,     JUNE 30,
                                                                                        IN YEARS          1996           1997
                                                                                     --------------   ------------    ----------
Goodwill..........................................................................         35          $  220,000     $7,055,477
Customer lists....................................................................         5                   --        400,000
Assembled workforce...............................................................         3                   --        250,000
Noncompete agreements.............................................................         7                   --        400,000
                                                                                                      ------------    ----------
                                                                                                          220,000      8,105,477
Less: Accumulated amortization....................................................                           (458)      (196,814)
                                                                                                      ------------    ----------
Net intangible assets.............................................................                     $  219,542     $7,908,663
                                                                                                      ------------    ----------
                                                                                                      ------------    ----------


     Amortization expense was $458 and $196,356 for the year ended December 31, 1996 and the six month period ended June 30, 1997, respectively.

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
4. PROPERTY AND EQUIPMENT
     Property and equipment are carried at cost less accumulated depreciation and consist of the following:

                                                                                      USEFUL LIFE     DECEMBER 31,     JUNE 30,
                                                                                        IN YEARS          1996           1997
                                                                                     --------------   ------------    ----------
Furniture and fixtures............................................................         7           $  247,210     $  335,595
Telephone equipment...............................................................         7              701,415        921,022
Computer equipment................................................................        3-5             186,106        602,030
Leasehold improvements............................................................   life of lease          8,252          3,094
                                                                                                      ------------    ----------
                                                                                                        1,142,983      1,861,741
Less: Accumulated depreciation....................................................                        (15,744)      (202,162)
                                                                                                      ------------    ----------
Property and equipment, net.......................................................                     $1,127,239     $1,659,579
                                                                                                      ------------    ----------
                                                                                                      ------------    ----------

     Depreciation expense was $157,001 and $181,534 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.
5. REVENUE FROM SIGNIFICANT CUSTOMER
     A substantial portion of the Company's revenue is derived from one customer. For the year ended December 31, 1996 and the six months ended June 30, 1997, revenues to that customer amounted to approximately 96% and 67% percent of revenues, respectively. At December 31, 1996 and June 30, 1997, amounts due from that customer included in accounts receivable amounted to approximately 83% and 64% of accounts receivable, respectively. The Company does not require collateral or other security to support credit sales.
6. INCOME TAXES
     As discussed in Note 1, prior to December 7, 1996, the Company had elected to be treated as an S Corporation for Federal and state income tax purposes. Accordingly, the financial statements do not reflect a provision for Federal income taxes prior to December 7, 1996.
     The provision for income taxes consists of the following:

                                                                                                                       FOR THE
                                                                                                        FOR THE       SIX MONTHS
                                                                                                       YEAR ENDED       ENDED
                                                                                                      DECEMBER 31,     JUNE 30,
                                                                                                          1996           1997
                                                                                                      ------------    ----------
Current tax (benefit) expense:
  Federal..........................................................................................     $     --       $397,141
  State............................................................................................           --         45,398
                                                                                                      ------------    ----------
                                                                                                              --        442,539
                                                                                                      ------------    ----------
Deferred tax (benefit) expense:
  Federal..........................................................................................      (74,604)        47,301
  State............................................................................................      (12,929)         4,169
                                                                                                      ------------    ----------
                                                                                                         (87,533)        51,470
                                                                                                      ------------    ----------
                                                                                                        $(87,533)      $494,009
                                                                                                      ------------    ----------
                                                                                                      ------------    ----------

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS, INC. NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
6. INCOME TAXES -- Continued
     Deferred tax assets (liabilities) are comprised of the following:

                                                                                                       DECEMBER 31,    JUNE 30,
                                                                                                           1996          1997
                                                                                                       ------------    --------
Gross deferred tax assets:
  Depreciation......................................................................................     $     --      $ 13,720
  Allowance for doubtful accounts...................................................................           --        48,533
  Net operating loss carryforwards..................................................................       87,533            --
                                                                                                       ------------    --------
                                                                                                           87,533        62,253
                                                                                                       ------------    --------
Gross deferred tax liabilities:
  Amortization of intangible assets.................................................................           --       (26,190)
                                                                                                       ------------    --------
Net deferred tax asset..............................................................................     $ 87,533      $ 36,063
                                                                                                       ------------    --------
                                                                                                       ------------    --------

     The effective tax rate was different from the Federal statutory rate as follows:

                                                                                                                       FOR THE
                                                                                                        FOR THE       SIX MONTHS
                                                                                                       YEAR ENDED       ENDED
                                                                                                      DECEMBER 31,     JUNE 30,
                                                                                                          1996           1997
                                                                                                      ------------    ----------
Statutory rate.....................................................................................         34%            34%
State income taxes, net of Federal benefit.........................................................          4              4
Preferred stock dividend treated as interest expense...............................................         --              4
Other items, net...................................................................................          1              1
                                                                                                      ------------    ----------
                                                                                                            39%            43%
                                                                                                      ------------    ----------
                                                                                                      ------------    ----------

     At December 31, 1996, the Company had Federal tax net operating loss carryforwards available of $207,889.
7. INDEBTEDNESS

                                                                                                  DECEMBER 31,     JUNE 30,
                                                                                                      1996           1997
                                                                                                  ------------    -----------
Short-term borrowings consist of the following:
Uncommitted line of credit facility in the amount of $6,000,000, short-term borrowings due to
  PNC Bank, on demand, bearing an interest rate at the option of the Company at (a) the greater x of (x) PNC Bank's prime rate (8.5% at June 30, 1997) or (y) the Federal funds rate (5.52% at
  June 30, 1997) plus 0.5% or (b) the eurodollar rate (5.69% at June 30, 1997 at the 30 day
  rate) plus 2%................................................................................   $    --         $ 5,410,000
                                                                                                  ------------    -----------
                                                                                                  ------------    -----------

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS, INC. NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
7. INDEBTEDNESS -- Continued

                                                                                                  DECEMBER 31,     JUNE 30,
                                                                                                      1996           1997
                                                                                                  ------------    -----------
Long-term debt consists of the following:
8% subordinated promissory notes due to the Investors; principal due December 1, 2006; interest at 8% per year payable quarterly beginning at the earlier of the date of the closing of the
  initial public offering of the Company's common stock or December 1, 2000....................   $ 13,021,000    $13,021,000
8% subordinated promissory notes due to the Investors; principal due January 15, 2007 or, at the option of the holder, upon the date of the closing of the initial public offering of the
  Company's common stock.......................................................................        --           1,150,000
6% convertible subordinated promissory note due to stockholders; principal due in three equal installments of $60,000 beginning April 1, 1998 and due in full on April 1, 2000; interest at
  6% per year payable quarterly................................................................        180,000        180,000
6% convertible subordinated promissory note due to a stockholders; principal due in two annual installments of $433,333 beginning January 15, 1998 and due in full on January 15, 2000;
  interest at 6% per year......................................................................        --           1,300,000
6% convertible subordinated promissory notes due to Former Principal Stockholders; principal
  (and any outstanding accrued interest) due either, at the request of the payee, ten days after the closing of the initial public offering of the Company's common stock or December 1,
  2000; interest at 6% per year payable quarterly..............................................      3,000,000      3,000,000
Amount due to former stockholder of TMS; principal due in monthly payments of $12,500 plus
  interest at 8% through February 1, 1999......................................................        --             233,322
                                                                                                  ------------    -----------
                                                                                                    16,201,000     18,884,322
Less: current portion (due within one year)....................................................        --          (1,779,589)
                                                                                                  ------------    -----------
                                                                                                  $ 16,201,000    $17,104,733
                                                                                                  ------------    -----------
                                                                                                  ------------    -----------

     The $180,000 6% convertible subordinated promissory note is convertible into shares of common stock at a price of $15 per share if the net revenues of the former computer firm's business for the years ended December 31, 1997 through 1999 exceed a specified target amount.
     The 6% convertible subordinated promissory notes of $3,000,000 are convertible in whole (but not in part) at any time after the closing of the initial public offering of the Company's common stock and until payment in full into 200,000 shares of the Company's common stock. Any outstanding and unpaid interest accrued through the conversion date is payable in cash. Prior to the initial public offering, if earnings before interest and taxes of the Company as a percentage of net revenues for the years ending December 31, 1997 and 1998 are less than 5%, then the obligation of the Company to make any further payments to the holders of these notes automatically terminates as of the end of December 31, 1997 or 1998, without any further action on the part of the Company except to deliver to the holder 50,000 shares of common stock. This provision for automatic conversion terminates on the closing of the initial public offering of the Company's common stock.
     Aggregate annual principal maturities for indebtedness are as follows:

                               YEARS ENDING
                               DECEMBER 31,
                              ---------------
1997.......................................................................   $  1,216,769
1998.......................................................................        635,134
1999.......................................................................        518,085
2000.......................................................................        493,334
2001.......................................................................      3,000,000
Thereafter.................................................................     13,021,000
                                                                              ------------
                                                                              $ 18,884,322
                                                                              ------------
                                                                              ------------

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
8. LEASES
     The Company leases a telephone switch and telephones under a non-cancelable lease from a company owned by certain stockholders. Lease payments are $26,793 a month through August 1997. The lease provides for a transfer of ownership to the Company at the end of the lease term and, as such, has been accounted for as a capital lease.
     The Company also leases office space and operating equipment under non-cancelable operating leases with terms ranging from three to seven years and expiring at various dates through May 31, 2001. Rent expense under operating leases was $334,651 and $370,811 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.
     Aggregate future minimum lease payments under all operating leases are as follows:

                                YEARS ENDING
                                DECEMBER 31,
                              ---------------
1997........................................................................   $   312,812
1998........................................................................       624,817
1999........................................................................       619,406
2000........................................................................       531,432
2001........................................................................       182,269
                                                                               -----------
                                                                               $ 2,270,736
                                                                               -----------
                                                                               -----------

9. CULTURALACCESS CAPITAL STRUCTURE
  COMMON STOCK
     CulturalAccess authorized capital includes 20,000,000 shares of common stock, $.01 par value per share, of which 19,500,000 are voting and 500,000 are non-voting. Each share of non-voting common stock is convertible at the option of the holder into a share of voting common stock at the rate of one share of voting common stock for each share of non-voting common stock. These shares become convertible at the earlier of December 31, 2000 or the closing of the CulturalAccess initial public offering.
  MANDATORILY REDEEMABLE PREFERRED STOCK

     CulturalAccess has the authority to issue 1,000,000 shares of preferred stock, $.01 par value per share.

     The first series of preferred stock designated by CulturalAccess is 18,000 shares of non-voting cumulative mandatorily redeemable preferred stock, $.01 par value, non-voting. The holders of this stock are entitled to receive dividends in cash, when and as declared by the board of directors, at a rate of $8.00 per share per year payable quarterly commencing on March 31, 1997. Dividends are cumulative on these shares from the date of original issuance. CulturalAccess has the right to redeem all or part of the outstanding shares of the 8% cumulative preferred stock at any time at a price of $100 per share plus all accrued dividends. Any outstanding preferred stock is mandatorily redeemable at $100 per share on December 31, 2000 or upon the occurrence of the initial public offering of CulturalAccess common stock.
10. TLM CAPITAL STRUCTURE
  COMMON STOCK
     TLM's authorized capital includes 20,000,000 voting shares of common stock, $.01 par value per share.
  PREFERRED STOCK
     TLM has the authority to issue 1,000,000 shares of preferred stock, $.01 par value per share.
     The first series of preferred stock designated by TLM is 18,000 shares of non-voting, cumulative mandatorily redeemable preferred stock, $.01 par value. The holders of this stock are entitled to receive dividends in cash, when and as declared by the board of directors, at a rate of $8.00 per share per year payable quarterly commencing on March 31, 1997. Dividends are cumulative on these shares from the date of original issuance. TLM has the right to redeem all or part of the outstanding

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
10. TLM CAPITAL STRUCTURE -- Continued
shares of the 8% cumulative preferred stock at any time at a price of $100 per share plus all accrued dividends. Any outstanding preferred stock is mandatorily redeemable at $100 on January 31, 2000 or upon the occurrence of the initial public offering of the TLM's common stock.
11. STOCK OPTION PLAN
     Effective May 1, 1997, the Company adopted the 1997 Stock Option Plan ("the Plan") which is administered by the Compensation Committee of the Board of Directors of the Company. The aggregate maximum number of shares of common stock available for award under the Plan is 800,000 and options may be either incentive stock options or non-qualified stock options. The maximum number of shares which may be granted to any person under the Plan can not exceed 150,000 shares in a fiscal year of the Company. The exercise price of each option equals the fair market value of the Company's stock on the date of the grant. An option's maximum term is 10 years for non-incentive options. In the case of incentive stock options granted to an individual owning more than 10% of the Company's voting common stock, an option's maximum term is 5 years. Vesting terms are determined by the Compensation Committee at the time of grant. The Plan terminates effective May 1, 2001.
     The Company applies APB 25 and related Interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized for options granted under the Plan. As of June 30, 1997, 60,000 options were granted, of which none were vested. Of these options, 10,000 vest in 20% increments beginning with the first anniversary of the grant and 50,000 fully vest at the date of the initial public offering. Had compensation cost for the Plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of FASB Statement No. 123, the Company's net income and earnings per share would not materially differ from the historical reported balances.
12. RELATED PARTY TRANSACTIONS
     For the year ended December 31, 1996, the Company paid professional fees, management fees, equipment rental fees and computer consulting fees of $342,000, $1,175,000, $462,662 and $216,432, respectively, to companies owned by Former Principal Stockholders. For the six months ended June 30, 1997, the Company paid management fees and other fees of $23,331 and $301,842, respectively, to the Investors.
13. DEFINED CONTRIBUTION PLANS
     The Company retains a defined contribution employee benefit plan which covers substantially all employees. The Company may make discretionary contributions to the plan. No amounts were contributed to the plan for the year ended December 31, 1996 and the six months ended June 30, 1997.
14. COMMITMENTS AND CONTINGENCIES
  EMPLOYMENT AGREEMENTS
     The Company has entered into employment agreements with management employees, certain of whom are stockholders of the Company, which expire at various times through 2001. The employment agreements have terms of four years and require annual payments of $1,310,000 with bonus amounts of up to $101,000.
  CONTINGENT CONSIDERATION IN BUSINESS ACQUISITIONS
     In connection with certain acquisitions (see Notes 1 and 16), the Company has entered into contractual arrangements whereby shares of Company stock and cash may be issued to former owners of acquired businesses upon attainment of specified financial criteria over three year periods as set forth in the respective agreements. The amount of the shares and cash to be issued cannot be fully determined until the periods expire and the attainment of criteria is established. If the criteria are attained, but not exceeded, the amount of shares which could be issued and cash which could be paid under all agreements executed prior and subsequent to June 30, 1997 is 564,340 shares and $6,520,000, respectively. If the targets are exceeded by 20%, the amount of shares which could be issued and cash which could be paid under agreements executed prior

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
14. COMMITMENTS AND CONTINGENCIES -- Continued and subsequent to June 30, 1997 is 873,000 shares and $8,760,000, repectively. The Company accounts for this additional consideration, when the specified financial criteria are achieved and it is probable it will be paid, as additional purchase price for the related acquisition.
15. FAIR VALUE OF FINANCIAL INSTRUMENTS
     Statement of Financial Accounting Standards No. 107, DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires the disclosure of fair value of financial investments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value.
     The carrying amount of accounts receivable, other assets, advances on behalf of customers, due from employees, accounts payable, accrued expenses, due to related parties, capital lease obligations, amount due under line of credit facility and deferred income approximate fair value.
     The fair value of the Company's long-term debt is determined by calculating the present value of expected future cash outlays associated with the debt instruments. The discount rate used is equivalent to the current rate offered to the Company for debt of the same maturities. The fair value of the Company's long-term indebtedness is $17,993,822 compared to a carrying value of $18,884,322.
16. SUBSEQUENT EVENTS (UNAUDITED)
     On September 24, 1997, the Company purchased all the outstanding and issued shares of Hispanic Market Connections, Inc. ("HMC"), a California company. The purchase price was $1,500,000 in cash, $240,000 in the form of a 6.5% subordinated promissory note, and specified contingent payments based on certain net revenues and pre-tax earnings goals over the three full calendar year periods subsequent to the date of acquisition. The cash portion of this purchase was funded by debt financing provided by the Investors.

     Subsequent to June 30, 1997, the Company granted 342,500 options under the Stock Option Plan.

     On October 17, 1997, the Company purchased assets and liabilities of Phoenix Marketing Group, Inc. ("Phoenix"), a New Jersey company. The purchase price was $10 million in cash (including an assumption of $1 million in debt), a $2.5 million redeemable note at 6.0% interest, a $2.5 million convertible note at 6.0% interest automatically convertible into 166,667 shares of common stock at the initial public offering, and specified contingent payments based on certain net revenues and pre-tax earnings goals over the three full calendar year periods subsequent to the date of acquisition. The cash portion of this purchase was funded by debt financing provided by the Investors.

     On October 21, 1997, TLM was merged into a subsidiary of CulturalAccess.

                          INDEPENDENT AUDITOR'S REPORT
TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
TELEPHONE ACCESS, INC. AND
TELAC, INC.
     We have audited the accompanying combined balance sheets of Telephone Access, Inc. and Telac, Inc. as of July 31, 1994, December 31, 1994 and December 31, 1995 and the combined statements of operations and changes in retained earnings and cash flows for the year ended July 31, 1994, for the five months ended December 31, 1994 and for the year ended December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Telephone Access, Inc. and Telac, Inc. as of July 31, 1994, December 31, 1994 and December 31, 1995 and the results of its operations and its cash flows for the year ended July 31, 1994, for the five months ended December 31, 1994 and for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

/s/ GREEN, HOLMAN, FRENIA AND COMPANY, L.L.P.

Woodbridge, New Jersey
October 23, 1997

                     TELEPHONE ACCESS, INC. AND TELAC, INC.
                                 BALANCE SHEETS

                                                                                 JULY 31,       DECEMBER 31,       DECEMBER 31,
                                                                                   1994             1994               1995
                                                                                ----------    -----------------    ------------
ASSETS
Current assets:
  Cash and cash equivalents..................................................   $  101,241       $   406,094        $  773,287
  Accounts receivable -- net of allowance for doubtful accounts of $33,000,
     $18,000 and $18,000, respectively.......................................      969,193           547,083         1,501,946
  Other current assets.......................................................       39,549            40,444           187,296
                                                                                ----------    -----------------    ------------
     Total current assets....................................................    1,109,983           993,621         2,462,529
  Property and equipment, net................................................      119,123           122,364           200,338
  Security deposit...........................................................       10,800            35,800            85,800
                                                                                ----------    -----------------    ------------
                                                                                $1,239,906       $ 1,151,785        $2,748,667
                                                                                ----------    -----------------    ------------
                                                                                ----------    -----------------    ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses......................................   $  915,180       $   392,746        $1,937,361
  Due to related parties.....................................................       74,379            29,297            40,300
  Note payable -- affiliated company.........................................           --                --           175,000
  Obligation under capital lease.............................................        6,066             6,996             6,186
                                                                                ----------    -----------------    ------------
     Total current liabilities...............................................      995,625           429,039         2,158,847
Obligation under capital lease less current portion..........................       10,150             6,187                --
Stockholders' equity:
  Common stock, $1 par value: 1,000 shares authorized, issued and outstanding at July 31, 1994 and December 31, 1994 and 2,000 shares authorized,
     1,670 issued and outstanding at December 31, 1995.......................        1,000             1,000             1,670
  Common stock subscribed, $1 par value, 330 shares..........................           --                --               330
  Additional paid-in-capital.................................................       24,000            24,000           217,000
  Retained earnings..........................................................      209,131           691,559           370,820
                                                                                ----------    -----------------    ------------
  Total stockholders' equity.................................................      234,131           716,559           589,820
                                                                                ----------    -----------------    ------------
     Total liabilities and stockholders' equity..............................   $1,239,906       $ 1,151,785        $2,748,667
                                                                                ----------    -----------------    ------------
                                                                                ----------    -----------------    ------------


   The accompanying notes are an integral part of these financial statements.

                     TELEPHONE ACCESS, INC. AND TELAC, INC.
           STATEMENTS OF OPERATIONS AND CHANGES IN RETAINED EARNINGS

                                                                                 FOR THE           FOR THE           FOR THE
                                                                                YEAR ENDED    FIVE MONTHS ENDED     YEAR ENDED
                                                                                 JULY 31,       DECEMBER 31,       DECEMBER 31,
                                                                                   1994             1994               1995
                                                                                ----------    -----------------    ------------
Revenues.....................................................................   $4,396,550       $ 2,727,704        $9,047,323
Cost of revenues.............................................................    1,719,732         1,436,646         4,396,712
                                                                                ----------    -----------------    ------------
     Gross profit............................................................    2,676,818         1,291,058         4,650,611
General and administrative expenses..........................................    1,778,375           718,344         2,671,866
Telephone and computer lease expense -- related party........................           --                --           171,990
Consulting fees -- related party.............................................      142,164            59,655           155,799
Management fees -- related party.............................................      720,000                --         1,500,000
Other general and administrative -- related party............................       74,379            29,297            40,300
                                                                                ----------    -----------------    ------------
Total general and administrative expenses....................................    2,714,918           807,296         4,539,955
     Income (loss) from operations...........................................      (38,100)          483,762           110,656
Interest income..............................................................           --                --            26,524
Interest expense.............................................................       (3,308)           (1,334)           (2,358)
Other income (expense).......................................................           --                --             5,131
                                                                                ----------    -----------------    ------------
     Net income (loss).......................................................      (41,408)          482,428           139,953
                                                                                ----------    -----------------    ------------
Retained earnings -- beginning of period.....................................      250,539           209,131           691,559
Less: stockholder distributions..............................................           --                --          (460,692)
                                                                                ----------    -----------------    ------------
Retained earnings -- end of period...........................................   $  209,131       $   691,559        $  370,820
                                                                                ----------    -----------------    ------------
                                                                                ----------    -----------------    ------------

   The accompanying notes are an integral part of these financial statements.

                     TELEPHONE ACCESS, INC. AND TELAC, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                      FOR THE YEAR    FOR THE FIVE    FOR THE YEAR
                                                                                         ENDED        MONTHS ENDED       ENDED
                                                                                        JULY 31,      DECEMBER 31,    DECEMBER 31,
                                                                                          1994            1994            1995
                                                                                      ------------    ------------    ------------
Cash flows from operating activities:
  Net income (loss)................................................................    $  (41,408)     $  482,428      $  139,953
                                                                                      ------------    ------------    ------------
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation..................................................................        40,911          28,126          54,270
  Changes in operating assets and liabilities:
     Accounts receivable...........................................................      (528,868)        422,110        (954,863)
     Other current assets..........................................................       (38,021)           (895)       (146,852)
     Deposits......................................................................            --         (25,000)        (50,000)
     Accounts payable and accrued expenses.........................................       746,679        (522,434)      1,544,615
     Income taxes payable..........................................................       (12,882)             --              --
                                                                                      ------------    ------------    ------------
Net cash provided by operating activities..........................................       166,411         384,335         587,123
                                                                                      ------------    ------------    ------------
Cash flows from investing activities:
  Purchases of property and equipment..............................................      (115,511)        (31,367)       (132,244)
                                                                                      ------------    ------------    ------------
Net cash provided by investing activities:.........................................      (115,511)        (31,367)       (132,244)
                                                                                      ------------    ------------    ------------
Cash flows from financing activities:
  Repayments of capital lease obligations..........................................        (5,270)         (3,033)         (6,997)
  Stockholder distribution.........................................................            --              --        (460,692)
  Advances to related parties, net.................................................      (152,591)        (45,082)         11,003
  Proceeds from note payable -- affiliated company.................................            --              --         175,000
  Proceeds from the issuance and subscription of common stock......................            --              --         194,000
                                                                                      ------------    ------------    ------------
Net cash used by financing activities..............................................      (157,861)        (48,115)        (87,686)
                                                                                      ------------    ------------    ------------
Net increase (decrease) in cash and cash equivalents...............................      (106,961)        304,853         367,193
Cash and cash equivalents, beginning of period.....................................       208,202         101,241         406,094
                                                                                      ------------    ------------    ------------
Cash and cash equivalents, end of period...........................................    $  101,241      $  406,094      $  773,287
                                                                                      ------------    ------------    ------------
                                                                                      ------------    ------------    ------------
Supplementary disclosure of cash flow information:
  Interest paid....................................................................    $    3,308


   The accompanying notes are an integral part of these financial statements.

                     TELEPHONE ACCESS, INC. AND TELAC, INC.
                         NOTES TO FINANCIAL STATEMENTS
1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES
  BUSINESS DESCRIPTION

     Telephone Access, Inc. and TelAc, Inc. (the "Company") are primarily engaged in conducting diverse direct telemarketing and communication campaigns, specializing in servicing client customers and narrowly defined prospect bases. The Company's customers are located throughout the United States. Telephone Access, Inc. was incorporated in Delaware and began operations in 1983. TelAc, Inc. was incorporated in June 1995 in the state of Delaware and began operations on June 15, 1995.

  BASIS OF ACCOUNTING
     Because Telephone Access, Inc. and TelAc, Inc. are commonly controlled companies by three individuals ("Principal Stockholders") effective June 15, 1995, financial statements as of and for the year ended December 31, 1995 are presented on a combined basis. All intercompany transactions and balances have been eliminated. The combined financial statements present the financial position and results of operations of Telephone Access, Inc. and TelAc, Inc. On December 6, 1996, TelAc, Inc. was merged into Telephone Access, Inc. The merger was accounted for as a merger of entities under common control and accordingly, the financial statements reflect the combined results of Telephone Access, Inc. and TelAc, Inc. for all periods presented.
  PROPERTY AND EQUIPMENT
     Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from five to seven years. Leasehold improvements are amortized over the remaining term of the facilities lease. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. Expenditures for maintenance and repairs which do not appreciably extend the useful lives of the related assets are charged to expense as incurred, while expenditures for major renewals or betterments that extend useful lives are capitalized.
  REVENUE RECOGNITION
     Revenue is recognized when services have been rendered.
  CASH AND CASH EQUIVALENTS
     For the purpose of statements of cash flows, the Company considers all highly liquid debt instruments purchased within a maturity of three months or less to be cash equivalents. At times, such deposits may be in excess of FDIC limits.
  USE OF ESTIMATES
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
  INCOME TAXES

     The Company elected to be taxed as an S Corporation for Federal and state income tax purposes as of August 1, 1994. As a result, income is taxable to its stockholders. Accordingly, no income tax provision has been recorded in the Company's Financial Statements for the periods ended December 31, 1994 and 1995. For the period ended July 31, 1994, Telephone Access, Inc. was a C Corporation.

  RECLASSIFICATIONS
     Certain reclassifications have been made to the July 31, 1994 and December 31, 1994 financial statements to conform with the December 31, 1995 presentation.

                     TELEPHONE ACCESS, INC. AND TELAC, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
2. PROPERTY AND EQUIPMENT
     Property and equipment consisted of the following:

                                                                         USEFUL LIFE     JULY 31,    DECEMBER 31,    DECEMBER 31,
                                                                           IN YEARS        1994          1994            1995
                                                                        --------------   --------    ------------    ------------
Furniture and fixtures...............................................        5-7         $ 55,333      $ 59,167        $ 64,490
Office equipment.....................................................        5-7          133,994       161,527         288,448
Leasehold improvements...............................................   life of lease       1,427         1,427           1,427
                                                                                         --------    ------------    ------------
                                                                                          190,754       222,121         354,365
  Less: Accumulated depreciation.....................................                      71,631        99,757         154,027
                                                                                         --------    ------------    ------------
  Property and Equipment -- Net......................................                    $119,123      $122,364        $200,338
                                                                                         --------    ------------    ------------
                                                                                         --------    ------------    ------------


     Depreciation expense was $40,911, $28,126 and $54,270 for the year ended July 31, 1994, the five months ended December 31, 1994 and the year ended December 31, 1995, respectively.
3. REVENUE FROM SIGNIFICANT CUSTOMER

     A substantial portion of the Company's revenue was derived from one customer. Revenues to that customer amounted to 85%, 90% and 76% of the Company's revenue for the year ended July 31, 1994, the five months ended December 31, 1994, and the year ended December 31, 1995. Amounts due from that customer included in accounts receivable totaled 89%, 88% and 79% of accounts receivable as of July 31, 1994, December 31, 1994 and December 31, 1995, respectively.

4. LEASES
  CAPITAL LEASE

     The Company leases a computer system pursuant to a lease agreement which bears interest at 19% and expires in October, 1996 and provides for a monthly principal and interest payment of $743. The total cost of the computer equipment held under capital lease is $30,000 and accumulated depreciation is $21,000, $24,500 and $28,000 as of July 31, 1994, December 31, 1994 and December 31,
1995, respectively. The lease provides for accounting as a capital lease.

     The future minimum lease payments under the capital lease as of December 31, 1995, are as follows:

                                                                                                                   DECEMBER 31,
                                                                                                                       1995
                                                                                                                   ------------
Future minimum lease payments...................................................................................      $6,687
Less: amount representing interest..............................................................................         501
                                                                                                                   ------------
Present value of net minimum
Lease payments..................................................................................................      $6,186
                                                                                                                   ------------
                                                                                                                   ------------
Current portion.................................................................................................      $6,186


  OPERATING LEASES

     The Company also leases a telephone and computer system from an affiliated company. The lease requires monthly payments of $26,460, plus sales tax. The monthly lease payment may be suspended for six months if the Company loses its customer. The lease expires in August 1997. Lease payments for the year ended December 31, 1995 amounted to $257,872.

     Minimum future lease payments under the operating lease are as follows:

YEARS ENDING
DECEMBER 31,
------------------------------------------------------------------------------
1996..........................................................................   $317,518
1997..........................................................................    211,680
                                                                                 --------
                                                                                 $529,198
                                                                                 --------
                                                                                 --------

                     TELEPHONE ACCESS, INC. AND TELAC, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
4. LEASES -- Continued
     The Company leases its office facilities under a noncancellable operating lease that expired prior to July 31, 1994. Total rent expense for the Company was $188,235 for the year ended July 31, 1994.
5. RELATED PARTY TRANSACTIONS

     The Company paid consulting fees to a company owned by a stockholder's brother totaling $70,164, $59,665 and $155,799 for the year ended July 31, 1994, the five months ended December 31, 1994 and the year ended December 31, 1995, respectively.


     Two companies, which are related by common ownership, were paid operating and administrative expenses of $74,379, $29,297 and $40,300 by the Company for the year ended July 31, 1994, the five months ended December 31, 1994 and the year ended December 31, 1995, respectively.


     The Company paid consulting fees to stockholders totaling $72,000 during the year ended July 31, 1994. The Company also paid management fees of $720,000 and $1,500,000 to a partnership related by common interest during the years ended July 31, 1994 and December 31, 1995, respectively.

     The Company has a note payable with an affiliated company amounting to $175,000. This unsecured loan bears interest at 10% per annum.
6. LITIGATION
     The Company is involved in a lawsuit that arose in the ordinary course of business. In the opinion of the Company's legal counsel and management, any liability resulting from such litigation would not be material in relation to the Company's financial position.
7. SUBSEQUENT EVENTS
     On December 6, 1996, TelAc, Inc. and Telephone Access, Inc. were merged into Telephone Access, Inc.
     On December 6, 1996, Telephone Access, Inc. consummated a leveraged recapitalization among Telephone Access, Inc., the Principal Stockholders, and a group of investors previously unaffiliated with Telephone Access, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS
TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
OF TELEMANAGEMENT SERVICES, INC.
     In our opinion, the accompanying balance sheets and the related statements of operations and retained earnings and of cash flows present fairly, in all material respects, the financial position of TeleManagement Services, Inc. at December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.
PRICE WATERHOUSE LLP
Philadelphia, PA
September 22, 1997

                         TELEMANAGEMENT SERVICES, INC.
                                 BALANCE SHEETS

                                                                                                           DECEMBER 31,
                                                                                                     ------------------------
ASSETS                                                                                                  1995          1996
                                                                                                     ----------    ----------
Current assets:
  Cash............................................................................................   $    8,854    $    8,867
  Accounts receivable, net of allowance for doubtful accounts of $0 and $94,734, respectively.....    1,041,577     1,459,670
  Advances on behalf of customers.................................................................      257,781        68,062
  Other assets....................................................................................       19,303        12,120
                                                                                                     ----------    ----------
     Total current assets.........................................................................    1,327,515     1,548,719
  Property and equipment, net.....................................................................      183,138       256,933
                                                                                                     ----------    ----------
     Total assets.................................................................................   $1,510,653    $1,805,652
                                                                                                     ----------    ----------
                                                                                                     ----------    ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................................................   $   37,939    $   21,483
  Accrued salaries, wages & related taxes.........................................................       51,605       146,653
  Other accrued expenses..........................................................................        4,392       138,743
  Note payable to stockholder.....................................................................       35,000            --
  Current portion of notes payable................................................................           --       211,020
                                                                                                     ----------    ----------
     Total current liabilities....................................................................      128,936       517,899
Long-term portion of notes payable................................................................           --       449,828
                                                                                                     ----------    ----------
     Total liabilities............................................................................      128,936       967,727
                                                                                                     ----------    ----------
Commitments and contingencies (Note 4)
Stockholders' equity:
  Common stock, $1 par value: 120,000 shares authorized, 600 shares issued and outstanding........          600           600
  Additional paid-in capital......................................................................        9,400         9,400
  Loan receivable from stockholder................................................................           --      (633,330)
  Retained earnings...............................................................................    1,371,717     1,461,255
                                                                                                     ----------    ----------
     Total stockholders' equity...................................................................    1,381,717       837,925
                                                                                                     ----------    ----------
     Total liabilities and stockholders' equity...................................................   $1,510,653    $1,805,652
                                                                                                     ----------    ----------
                                                                                                     ----------    ----------

   The accompanying notes are an integral part of these financial statements.

                         TELEMANAGEMENT SERVICES, INC.
                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                                                     ---------------------------------------
                                                                                        1994           1995          1996
                                                                                     -----------    ----------    ----------
Revenues..........................................................................   $ 2,972,427    $3,849,493    $5,954,901
Cost of revenues..................................................................     1,646,469     1,925,078     3,358,847
                                                                                     -----------    ----------    ----------
  Gross profit....................................................................     1,325,958     1,924,415     2,596,054
Selling, general and administrative expenses......................................       758,137     1,044,991     1,694,233
                                                                                     -----------    ----------    ----------
  Income from operations..........................................................       567,821       879,424       901,821
Interest income...................................................................         7,156        42,085        86,819
Interest expense..................................................................        (5,600)       (4,391)      (61,347)
                                                                                     -----------    ----------    ----------
  Net income......................................................................       569,377       917,118       927,293
Retained earnings, beginning of year..............................................       387,222       756,599     1,371,717
Stockholder distributions.........................................................      (200,000)     (302,000)     (837,755)
                                                                                     -----------    ----------    ----------
Retained earnings, end of year....................................................   $   756,599    $1,371,717    $1,461,255
                                                                                     -----------    ----------    ----------
                                                                                     -----------    ----------    ----------
Pro forma data (unaudited) Note 1:
     Historical income before taxes...............................................   $   569,377    $  917,118    $  927,293
     Pro forma provision for income taxes.........................................       216,363       348,505       352,371
                                                                                     -----------    ----------    ----------
     Net income adjusted for pro forma income tax provision.......................   $   353,014    $  568,613    $  574,922
                                                                                     -----------    ----------    ----------
                                                                                     -----------    ----------    ----------

   The accompanying notes are an integral part of these financial statements.

                         TELEMANAGEMENT SERVICES, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                                                      ---------------------------------------
                                                                                        1994          1995           1996
                                                                                      ---------    -----------    -----------
Cash flows from operating activities:
  Net income.......................................................................   $ 569,377    $   917,118    $   927,293
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation..................................................................      38,511         61,084         91,596
     Loss on sale of equipment.....................................................       8,264             --             --
  Changes in operating assets and liabilities:
     Accounts receivable...........................................................    (414,456)      (197,020)      (418,093)
     Advances on behalf of customers...............................................          --       (257,777)       189,719
     Other assets..................................................................      (1,223)        (9,005)         7,183
     Accounts payable and accrued expenses.........................................      89,506        (18,028)       212,943
                                                                                      ---------    -----------    -----------
       Net cash provided by operating activities...................................     289,979        496,372      1,010,641
                                                                                      ---------    -----------    -----------
Cash flows from investing activities:
  Additions to property and equipment..............................................    (101,561)      (153,038)      (165,391)
                                                                                      ---------    -----------    -----------
       Net cash used in investing activities.......................................    (101,561)      (153,038)      (165,391)
                                                                                      ---------    -----------    -----------
Cash flows from financing activities:
  Distribution to stockholder......................................................    (200,000)      (302,000)      (837,755)
  Borrowings under line of credit facility.........................................          --             --         27,518
  Repayment of notes payable to stockholder........................................          --        (35,000)       (35,000)
                                                                                      ---------    -----------    -----------
       Net cash used in financing activities.......................................    (200,000)      (337,000)      (845,237)
                                                                                      ---------    -----------    -----------
       Net (decrease) increase in cash.............................................     (11,582)         6,334             13
Cash, beginning of year............................................................      14,102          2,520          8,854
                                                                                      ---------    -----------    -----------
Cash, end of year..................................................................   $   2,520    $     8,854    $     8,867
                                                                                      ---------    -----------    -----------
                                                                                      ---------    -----------    -----------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest......................................................................   $   5,600    $        --    $    62,489
                                                                                      ---------    -----------    -----------
                                                                                      ---------    -----------    -----------

   The accompanying notes are an integral part of these financial statements.

                         TELEMANAGEMENT SERVICES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996
1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES
  BUSINESS DESCRIPTION
     TeleManagement Services, Inc. ("TMS" or the "Company") was formed on April 23, 1992 as an S Corporation in the state of Florida. The Company is a full service telecommunications and marketing company that specializes in providing customized, cost effective telecommunications solutions for the physician and pharmacy markets throughout the United States.
     On February 15, 1996, a stockholder purchased 300 shares of TMS stock for $3,000,000 from another stockholder to become the sole stockholder.
  ADVANCES ON BEHALF OF CUSTOMERS
     The Company provides rebate processing services on behalf of its customers. This service requires the Company to issue rebate checks to third parties for which the Company receives advances or reimbursements (depending on the customer) related to the rebates.
  PROPERTY AND EQUIPMENT
     Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Leasehold improvements are amortized over the remaining term of the facilities' lease. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. Expenditures for maintenance and repairs are expensed as incurred while expenditures for major renewals that extend useful lives are capitalized.
  LOAN RECEIVABLE FROM STOCKHOLDER
     Simultaneously with the loan agreement entered into on February 16, 1996 (see Note 3), the Company loaned approximately $800,000 to the sole stockholder. The loan is due in full on February 16, 2000 and requires monthly principal payments of $16,667, with interest accruing at the prime rate (8.25% at December 31, 1996) plus one percentage point. At the end of the loan term, the remaining principal and accrued interest is due. As of December 31, 1996, $633,330 remained due to the Company. This amount has been reflected as a reduction of stockholders' equity.
  REVENUE RECOGNITION
     Revenue is recognized when services have been rendered.
  INCOME TAXES
     The Company elected to be taxed as an S Corporation for Federal and state income tax purposes. As a result, income is taxable to its stockholders. Accordingly, no income tax provision has been recorded in the Company's financial statements.
  PRO FORMA INCOME TAX PROVISION
     The pro forma tax provision has been calculated as if the Company were taxable as a C Corporation (the Company's tax status effective January 1, 1997) under the Internal Revenue Code of 1986, as amended, for all periods presented.
  USE OF ESTIMATES
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                         TELEMANAGEMENT SERVICES, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES -- Continued CONCENTRATION OF CREDIT RISK
     As part of its ongoing control procedures, the Company monitors concentrations of credit risk associated with clients with which it conducts business. Credit risk is minimal as the Company monitors the credit worthiness of its clients to which it grants terms in the normal course of business. The Company does not normally require collateral or other security to support credit sales.
  REVENUES FROM SIGNIFICANT CUSTOMERS
     The Company had revenues of approximately 52%, 58% and 50% from three, five and three customers for the years ended December 31, 1994, 1995 and 1996, respectively. Total receivables from these customers approximated 43%, 95% and 59% of the receivable balances as of December 31, 1994, 1995 and 1996, respectively.
2. PROPERTY AND EQUIPMENT
     Property and equipment are carried at cost less accumulated depreciation and consist of the following:

                                                                                      DECEMBER 31,
                                                                 USEFUL LIFE     ----------------------
                                                                   IN YEARS        1995         1996
                                                                --------------   ---------    ---------
Office equipment.............................................         7          $ 115,113    $ 155,503
Computer equipment...........................................         5            113,893      191,409
Furniture and fixtures.......................................         7             47,362       88,239
Computer software............................................         3              7,508        7,508
Leasehold improvements.......................................   life of lease       45,324       51,934
                                                                                 ---------    ---------
                                                                                   329,200      494,593
  LESS: Accumulated depreciation.............................                     (146,062)    (237,660)
                                                                                 ---------    ---------
  Property and equipment, net................................                    $ 183,138    $ 256,933
                                                                                 ---------    ---------
                                                                                 ---------    ---------

     Depreciation expense was $38,511, $61,084 and $91,596 for the years ended December 31, 1994, 1995 and 1996, respectively.
3. NOTES PAYABLE
     As of December 31, 1994, TMS had two loans outstanding for $35,000 due to each of its two stockholders. These loans require monthly interest payments only with the principal due on demand. The Company incurred interest expense of $5,600, $4,391 and $384 for the years ended December 31, 1994, 1995 and 1996, respectively. One loan was paid in full in 1995 and the other was paid in full in 1996.
     On February 16, 1996, the Company, a related party, and its sole stockholder entered into a term loan agreement (the "loan") for $800,000 with Barnett Bank. Approximately $700,000 of the borrowed amount is secured by accounts receivable and all issued shares of the Company under a subordination agreement. The loan requires monthly principal payments of $16,667, with interest accruing at the lender's stated prime rate (8.25% at December 31, 1996) plus one percentage point. Any remaining principal and accrued interest is due in full on February 16, 2000. As of December 31, 1996, $633,330 remained outstanding.
     In addition, on June 25, 1996, the Company entered into a line of credit agreement with Barnett Bank for borrowings of up to $33,026. The agreement expires on June 25, 1999. The agreement requires monthly principal payments of $918, with interest accruing at the lender's stated prime rate (8.25% at December 31, 1996) plus one percentage point. This revolving line of credit is secured by accounts receivable and all issued shares of the Company. As of December 31, 1996, $27,518 remains outstanding.

                         TELEMANAGEMENT SERVICES, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
3. NOTES PAYABLE -- Continued
     Aggregate annual principal maturities are as follows:

YEARS ENDING
DECEMBER 31,
------------------------------------------------------
1997..................................................   $211,020
1998..................................................    211,020
1999..................................................    205,490
2000..................................................     33,318
                                                         --------
                                                         $660,848
                                                         --------
                                                         --------

4. OPERATING LEASES
     The Company is obligated under noncancelable operating leases for office space and operating equipment expiring on February 28, 2001 and November 15, 1999, respectively. Aggregate future minimum lease payments are as follows:

YEARS ENDING
DECEMBER 31,
------------------------------------------------------
1997..................................................   $163,992
1998..................................................    162,704
1999..................................................    161,947
2000..................................................    105,820
2001..................................................     16,798
                                                         --------
                                                         $611,261
                                                         --------
                                                         --------

     Rent expense approximated $122,904, $125,027 and $223,641 for the years ended December 31, 1994, 1995 and 1996, respectively.
5. DEFINED CONTRIBUTION PLAN
     The Company maintains a profit sharing plan which covers substantially all full time employees. During 1996, the Company made a discretionary contribution of $12,604 to the plan for the year ended December 31, 1995.
6. FAIR VALUE OF FINANCIAL INSTRUMENTS
     Statement of Financial Accounting Standards No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires the disclosure of the fair value of financial investments, both assets and liabilities recognized and not recognized on the balance sheet for which it is practicable to estimate fair value.
     The carrying amounts of accounts receivable, advances on behalf of customers, loan receivable from stockholder, other assets, accounts payable and accrued expenses approximate fair value.
     The fair value of the Company's notes payable and line of credit is determined by calculating the present value of expected future cash outlays associated with the debt instruments. The discount rate used is equivalent to the current rate offered to the Company for notes payable of the same maturities. The fair value of the Company's notes payable approximates the carrying value.

                         TELEMANAGEMENT SERVICES, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
7. RELATED PARTY TRANSACTIONS
     In 1994 and 1995, the two stockholders of the Company were also Company executives and received compensation in addition to normal stockholder distributions and entered into other transactions with the Company. In 1994, the two stockholders loaned the Company approximately $35,000 each to be used to finance the Company's operations. (See Note 3.)
8. SUBSEQUENT EVENT
     Effective January 1, 1997, TLM Holdings (TLM), through its wholly-owned subsidiary, TLM Acquisition Inc., purchased certain assets and assumed certain liabilities of the Company. In conjunction with this purchase, the Company discontinued its election to be treated as an S Corporation.

     On October 21, 1997, TLM was merged into a subsidiary of CulturalAccessWorldwide, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS
TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
OF HISPANIC MARKET CONNECTIONS, INC.
     In our opinion, the accompanying balance sheet and the related statement of operations and retained earnings and of cash flows present fairly, in all material respects, the financial position of Hispanic Market Connections, Inc. at December 31, 1996, and the results of its operations and its cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.
PRICE WATERHOUSE LLP
Philadelphia, PA
October 17, 1997

                       HISPANIC MARKET CONNECTIONS, INC.
                                 BALANCE SHEET
                               DECEMBER 31, 1996

ASSETS
Current assets:
  Cash and cash equivalents.......................................................................................   $ 36,767
  Accounts receivable.............................................................................................    346,616
  Deferred tax asset..............................................................................................     46,530
  Other assets....................................................................................................     19,553
                                                                                                                     --------
     Total current assets.........................................................................................    449,466
Property and equipment, net.......................................................................................     84,644
                                                                                                                     --------
     Total assets.................................................................................................   $534,110
                                                                                                                     --------
                                                                                                                     --------
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Amount due on line of credit facility...........................................................................   $ 40,508
  Accounts payable................................................................................................    214,285
  Accrued salaries, wages and related benefits....................................................................     48,018
  Other accrued expenses..........................................................................................      8,258
  Deferred revenue................................................................................................    107,715
  Capital lease obligation........................................................................................      6,974
                                                                                                                     --------
     Total current liabilities....................................................................................    425,758
                                                                                                                     --------
Commitments and contingencies (Note 5)
Stockholder's equity:
  Common stock, no par value: 1,000,000 shares authorized, 100,000 shares issued and outstanding..................      1,728
  Retained earnings...............................................................................................    106,624
                                                                                                                     --------
     Total stockholder's equity...................................................................................    108,352
                                                                                                                     --------
     Total liabilities and stockholder's equity...................................................................   $534,110
                                                                                                                     --------
                                                                                                                     --------

   The accompanying notes are an integral part of these financial statements.

                       HISPANIC MARKET CONNECTIONS, INC.
                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

Revenues........................................................................................................   $2,811,566
Cost of revenues................................................................................................    1,563,616
                                                                                                                   ----------
  Gross profit..................................................................................................    1,247,950
General and administrative expenses.............................................................................    1,414,328
                                                                                                                   ----------
  Loss from operations..........................................................................................     (166,378)
                                                                                                                   ----------
Interest expense................................................................................................      (12,796)
Other expense...................................................................................................       (1,768)
                                                                                                                   ----------
  Loss before income taxes......................................................................................     (180,942)
Income tax benefit..............................................................................................       38,272
                                                                                                                   ----------
  Net loss......................................................................................................     (142,670)
Retained earnings, beginning of year............................................................................      249,294
                                                                                                                   ----------
Retained earnings, end of year..................................................................................   $  106,624
                                                                                                                   ----------
                                                                                                                   ----------

   The accompanying notes are an integral part of these financial statements.

                       HISPANIC MARKET CONNECTIONS, INC.
                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

Cash flows from operating activities:
  Net loss.......................................................................................................   $(142,670)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation................................................................................................      26,325
     Deferred tax benefit........................................................................................     (38,272)
  Changes in operating assets and liabilities:
     Accounts receivable.........................................................................................     126,253
     Other assets................................................................................................       1,278
     Accounts payable and accrued expenses.......................................................................       1,776
     Deferred revenue............................................................................................      63,201
     Capital lease obligation....................................................................................       2,255
                                                                                                                    ---------
          Net cash provided by operating activities..............................................................      40,146
                                                                                                                    ---------
Cash flows from investing activities:
  Additions to property and equipment............................................................................     (43,924)
                                                                                                                    ---------
          Net cash used in investing activities..................................................................     (43,924)
                                                                                                                    ---------
Cash flows from financing activities:
  Borrowings under line of credit facility.......................................................................     100,012
  Repayments under line of credit facility.......................................................................    (159,504)
                                                                                                                    ---------
          Net cash used in financing activities..................................................................     (59,492)
                                                                                                                    ---------
          Net decrease in cash and cash equivalents..............................................................     (63,270)
Cash and cash equivalents, beginning of year.....................................................................     100,037
                                                                                                                    ---------
Cash and cash equivalents, end of year...........................................................................   $  36,767
                                                                                                                    ---------
                                                                                                                    ---------
Supplemental disclosures of cash flow information
  Cash paid during the year for:
     Interest....................................................................................................   $  15,712
                                                                                                                    ---------
                                                                                                                    ---------
     Income taxes................................................................................................   $   3,967
                                                                                                                    ---------
                                                                                                                    ---------

   The accompanying notes are an integral part of these financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS
TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
PHOENIX MARKETING GROUP, INC.
     In our opinion, the accompanying balance sheets and the related statements of operations and accumulated deficit and of cash flows present fairly, in all material respects, the financial position of Phoenix Marketing Group, Inc. at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.
PRICE WATERHOUSE LLP
Morristown, New Jersey
March 7, 1997

                         PHOENIX MARKETING GROUP, INC.
                                 BALANCE SHEETS

                                                                                                           DECEMBER 31,
                                                                                                     ------------------------
                                                                                                        1995          1996
                                                                                                     ----------    ----------
ASSETS
Current assets:
  Cash and cash equivalents.......................................................................   $  184,467    $  110,051
  Accounts receivable, net of allowance for doubtful accounts of $60,480 and $90,480,
     respectively.................................................................................    2,765,815     2,591,494
  Other current assets............................................................................      224,764       403,501
                                                                                                     ----------    ----------
     Total current assets.........................................................................    3,175,046     3,105,046
Property and equipment, net.......................................................................    1,827,947     1,717,384
Other assets......................................................................................       54,798       182,636
                                                                                                     ----------    ----------
     Total assets.................................................................................   $5,057,791    $5,005,066
                                                                                                     ----------    ----------
                                                                                                     ----------    ----------
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses...........................................................   $  932,160    $  972,973
  Accrued salaries, wages and related benefits....................................................      104,814        79,095
  Current portion of long-term borrowings.........................................................    1,308,550       741,830
  Customer deposits...............................................................................       64,090       111,683
                                                                                                     ----------    ----------
     Total current liabilities....................................................................    2,409,614     1,905,581
Long-term borrowings..............................................................................      687,770     1,065,581
Amounts due stockholders..........................................................................    2,303,852     2,241,102
Deferred compensation.............................................................................       15,000            --
                                                                                                     ----------    ----------
     Total liabilities............................................................................    5,416,236     5,212,264
                                                                                                     ----------    ----------
Commitments and contingencies (Note 5)
Stockholders' deficit:
  Common stock, no par value: authorized 2,500 shares, 250 shares issued and outstanding..........       50,000        50,000
  Accumulated deficit.............................................................................     (363,445)     (212,198)
                                                                                                     ----------    ----------
     Subtotal.....................................................................................     (313,445)     (162,198)
Less treasury stock -- 50 shares of common stock at cost..........................................       45,000        45,000
                                                                                                     ----------    ----------
     Total stockholders' deficit..................................................................     (358,445)     (207,198)
                                                                                                     ----------    ----------
     Total liabilities and stockholders' deficit..................................................   $5,057,791    $5,005,066
                                                                                                     ----------    ----------
                                                                                                     ----------    ----------

   The accompanying notes are an integral part of these financial statements.

                         PHOENIX MARKETING GROUP, INC.
                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                                                   -----------------------------------------
                                                                                      1994           1995           1996
                                                                                   -----------    -----------    -----------
Revenues........................................................................   $14,031,485    $13,849,031    $13,048,989
Cost of revenues................................................................     6,938,455      6,287,524      5,462,962
                                                                                   -----------    -----------    -----------
     Gross profit...............................................................     7,093,030      7,561,507      7,586,027
                                                                                   -----------    -----------    -----------
Selling, general and administrative expenses:
  Salaries, wages and related benefits..........................................     4,731,641      4,873,524      4,409,297
  Depreciation and amortization expense.........................................       345,701        435,180        526,473
  Other selling, general and administrative expenses............................     1,919,376      2,054,008      2,205,775
                                                                                   -----------    -----------    -----------
     Total selling, general and administrative expenses.........................     6,996,718      7,362,712      7,141,545
                                                                                   -----------    -----------    -----------
     Income from operations.....................................................        96,312        198,795        444,482
Interest expense................................................................      (248,294)      (313,317)      (331,826)
Other income....................................................................        48,561         38,546         44,592
                                                                                   -----------    -----------    -----------
     Income (loss) before income taxes..........................................      (103,421)       (75,976)       157,248
Income tax expense..............................................................        (2,390)        (3,275)        (6,001)
                                                                                   -----------    -----------    -----------
     Net income (loss)..........................................................      (105,811)       (79,251)       151,247
Accumulated deficit, beginning of year..........................................      (178,383)      (284,194)      (363,445)
                                                                                   -----------    -----------    -----------
Accumulated deficit, end of year................................................   $  (284,194)   $  (363,445)   $  (212,198)
                                                                                   -----------    -----------    -----------
                                                                                   -----------    -----------    -----------
Pro forma data (unaudited) Note 1:
     Historical income (loss) before taxes......................................   $  (105,811)   $   (79,251)   $   151,247
     Pro forma provision for income taxes.......................................        36,172         46,265        146,774
                                                                                   -----------    -----------    -----------
Net income (loss) adjusted for pro forma income tax provision...................   $  (141,983)   $  (125,516)   $     4,473
                                                                                   -----------    -----------    -----------
                                                                                   -----------    -----------    -----------

   The accompanying notes are an integral part of these financial statements.

                         PHOENIX MARKETING GROUP, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                                                         ------------------------------------
                                                                                           1994          1995         1996
                                                                                         ---------    ----------    ---------
Cash flows from operating activities:
  Net (loss) income...................................................................   $(105,811)   $  (79,251)   $ 151,247
  Adjustments to reconcile net (loss) income to net cash provided by (used in)
     operating activities:
     Depreciation and amortization....................................................     345,701       569,172      658,473
  Changes in operating assets and liabilities:
     Accounts receivable..............................................................    (131,543)      237,536      174,321
     Other current assets.............................................................    (105,955)      (75,805)    (178,737)
     Other assets.....................................................................     (18,000)      (36,798)      14,298
     Accounts payable and accrued expenses............................................     393,197      (455,050)      40,813
     Accrued payroll and related taxes................................................     (73,597)          322      (25,719)
     Customer deposits................................................................          --        43,090       47,593
     Deferred compensation............................................................          --       (30,000)     (15,000)
                                                                                         ---------    ----------    ---------
       Net cash provided by operating activities......................................     303,992       173,216      867,289
                                                                                         ---------    ----------    ---------
Cash flows from investing activities:
  Additions to property and equipment.................................................    (934,928)     (865,557)    (528,917)
  Employee loan (net of repayments)...................................................          --            --      (69,961)
                                                                                         ---------    ----------    ---------
       Net cash used in investing activities..........................................    (934,928)     (865,557)    (598,878)
                                                                                         ---------    ----------    ---------
Cash flows from financing activities:
  Proceeds from bank borrowing........................................................     600,000     1,050,000      850,000
  Payments of bank borrowing..........................................................    (145,835)     (179,171)    (987,675)
  Payments of borrowing-former stockholders...........................................    (350,190)     (375,540)    (122,106)
  Proceeds from borrowing-stockholders................................................     444,675       508,985       82,750
  Payments of borrowing-stockholders..................................................     (97,200)      (97,200)    (145,500)
  Payments pursuant to restrictive covenant...........................................          --            --       (8,837)
  Payments of obligation under capital lease..........................................     (40,526)      (42,019)     (11,459)
                                                                                         ---------    ----------    ---------
       Net cash provided by (used in) financing activities............................     410,924       865,055     (342,827)
                                                                                         ---------    ----------    ---------
Net (decrease) increase in cash.......................................................    (220,012)      172,714      (74,416)
Cash and cash equivalents, beginning of year..........................................     231,765        11,753      184,467
                                                                                         ---------    ----------    ---------
Cash and cash equivalents, end of year................................................   $  11,753    $  184,467    $ 110,051
                                                                                         ---------    ----------    ---------
                                                                                         ---------    ----------    ---------
Supplemental disclosures of cash flow information:
  Cash paid during year for:
     Interest.........................................................................   $ 247,333    $  318,785    $ 331,826
                                                                                         ---------    ----------    ---------
                                                                                         ---------    ----------    ---------
Noncash activities:
  Debt obligation incurred on extension of covenant not to compete....................          --            --    $  91,168
  Capital lease obligation............................................................   $  61,831            --           --
                                                                                         ---------    ----------    ---------
                                                                                         ---------    ----------    ---------

   The accompanying notes are an integral part of these financial statements.

                         PHOENIX MARKETING GROUP, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996
1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES
  BUSINESS DESCRIPTION
     Phoenix Marketing Group, Inc. (the "Company") was formed in 1983 to provide database and other computer based marketing support to the health care industry. The majority of the Company's sales are made to the pharmaceutical sector, primarily in the United States.
  USE OF ESTIMATES
     In conformity with generally accepted accounting principles, management has used estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from those estimates.
  CASH EQUIVALENTS
     The Company considers all highly liquid investments with a maturity of approximately three months or less from date of purchase to be cash equivalents.
  REVENUE RECOGNITION
     Revenue represents the total fees charged to clients for the services provided and is recognized upon fulfillment of the service requirements. Revenue from two major customers, as a percentage of total revenue, was 20% and 10% in 1994, 19% and 12% in 1995 and 21% and 10% in 1996.
  PROPERTY AND EQUIPMENT
     Property and equipment are carried at cost and are depreciated over their estimated useful lives, ranging from 5 to 10 years, using accelerated methods.
  INCOME TAXES
     For federal income tax purposes, the Company has elected to be treated as an S Corporation. Income, deductions and credits are, therefore, distributed, pro rata, to stockholders for inclusion on their individual income tax returns. A portion of the distributed amounts are subsequently reinvested in the Company by the stockholders as subordinated debt. Reinvested amounts were $508,985 and $82,750 in 1995 and 1996, respectively. Accordingly, no provision for federal income taxes is required in the accompanying statements of operations. The Company is, however, subject to certain state income taxes.
  PRO FORMA INCOME TAX PROVISION
     The pro forma tax provision has been calculated as if the Company were taxable as a C Corporation (the Company's tax status effective October 17, 1997) under the Internal Revenue Code of 1986, as amended, for all periods presented.
  PROFIT SHARING PLAN
     The Company sponsors a defined contribution Profit Sharing Plan covering substantially all its full-time employees. Contributions are made at the discretion of the Company. Plan expense for the year ended December 31, 1996 totaled $79,800. No contributions were made for the years ended December 31, 1994 and 1995. Additionally, the Company implemented a 401(k) deferred compensation plan in 1993. The Company incurred an expense of $49,050, $48,839, and $46,909 for the portion of employee contributions matched in 1994, 1995 and 1996, respectively.
  FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS
     The carrying amounts of certain financial instruments (cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, and notes payable) approximate fair value given the short-term nature of these instruments. The carrying amounts of long-term debt approximates fair value as the obligations bear interest at fair value rates. The Company does not have any financial instruments held or issued for trading purposes.

                         PHOENIX MARKETING GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
2. PROPERTY AND EQUIPMENT
     Property and equipment consist of the following:

                                                                                     DECEMBER 31,
                                                               USEFUL LIFE     ------------------------
                                                                 IN YEARS         1995          1996
                                                              --------------   ----------    ----------
Equipment..................................................        5-10        $2,738,760    $3,010,756
Computer equipment held for lease..........................        5-10           302,585       322,425
Furniture and fixtures.....................................        5-10           811,369       836,610
Leasehold improvements.....................................   life of lease       600,215       812,055
                                                                               ----------    ----------
                                                                                4,452,929     4,981,846
Less-accumulated depreciation..............................                     2,624,982     3,264,462
                                                                               ----------    ----------
  Net property and equipment...............................                    $1,827,947    $1,717,384
                                                                               ----------    ----------
                                                                               ----------    ----------

     Depreciation expense amounted to $345,701, $569,172 and $639,480 for the years ended December 31, 1994, 1995, and 1996, respectively.
     Property and equipment includes the following amounts held under capital leases:

                                                                                      DECEMBER 31,
                                                                                   ------------------
                                                                                    1995       1996
                                                                                   -------    -------
Equipment.......................................................................   $68,331    $68,331
Less-accumulated depreciation...................................................    11,389     21,151
                                                                                   -------    -------
  Net...........................................................................   $56,942    $47,180
                                                                                   -------    -------
                                                                                   -------    -------

     The Company leases computer systems and related equipment to customers under short-term operating leases. Rental income under this arrangement totaled approximately $0, $74,000 and $100,000 for the years ended December 31, 1994, 1995 and 1996, respectively. Future minimum rentals under this agreement will be $100,020 and $58,345 in 1997 and 1998, respectively.

                         PHOENIX MARKETING GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
3. BORROWINGS
     Borrowings consist of the following:

                                                                                                           DECEMBER 31,
                                                                                                     ------------------------
                                                                                                        1995          1996
                                                                                                     ----------    ----------
Equipment line for $600,000; interest only payable monthly to May 31, 1997 at prime (8.25% at
  December 31, 1996) plus .125%. At May 31, 1997, the line may be converted into a term loan......   $  250,000    $  400,000
Term loan to bank for $400,000; repayable in 60 monthly installments of $6,667 plus interest at
  prime plus .125%................................................................................           --       393,333
Working capital line of credit in the amount of $600,000, balance due at May 31, 1997 plus
  interest at prime...............................................................................      600,000       300,000
Term loan to bank for $250,000; repayable in 60 monthly installments of $4,167 plus interest at
  prime plus .5%..................................................................................      250,000       199,996
Equipment revolver for $1,000,000; interest only payable monthly at prime plus .5%. At February 1,
  1997, the balance was converted into an 18 month term loan......................................      300,000       144,000
Term loan to bank for $500,000; repayable in 48 monthly installments of $10,417 plus interest at
  prime plus .5%..................................................................................      250,000       125,000
Term loan to bank for $250,000; repayable in 60 monthly installments of $4,167 plus interest at
  prime plus 1%...................................................................................      174,994       124,990
Note payable; repayable in monthly installments of $2,942 including interest at 10% through July
  1999............................................................................................           --        82,331
Capital lease payable in monthly installments of $1,276 through November 31, 1999.................       49,220        37,761
Note payable to a former stockholder repayable in monthly installments of $25,004 including
  interest at 9.5% through May 1996...............................................................      122,106            --
                                                                                                     ----------    ----------
  Total...........................................................................................    1,996,320     1,807,411
Less-current portion..............................................................................    1,308,550       741,830
                                                                                                     ----------    ----------
  Long-term borrowings............................................................................   $  687,770    $1,065,581
                                                                                                     ----------    ----------
                                                                                                     ----------    ----------


     All bank debt is secured by the Company's business assets and additionally collaterized by minimum life insurance policies of $500,000 on each of the Company's principal stockholders. The Company's principal stockholders have also given personal guarantees.
4. AMOUNTS DUE STOCKHOLDERS
     Amounts due stockholders consist of notes payable with interest at 9%, which are payable by December 31, 2000. Interest is paid annually in December. Stockholder amounts are subordinated to all bank debt.

                         PHOENIX MARKETING GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
5. COMMITMENTS AND CONTINGENCIES
     a) The Company leases its office and warehouse facilities under a long-term operating lease from a partnership comprising of stockholders and certain former stockholders. Rent expense under this agreement totaled $249,700, $257,260 and $269,420 for the years ended December 31, 1994,
        1995, and 1996, respectively. The Company also leases certain computer and warehouse equipment under long-term capital leases. Minimum annual rentals under the operating leases, and minimum lease payments under the capitalized leases together with the present value of the net minimum lease payments as of December 31, 1996 are as follows:

                                                                                                ANNUAL RENTALS UNDER
                                                                                                ---------------------
                                                                                                CAPITAL    OPERATING
FISCAL YEAR                                                                                     LEASES       LEASES
---------------------------------------------------------------------------------------------   -------    ----------
1997.........................................................................................   $15,312    $  503,018
1998.........................................................................................    15,312       452,507
1999.........................................................................................    14,036       124,203
                                                                                                -------    ----------
  Total minimum lease payments...............................................................    44,660    $1,079,728
                                                                                                           ----------
                                                                                                           ----------
Less-portion representing interest...........................................................     5,214
                                                                                                -------
Present value of minimum lease payments, including current maturity of $12,411...............   $39,446
                                                                                                -------
                                                                                                -------

       Rent expense for the years ended December 31, 1994, 1995 and 1996 totaled $276,700, $493,918 and $510,149, respectively.
     b) Under an agreement between the Company and the stockholders, upon the death of a stockholder, the Company is obligated to repurchase the stockholder's shares at a price equal to the value per share as defined in the stockholder's agreement. The Company maintains key-man life insurance policies on the primary stockholders in this regard.
6. STATE INCOME TAXES
     The provision for income taxes consists of current state income taxes of $2,390, $3,275 and $6,001 for the years ended December 31, 1994, 1995 and 1996, respectively.
     Income tax expense for each of the years ended December 31, 1994, 1995 and 1996 is reflective of the Company's election as an S Corporation for state income tax purposes effective January 1, 1994. Although the Company was granted S Corporation status, it continues to be liable for state income taxes, but at a reduced rate. The Company has determined that a provision for deferred income taxes is not necessary.
     Differences between the pre-tax accounting income and taxable income for state tax purposes primarily arise due to the restriction on the deductibility of interest paid to stockholders.
7. SUBSEQUENT EVENT
     Effective October 17, 1997, CulturalAccessWorldwide, Inc. purchased all the assets and assumed all the liabilities of the Company.

NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS; AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OF COMMON STOCK TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                               TABLE OF CONTENTS

                                                        PAGE
Prospectus Summary...................................     3
Risk Factors.........................................     6
The Company..........................................    11
Use of Proceeds......................................    11
Dividend Policy......................................    11
Capitalization.......................................    12
Dilution.............................................    13
Selected Financial Information.......................    14
Unaudited Pro Forma Financial Information............    15
Management's Discussion and Analysis of Financial
  Condition and Results of Operations................    18
Business.............................................    23
Management...........................................    30
Certain Transactions.................................    36
Principal Stockholders...............................    39
Description of Capital Stock.........................    41
Shares Eligible for Future Sale......................    42
Underwriting.........................................    44
Legal Matters........................................    45
Experts..............................................    45
Available Information................................    45
Index to Financial Statements........................   F-1

UNTIL                , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                4,000,000 Shares

                          CulturalAccessWorldwide(SM)

                                  Common Stock

                                   PROSPECTUS

                               Smith Barney Inc.
                            Bear, Stearns & Co. Inc.

                                           , 1997

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
     The following are the estimated expenses in connection with the distribution of the securities being registered hereunder, other than underwriting discounts and commissions.

S.E.C. registration fee*..........................................................................................   $  25,091
NASD filing fee*..................................................................................................       8,780
Fee to Foster Management Company*.................................................................................     750,000
NASDAQ application fee*...........................................................................................      41,435
Accounting fees and expenses......................................................................................          **
Legal fees and expenses...........................................................................................          **
Printing and engraving expenses...................................................................................          **
Blue sky fees and expenses........................................................................................          **
Transfer agent fees...............................................................................................          **
Miscellaneous expenses............................................................................................          **
       Total......................................................................................................   $      **

 * Actual fee.
** To be supplied by amendment.
ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Article Sixth of the Certificate of Incorporation of the Company provides that the Company shall indemnify and hold harmless any director, officer, employee or agent of the Company from and against any and all expenses and liabilities that may be imposed upon or incurred by him in connection with, or as a result of, any proceeding in which he may become involved, as a party or otherwise, by reason of the fact that he is or was such a director, officer, employee or agent of the Company, whether or not he continues to be such at the time such expenses and liabilities shall have been imposed or incurred, to the extent permitted by the laws of the State of Delaware, as they may be amended from time to time.
     Article Eleventh of the Certificate of Incorporation of the Company contains a provision which eliminates the personal liability of a director of the Company to the Company or to any of its stockholders for monetary damages for a breach of his fiduciary duty as a director, except in the case in which the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit.
     The Underwriting Agreement provides for reciprocal indemnification between the Company and its controlling persons on the one hand and the Underwriters and their respective controlling persons on the other hand against certain liabilities in connection with the Offering, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").
ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
     On June 15, 1995, each of Joseph Morrow, Thomas Ficker, John Jordan, Thomas Ball and Wallace Searle purchased 989,000, 709,500, 236,500, 107,500 and 107,500 shares (as adjusted for stock splits) for $.0465 per share (as adjusted for stock splits).
     In connection with the Company's recapitalization in December 1996, Abbingdon Venture Partners Limited Partnership ("Abbingdon-I"), Abbingdon Venture Partners Limited Partnership-II ("Abbingdon-II"), and Abbingdon Venture Partners Limited Partnership-III ("Abbingdon-III") purchased 3,000,000 shares of Voting Common Stock and 500,000 shares of Non-Voting Common Stock for an aggregate purchase price of $200,000, and 18,000 shares of 8% Cumulative Preferred Stock for an aggregate purchase price of $1,800,000.
     On December 6, 1996, John Jordan, President of the TelAc Teleservices Group of the Company, purchased 75,000 shares of Common Stock for $4,275.
     On December 6, 1996, Jared Jordan purchased 10,000 shares of Common Stock for $570.
                                      II-1

     On December 6, 1996, John Allen purchased 10,000 shares of Common Stock for $570.
     On December 6, 1996, Susan Bykofsky purchased 10,000 shares of Common Stock for $570.
     On December 6, 1996, Georges Andre purchased 10,000 shares of Common Stock for $570.
     On December 6, 1996, David Chong purchased 2,500 shares of Common Stock for $142.50.
     On December 6, 1996, Laura Kim purchased 2,500 shares of Common Stock for $142.50.
     On December 6, 1996, Christopher Purdy purchased 10,000 shares of Common Stock for $570.
     On January 1, 1997, Joseph Fitzpatrick purchased 4,000 shares of Common Stock for $228.
     In connection with the initial capitalization of TLM Holdings Corp., a Delaware corporation and a subsidiary of the Company ("TLM"), Abbingdon-II and Abbingdon-III (the "Partnerships") purchased an aggregate of (x) 3,500,000 shares of common stock $.01 par value (the "TLM Common Stock"), of TLM for an aggregate purchase price of $199,500, and (y) 18,000 shares of 8% Cumulative Preferred Stock for an aggregate purchase price of $1,800,000.
     On January 15, 1997, Lee Edelstein, President of the Professional Markets Group and a director of the Company, purchased 50,000 shares of TLM Common Stock for $2,850.
     On January 15, 1997, Brian Henderson purchased 15,000 shares of TLM Common Stock for $855.
     On January 15, 1997, Fran Lawrence purchased 10,000 shares of TLM for $570. On January 15, 1997, Robert Bronner purchased 10,000 shares of TLM Common
Stock for $510.
     On January 15, 1997, Barbara Ginn purchased 7,500 shares of TLM Common Stock for $427.50.
     On January 15, 1997, Mary Sanchez, Corporate Controller of the Company, purchased 7,500 shares of TLM Common Stock for $427.50.
     On April 1, 1997, John Fitzgerald purchased 230,000 shares of Common Stock for $13,110.
     Registration under the Securities Act of the securities issued in the transactions described herein was not required because such securities were issued in transactions not involving any "public offering" within the meaning of
Section 4(2) of the Securities Act, in reliance on Rule 506 under the Securities Act. In connection therewith, the Registrant has obtained representations from all such acquirors to the effect that they are "accredited investors" as defined in Rule 501(a) under the Securities Act. In addition, there was no general solicitation or general advertising in connection with such issuances.
ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
     (a) Exhibits
     The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits.
     (b) Financial Statement Schedules:
     Financial Statement Schedules have been omitted because they are inapplicable or the information is provided in the Financial Statements, including the Notes thereto, included in the Prospectus.
ITEM 17. UNDERTAKINGS.
     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation or By-laws or the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the
                                      II-2

Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     The undersigned Registrant hereby undertakes that:
          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.
          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
                                      II-3

                                     SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Commonwealth of Virginia, on the 27th day of October, 1997.
                                         CULTURALACCESSWORLDWIDE, INC.
                                         By /s/        JOHN FITZGERALD
                                                JOHN FITZGERALD, PRESIDENT
                                                AND CHIEF EXECUTIVE OFFICER
     Each person whose signature appears below constitutes and appoints John Fitzgerald and Stephen F. Nagy, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                             TITLE                                DATE
          /s/               STEPHEN F. NAGY             Chairman of the Board and Director                 October 27, 1997
                  (STEPHEN F. NAGY)
          /s/               JOHN FITZGERALD             President, Chief Executive Officer and             October 27, 1997
                                                          Director (principal executive officer)
                  (JOHN FITZGERALD)
          /s/               MICHAEL DINKINS             Chief Financial Officer and Senior Vice            October 27, 1997
                                                          President (principal financial and
                  (MICHAEL DINKINS)                       accounting officer)
          /s/               LIAM S. DONOHUE             Director                                           October 27, 1997
                  (LIAM S. DONOHUE)
          /s/                JOHN H. FOSTER             Director                                           October 27, 1997
                   (JOHN H. FOSTER)
          /s/               PETER D. BEWLEY             Director                                           October 27, 1997
                  (PETER D. BEWLEY)
           /s/               SHAWKAT RASLAN             Director                                           October 27, 1997
                   (SHAWKAT RASLAN)
           /s/                LEE EDELSTEIN             Director                                           October 27, 1997
                   (LEE EDELSTEIN)

                               CONSENT OF COUNSEL
     The consent of Haythe & Curley will be contained in its opinion to be filed by amendment as Exhibit 5 to the Registration Statement.
                                      II-5

                               INDEX TO EXHIBITS

EXHIBIT                                                                               PAGE
NUMBER                                                                               NUMBER
 1    (a) Form of Underwriting Agreement                                              **
 2    (a) Agreement and Plan of Merger, dated as of December 6, 1996, by and
         between the Company and Telac, Inc.                                          *
 2    (b) Recapitalization and Investment Agreement, dated December 6, 1996, by and among Telephone Access, Inc., the shareholders of Telephone Access,
         Inc., Abbingdon Venture Partners Limited Partnership ("Abbingdon-I"),
         Abbingdon Venture Partners Limited Partnership II ("Abbingdon-II"), and
         Abbingdon Venture Partners Limited Partnership III ("Abbingdon-III).         *
 2    (c) Agreement of Purchase and Sale, dated as of January 1, 1997, by and among TeleManagement Services, Inc., Lee H. Edelstein and TLM Holdings
         Corp.                                                                        *
 2    (d) Agreement of Purchase and Sale, dated as of September 1, 1997, by and among Hispanic Market Connections, Inc., M. Isabel Valdes and the
         Company.                                                                     *
 2    (e) Agreement of Purchase and Sale, dated as of October 1, 1997, by and among Phoenix Marketing Group, Inc., Douglas Rebak, Joseph Macaluso and
         the Company.                                                                 *
 3    (a) Amended and Restated Certificate of Incorporation of the Company, as
         amended to date.                                                             *
 3    (b) By-Laws of the Company.                                                     *
 4       The Company's 1997 Stock Option Plan.                                        *
 5       Opinion of Haythe & Curley regarding Legality.                               **
10    (a) Form of 6% Convertible Subordinated Promissory Notes due December 1,
         2000 of the Company, dated December 6, 1996, payable to the order of
         Joseph Morrow and John E. Jordan, respectively.                              *
10    (b) Form of 8% Subordinated Promissory Notes due December 1, 2006 of the
         Company and Ash Creek, Inc., jointly and severally as the maker, dated
         December 6, 1996, payable to the order of Abbingdon-II and
         Abbingdon-III, respectively.                                                 *
10    (c) Form of 8% Subordinated Promissory Notes due January 15, 2007 of the
         Company and Ash Creek, Inc., dated January 15, 1997, payable to the
         order of Abbingdon-II and Abbingdon-III, respectively.                       *
10    (d) Form of 8% Subordinated Promissory Notes due January 15, 2007 of the
         Company and Sturges Pond, Inc., jointly and severally as the maker, dated January 15, 1997, payable to the order of Abbingdon-II and
         Abbingdon-III, respectively.                                                 *
10    (e) Form of 8% Subordinated Promissory Notes due October 15, 2007 of the
         Company and Ash Creek, Inc., jointly and severally as the maker, dated
         October 15, 1997, payable to the order of Abbingdon-II and
         Abbingdon-III, respectively.                                                 *
10    (f) $6,000,000 Discretionary Line of Credit Letter Agreement, dated January
         14, 1997, by and among TLM Holdings Corp., PNC Bank, National
         Association ("PNC"), Abbingdon-II, Abbingdon-III and TLM Acquisition
         Corp.                                                                        *
10    (g) Demand Note, dated January 14, 1997, in the principal amount of
         $6,000,000 executed by TLM Holdings Corp., payable to the order of PNC.      *
10    (h) Guaranty and Suretyship Agreement, dated as of January 14, 1997, made
         and given by Abbingdon-II and Abbingdon-III in favor of PNC.                 *
10    (i) 6% Convertible Subordinated Promissory Note of the Company, dated
         October 17, 1997, payable to the order of Phoenix Marketing Group, Inc.      *
10    (j) 6% Redeemable Subordinated Promissory Note of the Company, dated October
         17, 1997, payable to the order of Phoenix Marketing Group, Inc.              *

EXHIBIT                                                                               PAGE
NUMBER                                                                               NUMBER
10    (k) Stock Purchase Agreement, dated December 6, 1996, by and between the
         Company and John E. Jordan.                                                  *
10    (l) Stock Purchase Agreement, dated January 15, 1997, between TLM Holdings
         Corp. and Lee H. Edelstein.                                                  *
10    (m) Stock Purchase Agreement, dated April 1, 1997, by and between the
         Company and John Fitzgerald.                                                 *
10    (n) Employment Agreement, dated December 6, 1996, by and between the Company
         and John E. Jordan.                                                          *
10    (o) Employment Agreement, dated January 15, 1997, by and between TLM
         Holdings Corp. and Lee Edelstein.                                            *
10    (p) Employment Letter Agreement, dated April 1, 1997, by and between the
         Company and John Fitzgerald.                                                 *
10    (q) Employment Agreement, dated August 1, 1997, by and between the Company
         and Michael Dinkins.                                                         *
10    (r) Employment Agreement, dated October 17, 1997, by and between the Company
         and Douglas Rebak.                                                           *
10    (s) Agreement, effective January 1, 1997, by and between the Company and
         Sprint/United Management Company, together with contract orders related
         thereto.                                                                      **
10    (t) Database Licensee Agreement for the AMA Physician Professional Data,
         effective January 1, 1996, between the Company and the American Medical
         Association.                                                                 **
21       Subsidiaries of the Company.                                                 *
23    (a) Consent of Price Waterhouse LLP                                             *
23    (b) Consent of Green, Holman, Frenia and Company, L.L.P.                        *
23    (c) Consent of Haythe & Curley (included in Exhibit 5).                         **
24       Power of Attorney (see signature page to the Registration Statement).        *
27    (a) Financial Data Schedule for December 31, 1996                               *
27    (b) Financial Data Schedule for June 30, 1997                                   *

 * Filed herewith.
** To be filed by amendment.